Exhibit 2.1

ASSET PURCHASE AND SERVICE AREA TRANSFER AGREEMENT

by and between

GEM SUB LLC,

PACIFICORP

and

PORTLAND GENERAL ELECTRIC COMPANY

Dated as of February 15, 2026

TABLE OF CONTENTS

Page

Article I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms 8

1.2 Definitions 29

Article II

THE TRANSACTIONS

2.1 Transferred Assets, Service Area Transfer, Excluded Assets, Assumed Liabilities and Excluded Liabilities 31

2.2 Non-Assignable Assets 35

2.3 Consideration 36

2.4 Closing; Closing Deliverables 37

2.5 Payment of the Purchase Price 38

2.6 Post-Closing Purchase Price Adjustment 39

2.7 Withholding 41

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1 Organization and Qualification; Capitalization; Subsidiaries 41

3.2 Authority Relative to the Transaction Agreements 42

3.3 Consents and Approvals; No Violations 42

3.4 Business Financial Information 43

3.5 Absence of Certain Changes or Events 44

3.6 Litigation; Orders 44

3.7 Compliance with Laws 44

3.8 Permits 45

3.9 Employee Benefits 45

3.10 Labor and Employment Matters 46

3.11 Environmental Matters 48

3.12 Taxes 48

3.13 Material Contracts; Intercompany Agreements and Accounts 49

3.14 Intellectual Property 51

3.15 Data Privacy 53

3.16 Insurance 54

3.17 Brokers 54

3.18 Title to Assets, Properties and Rights 54

3.19 Sufficiency 54

3.20 Real Property 55

3.21 Related Party Transactions 56

3.22 Solvency 56

3.23 Trade Laws and Sanctions 56

Article IV

REPRESENTATIONS AND WARRANTIES
OF the BUYER

4.1 Organization and Qualification 57

4.2 Authority Relative to the Transaction Agreements 57

4.3 Consents and Approvals; No Violations 57

4.4 Litigation; Orders 58

4.5 Brokers 58

4.6 Financing Capability 58

4.7 Solvency 60

Article V

ADDITIONAL AGREEMENTS

5.1 Access to Books and Records 60

5.2 Confidentiality 63

5.3 Efforts 64

5.4 Conduct of Business 69

5.5 Regulatory Proceedings 72

5.6 Updates to Schedules 73

5.7 Public Announcements 74

5.8 Seller Marks; License to Retained Intellectual Property 74

5.9 Misallocated Assets and Liabilities 75

5.10 Notification of Certain Matters 76

5.11 Non-Solicitation 76

5.12 Ancillary Agreements; Shared Contracts 76

5.13 Electric Transmission Service and Interconnection Plan 78

5.14 Insurance 78

5.15 Intercompany Agreements and Accounts 79

5.16 Exclusivity 79

5.17 Non-Finalized Regulatory Assets 79

5.18 Bulk Transfer Laws 80

5.19 Financing. 80

5.20 Seller Indebtedness Release 85

5.21 Certain Actions; Real Property Commitments. 86

5.22 Washington Emissions Performance Standard 87

5.23 Fair Consideration 87

5.24 Transition Committee. 87

5.25 Credit Support. 88

Article VI

EMPLOYEE MATTERS COVENANTS

6.1 Employee Matters 89

Article VII

TAX MATTERS

7.1 Tax Returns 92

7.2 Tax Actions 92

7.3 Tax Allocation 93

7.4 Cooperation and Exchange of Information 93

7.5 Transfer Taxes 93

7.6 Asset Tax Proration 94

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close 94

8.2 Conditions to the Buyer’s Obligation to Close 95

8.3 Conditions to the Seller’s Obligation to Close 96

Article IX

TERMINATION

9.1 Termination 97

9.2 Effect of Termination 98

9.3 Extension; Waiver 99

9.4 Termination Fee 99

Article X

INDEMNIFICATION

10.1 No Survival of Representations, Warranties and Covenants; Representations and Warranties Insurance 100

10.2 Indemnification for Excluded Liabilities and Assumed Liabilities 101

Article XI

GENERAL PROVISIONS

11.1 Interpretation; Absence of Presumption 102

11.2 Headings; Definitions 104

11.3 Governing Law; Jurisdiction and Forum 104

11.4 Waiver of Jury Trial 105

11.5 Entire Agreement 105

11.6 No Third Party Beneficiaries 105

11.7 Expenses 106

11.8 No Setoff 106

11.9 Notices 106

11.10 Successors and Assigns 107

11.11 Amendments and Waivers 108

11.12 Severability 108

11.13 Specific Performance 109

11.14 No Admission 109

11.15 Further Assurances 109

11.16 Counterparts 109

11.17 No Presumption Against Drafting Party 109

11.18 Non-Reliance 110

11.19 Financing Sources 110

11.20 Guarantee 111

11.21 No Recourse 111

Exhibits

Exhibit A: Form of Lease Assignment

Exhibit B: Form of Transition Services Agreement

Exhibit C: Closing Assets and Principles

Exhibit D: Form of Deed

Exhibit E: Form of Assignment and Bill of Sale

Exhibit F: Power Purchase Agreement Term Sheet

Exhibit G: Electric Transmission Service and Interconnection Plan

Exhibit H: Allocation Schedule

Exhibit I: Balancing Authority Services Term Sheet

Exhibit J: Form of Easement Assignment Agreement

Schedules

Schedule 1.1-BE Business Employees

Schedule 1.1-MRP Material Regulatory Proceedings

Schedule 1.1-PL Permitted Liens

Schedule 1.1-RA Regulatory Assets

Schedule 1.1-RRA Required Regulatory Approvals

Schedule 1.1-SBPTA Specified Business Permit Transfer Approvals

Schedule 1.1-TRP Material Transferred Real Property

Schedule 2.1(a) Transferred Assets

Schedule 5.4(b)(iv)(B) Certain Contracts

Schedule 5.15 Continuing Intercompany Agreements and Accounts

Schedule 5.25 Credit Support

Schedule A Knowledge of the Buyer

Schedule B Knowledge of the Seller

Disclosure Schedules

Exhibit 2.1

ASSET PURCHASE AND SERVICE AREA TRANSFER AGREEMENT

This ASSET PURCHASE AND SERVICE AREA TRANSFER AGREEMENT, dated as of February 15, 2026 (this “Agreement”), is by and between PacifiCorp, an Oregon corporation (the “Seller”), Gem Sub LLC, a Delaware limited liability company (the “Buyer”), and, solely for purposes of Article XI, Portland General Electric Company, an Oregon corporation (the “Buyer Parent”) (each of the Seller and the Buyer, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller the Transferred Assets and the Service Area and the Buyer shall assume from the Seller the Assumed Liabilities;

WHEREAS, the Business is currently providing electric service to customers located in the Service Area in accordance with the laws and regulations of the WUTC (as defined below), and, in connection with the transactions contemplated by this Agreement, the Buyer desires to assume this obligation to provide such customers electric service in accordance with the same laws and regulations;

WHEREAS, the Seller will cease, and the Buyer will begin, operations as a Washington-jurisdictional electrical company and public service company with respect to the Business in the Service Area;

WHEREAS, the WUTC will gain jurisdiction over the Buyer regarding Washington electric rates, services, facilities and practices in the place of the Seller with respect to the Business in the Service Area;

WHEREAS, the Boards of Directors of each of the Seller and the Buyer have approved the execution and delivery of this Agreement and the transactions contemplated hereby; and

WHEREAS, at the Closing, the applicable Parties shall enter into the Ancillary Agreements;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION
1.1
Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accrued PTO” means, with respect to any Business Employee, such Business Employee’s accrued or unpaid vacation, holiday and/or paid time off, in each case, as of the Closing, and including the employer portion of any payroll, social security, unemployment or similar Taxes.

“Action” means any action, claim, demand, cause of action, suit, notice of violation, audit, investigation, examination, dispute, charge, hearing, judgment, complaint, injunction, subpoena, litigation, mediation, arbitration or other proceeding (whether civil, criminal, administrative, judicial or investigative) by or before any Governmental Entity or any arbitrator.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly (through one or more intermediaries) controls or is controlled by or is under common control with such first mentioned Person including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, Equity Interests of 50% or more; provided that, (a) in the case of the Seller, Berkshire Hathaway Inc. and its Affiliates (other than Berkshire Hathaway Energy Company and its Subsidiaries) shall not be considered Affiliates of the Seller; and (b) in the case of the Buyer, for all purposes of this Agreement (other than in connection with the definitions of “Burdensome Condition”, “Buyer Indemnified Parties”, “Financing Sources”, “Material Regulatory Proceeding”, and “Representative”, and Sections 11.10, 11.14, 11.18 and 11.21), “Affiliates” shall not include any Investor or any Person that would otherwise be considered an “Affiliate” of an Investor (including any Fund (and such Fund’s Affiliated Funds) of, or managed by, such Investor) or any of the respective portfolio companies (as such term is commonly understood in the private investment industry) or other investments of any of the foregoing (in each case, excluding Buyer Parent (and if formed, its new holding company), Buyer and any of their Subsidiaries).

“Ancillary Agreements” means, collectively, the Lease Assignments, the Transition Services Agreement, the Deeds, the Easement Assignments, the Assignment and Bill of Sale, the Power Purchase Agreement, the Construction Funding Agreement (if entered into at the Closing), the Joint Ownership and Operating Agreement(s) and such other agreements, instruments and documents contemplated by this Agreement to be executed or delivered by the Parties in connection with the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements (but, for the avoidance of doubt, not including any arrangements between the Buyer and an Investor).

“Antitrust Law” means any antitrust, competition or similar Laws (including the HSR Act and APNA).

“APNA” means the Washington Uniform Antitrust Premerger Notification Act.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Transferred Assets, but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.

“Assignment and Bill of Sale” means the assignment and assumption agreement and the bill of sale substantially in the form of Exhibit E.

“Assumed EDIT” means the balance of protected excess deferred income Tax as ordered by the Washington Utilities and Transportation Commission’s Final Order 09/07/12 dated December 14, 2020, page 15, paragraph 41 in Docket No. UE-191024 (the “WUTC Order”), net of amounts amortized through the Closing. The Parties agree to use reasonable best efforts to determine the balance of the Assumed EDIT as of Closing Date.

“Balancing Authority Services Term Sheet” means the balancing authority services term sheet attached as Exhibit J.

“Burdensome Condition” means, (i) with respect to any Party, any undertaking, term, Liability, commitment, sanction or condition with respect to the party asserting the existence of such “Burdensome Condition” that, in the aggregate is, or would be or would reasonably likely to become materially adverse to that Party’s condition (financial or otherwise), performance, or results of operations, after giving effect to the completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the implementation of the Electric Transmission Service and Interconnection Plan, including with respect to the Buyer, that is, would be, or would reasonably likely to be, a material adverse impact on the expected timing of, or amounts of, cash flow of the Business (taking into account the Transferred Assets and the Assumed Liabilities), after giving effect to such transactions (which, for the avoidance of doubt, shall exclude any merger or conversion of Buyer to change its corporate form or tax status following the date hereof), (ii) with respect to the Buyer, a Buyer Burdensome Condition, or (iii) with respect to the Seller, a Seller Burdensome Condition.

“Business” means (a) the electric transmission and distribution business serving customers (including the obligation to serve customers) in the Service Area as conducted by the Seller as of the Closing; and (b) the ownership and operation of the following generation facilities, including related interconnection and other facilities: Chehalis combined cycle gas turbine in Lewis County, Goodnoe Hills Wind in Klickitat County and Marengo I and Marengo II Wind in Columbia County, in each case, as a Washington-jurisdictional electrical company and public service company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Portland, Oregon are required or authorized by Law to be closed.

“Business Employee” means each employee of the Seller or any of its Affiliates (a) listed on Schedule 1.1-BE (as updated by the Seller prior to the Closing Date in accordance with Section 6.1(a) of this Agreement) or (b) hired by the Seller, or transferred to the Business from another business of the Seller, in each case, following the date of this Agreement in accordance with Section 5.4 of this Agreement in order to replace any individual included on Schedule 1.1-BE whose employment with the Seller has terminated prior to the Closing Date, in any such case, including any individual who is not actively at work as a result of an approved leave of absence (including long-term (not exceeding six months) or short-term disability leave, military leave or family medical leave).

“Business Service Provider” means any Business Employee and any current or former employee who has provided services with respect to the Business.

“Buyer Burdensome Condition” means (a) the imposition of any condition or conditions to FERC approval required in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the implementation of the Electric Transmission Service and Interconnection Plan that in the aggregate is, would be, or would be reasonably likely to be or become, materially adverse to the condition (financial or otherwise), performance or results of operations of the Buyer (taking into account the Business, the Transferred Assets and the Assumed Liabilities), taken as a whole, after giving effect to the completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the implementation of the Electric Transmission Service and Interconnection Plan, (b) a WUTC determination that the rate base for the Transferred Assets is less than one billion and three hundred sixty million dollars ($1,360,000,000), (c) the failure of the WUTC to determine the rate base for the Transferred Assets in connection with the WUTC’s approval of the transactions contemplated by this Agreement and the Ancillary Agreements (provided, however, that if the WUTC approves a rate base for the Transferred Assets following the date hereof and prior to the valid termination of this Agreement, the failure of the WUTC to determine the rate base for the Transferred Assets in connection with the WUTC’s approval of the transactions contemplated by this Agreement and the Ancillary Agreements shall not constitute a Buyer Burdensome Condition), or (d) any undertaking, term, Liability, commitment, sanction or condition that has resulted, or would have, or would reasonably be likely to result, in a prohibition or material restriction on the Buyer or the Investors (to the extent such Investors, together with any affiliated Investors, own or hold a greater than thirty percent (30%), but less than fifty percent (50%), direct or indirect interest in the Buyer) exercising management control over the Business (in each case, excluding the impact of any Laws of general applicability).

“Carve-Out Financials and Quality of Earnings Report” means carve-out financial statements prepared in accordance with U.S. GAAP for the business comprised of the Transferred Assets and a related quality of earnings report referred to as the Project Gem Financial Due Diligence Report of PwC dated as of December 1, 2025.

“Cash” means cash, cash equivalents, certificates of deposit, negotiable instruments and marketable securities.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Filing” means a notice or declaration filed with CFIUS pursuant to 31 C.F.R. Part 800.

“Chehalis Overhaul” means the planned overhaul of the Business’s facilities located in Chehalis, Washington in or about April 2027.

“Chehalis Overhaul Adjustment Amount” means an amount equal to the lower of (i) the amount of rate base attributable to the Chehalis Overhaul and (ii) the amount by which the amount of rate base at the Closing exceeds one billion, three hundred and sixty million dollars ($1,360,000,000), in each case, as reflected in the books and records of the Seller.

“Closing Assets” means the assets specified on Exhibit C, in each case, determined and valued at the Cutoff Time in accordance with the accounting principles, policies, procedures and categorizations set out on Exhibit C (the “Accounting Principles”). For the avoidance of doubt, a sample calculation of Closing Assets is included on Exhibit C for illustration purposes only.

“Closing Assets Adjustment Amount” means eighteen million, five hundred thousand dollars ($18,500,000).

“Closing Assets Adjustment Value” means the positive or negative value of Closing Assets set forth in the Post-Closing Adjustment Statement minus the Closing Asset Adjustment Amount.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related Contract with any union, works council, employee association, or other labor organization or works council representing Business Employees or otherwise with respect to the Business.

“Commercial Licenses” means non-exclusive Licenses to off-the-shelf software which are generally available on standard commercial terms with one-time or annual aggregate license, maintenance, support and other fees of $100,000 or less.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, by and between the Seller and Portland General Electric Company, dated May 15, 2025.

“Construction Funding Agreement” means the construction funding agreement to be executed and delivered by the Buyer and the Seller at the Closing in accordance with the Electric Transmission Service and Interconnection Plan attached hereto as Exhibit G.

“Contract” means any written or oral agreement, contract, License, sublicense, lease, sublease, obligation, loan, credit agreement, sale or purchase order, note, bond, indenture, debenture, mortgage, supply agreement, understanding, undertaking or other commitment, contract document, obligation, instrument or arrangement to which or by which a Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound, including all schedules, exhibits and other attachments thereto and any amendments, side letters, supplements and modifications thereto.

“control” means, as to a Person, the ownership of a majority of the voting securities of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code and (e) under corresponding or similar provisions of any foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Credit Support” means, collectively, all obligations and liabilities relating to, arising out of or in connection with any guaranties, letters of credit, comfort letters, surety bonds, support agreements and other credit support of a comparable nature provided or maintained by the Seller or any Affiliate thereof to the extent related to the Business (including the Transferred Assets and Assumed Liabilities).

“Cutoff Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Deeds” means, collectively, the bargain and sale deeds for the transfer of all Owned Real Property, in recordable form, on a county-by-county basis, in the form of Exhibit D; provided, that, notwithstanding anything to the contrary, nothing contained in any Deed shall create any Liability on behalf of Seller or any of its Affiliates with respect to any statutory or similar warranties contained therein.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified in 31 C.F.R. Parts 800 and 802.

“Easement Assignments” means, collectively, the easement assignment agreement for the transfer of all Easements, in recordable form, on a county-by-county basis, in the form of Exhibit J.

“Easements” means all servitudes, easements, crossing agreements (including railroad, highway, and pipeline crossings and rights of way), rights of way, leases and licenses for rights of way, and similar use and access rights related to, or used by or in connection with, the Transferred Assets (and all such rights specified as Transferred Assets).

“Electric Transmission Service and Interconnection Plan” means the electric transmission service and interconnection plan attached hereto as Exhibit G.

“Employee Plan” means, (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA) and (b) each other agreement, plan, program, policy, Contract or arrangement (whether written or unwritten) providing compensation, benefits, bonus, incentive, stock option, stock purchase, restricted stock, stock appreciation right, phantom equity or other equity-based compensation, profit sharing, deferred compensation, retention, transaction, stay, change in control, severance, termination, pension, retiree medical, life, health, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, retirement, supplemental retirement, death benefit, sick pay, disability, excess benefit, profit sharing, vacation, fringe or other similar compensation or benefit plan, program, policy, agreement, arrangement or Contract (including each employment or individual independent contractor agreement), whether or not subject to ERISA, maintained, contributed to or sponsored by the Seller or any of its Affiliates, in which any Business Service Provider (or the dependent or beneficiary thereof) participates or otherwise providing compensation or benefits to any Business Service Provider (or the dependent or beneficiary thereof), in each case other than any agreement, plan, program, policy, Contract or arrangement maintained by a Governmental Entity.

“Environmental Claim” means any Action, Order or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) to the extent arising out of, based on or resulting from (a) the presence, or Release or threatened Release, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Seller or any of its Subsidiaries, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) the Release or threatened Release of or exposure to pollutants or resources regulated under any Environmental Law.

“Environmental Law” means any Law, Order or contractual obligation relating to pollution, protection of the environment, natural resources, or human health and safety, including all those relating to the presence, use, exposure to, production, generation, handling, transportation, treatment, storage, disposal, recycling, generation, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials.

“Equity Interests” means, with respect to any Person other than a natural person, (a) any capital stock, partnership, limited liability company interest or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including equity appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Assets Value” means the positive or negative estimated value of Closing Assets set forth in the Estimated Closing Statement minus the Closing Asset Adjustment Amount (which may be a positive or negative amount).

“Estimated Purchase Price” means the sum of (i) the Base Purchase Price, plus (ii) the Estimated Closing Assets Value, minus (iii) the Assumed PTO, plus (iv) any severance or other termination related payments or obligations due to any Business Employees arising in connection with the first sentence of Section 6.1(e), plus (v) solely to the extent the Chehalis Overhaul has occurred prior to the Closing, the Chehalis Overhaul Adjustment Amount.

“Excluded Employee Liabilities” means, other than the Assumed PTO, all employment, labor, compensation, pension, employee welfare and employee benefits related Liabilities, commitments and claims relating to (i) each employee or individual service provider of the Seller, other than the Transferred Employees, that arise at any time, (ii) each Transferred Employee (including any dependent or beneficiary of any such Transferred Employee) to the extent arising before the Closing, (iii) except to the extent assumed by the Buyer pursuant to Section 6.1(j), Employee Plans, (iv) any Controlled Group Liabilities or (v) any severance or other termination related payments or obligations due to any Business Employees arising in connection with the first sentence of Section 6.1(e) (other than, for the avoidance of doubt, any severance or other termination related payments or obligations due to any Business Employees arising from the failure of the Buyer to make an offer of employment in accordance with Section 6.1).

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Final Closing Assets” means the amount of the Closing Assets (i) if the Seller accepts the Post-Closing Adjustment Statement or no Dispute Notice is delivered by the Seller within the period provided in Section 2.6(b), as shown in the Post-Closing Adjustment Statement as prepared by the Buyer, or (ii) if such a Dispute Notice is delivered by the Seller, either (a) as agreed to by the Seller and the Buyer pursuant to Section 2.6(c), or (b) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.6(d).

“Final Determination” means the date on which the value of a Non‑Finalized Regulatory Asset has been finally determined by the WUTC or on appeal by any applicable Governmental Entity in an RA Regulatory Proceeding and such determination is no longer subject to further rehearing, reconsideration or appeal (or the time for any such rehearing, reconsideration or appeal has expired without any such filing).

“Final Closing Assets Value” means the value of Final Closing Assets minus the Closing Asset Adjustment Amount (which may be a positive or negative amount).

“Final Purchase Price” means the sum of (i) the Base Purchase Price, plus (ii) the Final Closing Assets Value, minus (iii) the Assumed PTO, plus (iv) any severance or other termination related payments or obligations due to any Business Employees arising in connection with the first sentence of Section 6.1(e), plus (v) solely to the extent the Chehalis Overhaul has occurred prior to the Closing, the Chehalis Overhaul Adjustment Amount.

“Financing Information” means (i) the financial statements and other information necessary to satisfy the conditions set forth in paragraph 3 of Exhibit C of the Debt Commitment Letter and (ii) such other financial information or other pertinent information regarding the Business and the Transferred Assets as may be reasonably requested by the Buyer in connection with any Available Financing, including any such information that is used by the Buyer or any of its Affiliates in any lender and investor presentations, rating agency presentations, bank information memoranda, bank books, confidential information memoranda, offering memoranda, marketing materials and other similar documents. For the avoidance of doubt, the Seller shall not be required to prepare or provide any pro forma financial information (including Regulation S‑X compliant pro formas), any “description of notes” or other offering document text, projections, risk factors or other forward‑looking statements.

“Financing Source Protective Provisions” means the provisions set forth in Sections 11.3, 11.4, 11.6, 11.11 and 11.19, in each case, as such provisions relate to the Debt Financing and the Financing Sources.

“Financing Sources” means, collectively, each Person (other than the Buyer and its Affiliates) that has committed to provide or arrange or otherwise entered into agreements to provide all or any part of the Debt Financing, the Permanent Financing (as defined in the Debt Commitment Letter as in effect on the date hereof) or any Alternate Financing or to purchase securities from or place securities or arrange or provide loans for Buyer in connection with the Debt Financing, Permanent Financing or Alternate Financing, or any replacement thereof (including each Person party to the Debt Commitment Letter, to any joinder agreements, credit agreements, underwriting agreements, purchase agreements, indentures or other definitive documentation relating thereto (the “Debt Financing Definitive Agreements”, but excluding, for the avoidance of doubt, Buyer and its Affiliates), in each case, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns.

“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a, et seq., as amended, and the implementing regulations of FERC thereunder.

“Fraud” means common law fraud under Delaware law committed by a Party with respect to the making of any representation or warranty contained in this Agreement or in any certificate required to be delivered hereunder, whereby such representation was made by a Party to this Agreement with the actual and affirmative intent (and not constructive intent, negligence or recklessness) to deceive another Party to this Agreement and requires (a) false representation of fact made, (b) actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry) that such representation is false, (c) an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) the Party to whom such representation is made, in justifiable reliance upon such false representation, taking or refraining from taking action, and (e) causing the Party to whom such representation is made to suffer damages by reason of such reliance. For the avoidance of doubt, “Fraud” does not include imputed or constructive fraud (including any claim involving imputed or constructive knowledge, as opposed to actual knowledge), vicarious liability fraud, equitable fraud, promissory fraud, unfair dealings fraud, unjust enrichment or any torts (including fraud) or other claims based on negligence or recklessness, or any other equitable claim.

“Fund” means any Person (other than a natural person) or other collective investment scheme, pension fund, insurance company, fund, separate managed account or similar entity (including, in each case, any alternative investment vehicle, co-investment vehicle, parallel fund or feeder fund thereof or related thereto), in each case, that is primarily engaged in the business of investing third party capital by a fund manager or a fund advisor or, in the case of a sovereign wealth fund, pension fund or insurance company, capital by a fund manager or a fund advisor. For purposes of this definition, fund manager and fund advisor have the meanings as are commonly understood in the private investment industry.

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification; Capitalization; Subsidiaries), Section 3.2 (Authority Relative to the Transaction Agreements), clause (A) in the second sentence of Section 3.3 (Consents and Approvals; No Violations), Section 3.17 (Brokers) and Section 3.19 (Sufficiency).

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time, consistently applied by the Seller and the Business.

“Good Utility Practice” means (i) any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, transmission or distribution industries, as applicable, during the relevant time period or (ii) any of the practices, methods or acts that would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided, that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any United States or foreign national, multinational, federal, state, territorial, provincial, municipal, local or other government or governmental entity, quasi-governmental entity, court, tribunal, legislature, executive, official, governmental bureau, board, commission, department, regulator, judicial or arbitral body or any regulatory, administrative or self-regulatory or other agency, or any political or other subdivision, department or branch of any of the foregoing, including FERC, NERC, WUTC, OPUC, CPUC, IPUC, UPSC, WPSC, the California Independent System Operator (“CAISO”) and any other governmental or quasi-governmental body administering, regulating or having general oversight over gas and power markets.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, substances or materials that are regulated under, or which may give rise to Liability pursuant to, Environmental Law because of their hazardous, toxic or dangerous properties or characteristics, including petroleum and petroleum products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, lead or lead-based paints, radioactive materials, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means all intellectual property rights and related priority rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, and whether registered or unregistered, including all rights in and to: (a) Patents, (b) Marks, (c) copyrights, copyrightable works and analogous rights in works of authorship including moral rights (“Copyrights”), (d) trade secrets and other rights for the protection of confidential, proprietary, or non-public information (“Trade Secrets”), (e) intellectual property rights in software, computer systems, data, databases and Technology, (f) registrations, applications, renewals, extensions and reversions of any of the foregoing, (g) all past, present and future claims and causes of Action arising out of or related to infringement, misappropriation, dilution or other violation of any of the foregoing, and the right to sue or otherwise recover therefor (and to collect and retain damages or other amounts recovered), and all proceeds, including licensing fees, royalties, income, damages, and other payments now or hereafter due and/or payable with respect to any of the foregoing, (h) all other rights, including rights of priority, accruing thereunder or pertaining thereto throughout the world, and (i) all physical or tangible embodiments of the foregoing.

“Investor” means, with respect to the Buyer, any Fund or other Person (other than Buyer Parent, and if formed, its new holding company, or any of their respective Subsidiaries) that directly or indirectly acquires Equity Interests in Buyer Parent (and if formed, its new holding company), Buyer and any of their Subsidiaries for the purpose of directly or indirectly owning or operating the Business.

“Joint Ownership and Operating Agreement(s)” means the Joint Ownership and Operating Agreement(s) to be executed and delivered by the Buyer and the Seller at the Closing in accordance with the Electric Transmission Service and Interconnection Plan.

“Knowledge of the Buyer” means the actual knowledge of any of the individuals set forth on Schedule A hereto or the knowledge that such Persons would reasonably be expected to have after a reasonable investigation into the relevant matter or issue within his or her area of responsibility, including inquiries of direct reports.

“Knowledge of the Seller” means the actual knowledge of any of the individuals set forth on Schedule B hereto or the knowledge that such Persons would reasonably be expected to have after a reasonable investigation into the relevant matter or issue within his or her area of responsibility, including inquiries of direct reports.

“Law” means any foreign or domestic, national, multinational, federal, provincial, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, convention code, Order, or Permit, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing, by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by, or under the authority of, any Governmental Entity.

“Lease Assignments” means the Lease Assignment Agreements, for each of the Leases, between the Seller, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit A.

“Leased Real Property” means the real property leased or subleased by the Seller, in each case, as tenant, together with, to the extent leased or subleased by the Seller, all buildings and other structures, facilities or improvements located thereon.

“Leases” means any leases pertaining to the Leased Real Property that constitutes Transferred Assets.

“Liability” means any cost, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), guaranty, fine, expense, debt, guarantee, commitment, obligation, deficiency, interest, Tax, penalty, or other liability of any kind (whether direct or indirect, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, choate or inchoate, liquidated or unliquidated, or due or to become due and whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise).

“Licenses” means, whether actual or contingent, all grants of licenses or other use rights under or to Technology or Intellectual Property Rights (including where granted pursuant to or as a result of any SSO Commitments).

“Liens” means all liens, mortgages, deeds of trust, encumbrances, hypothecations, pledges, charges, security interests, title retentions (or leases in the nature thereof), easements, claims, adverse ownership interests, licenses, sublicenses, rights of first offer, rights of first refusal or other similar rights or restrictions on transfer of any kind or nature whatsoever (in each case, other than any non-exclusive Licenses of or with respect to Intellectual Property Rights or Technology granted in the ordinary course of business or those created under applicable securities Laws).

“Losses” means all losses, Liabilities, costs, expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable and documented out-of-pocket attorneys’ fees, reasonable disbursements, interest, penalties and all reasonable and documented and out-of-pocket expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim or Order in connection therewith), settlement payments, awards, judgments, fines, penalties, damages, deficiencies, interest, Taxes, or other charges of any kind; provided, that Losses shall not include punitive damages, except to the extent payable to a third party.

“Marks” means trademarks, service marks, trade dress, fictional business names, corporate names, trade names, logos, slogans, Internet domain names, social or mobile media identifiers and other indicators of source or origin, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” means an event, development, circumstance, fact, condition, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, (a) has or would reasonably be expected to prevent, materially impede or materially delay the ability of the Seller to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby or (b) is, or is reasonably likely to be or become, materially adverse to the condition (financial or otherwise), performance or results of operations of the Business (including the Transferred Assets and Assumed Liabilities), taken as a whole, provided, however, that in the case of this clause (b), none of the following Effects shall be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any adverse change in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, (ii) any adverse change in conditions generally affecting the industries in which the Business operates, (iii) any adverse change in global or national political conditions, including any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions, cyber-attacks or malware attacks or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, military actions, cyber-attacks or malware attacks, (iv) any adverse change arising from the occurrence of any natural or manmade disasters, act of God or other calamity or force majeure events, including any embargo, pandemic, natural disaster, fire, flood, hurricane, tornado or other weather event, (v) any adverse change resulting from changes in applicable Law or the interpretation thereof after the date of this Agreement or changes in GAAP or the interpretation thereof after the date of this Agreement or any other change or effect arising out of or relating to any Action before a Governmental Entity (including any action required by any WUTC, OPUC, CPUC, IPUC, UPSC or WPSC order), (vi) any adverse change resulting from any failure by the Business to meet any internal or other projections or forecasts or estimates of revenue or earnings or other results of operations or financial performance for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect), (vii) any adverse change related to the execution, announcement, pendency or consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby or the identity of the Buyer or any of its Affiliates, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business (it being understood that this clause (vii) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by the Seller in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the execution, announcement or pendency of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, or any conditions to Closing relating to such representations and warranties); (viii) actions required under this Agreement to obtain any consents, registrations, approvals, clearances, waivers, registrations, confirmations, permits, approvals or authorizations under applicable Laws for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, (ix) (A) any action expressly required to be taken by this Agreement or (B) any failure to act to the extent such action is expressly prohibited by this Agreement or (x) any actions taken (or omitted to be taken) at the request of the Buyer; provided, however, that, in the case of clauses (i) through (v), the Effect set forth therein does not disproportionately adversely affect the Business, taken as a whole, as compared to other Persons or businesses that operate in the same industries or in the Northwest United States in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Regulatory Proceeding” means (a) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding that (i) is not in the ordinary course of business of Seller with respect to the ownership or operation of the Business in the State of Washington, if such Regulatory Proceeding is or would be material to the Business (including the Transferred Assets and Assumed Liabilities), taken as a whole, or (ii) is related to the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan, (b) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding that, is not otherwise covered by clause (a) or clause (c) hereof and such Regulatory Proceedings would or would reasonably be expected to either (i) prevent or prohibit or impede or interfere with or materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan, or (ii) have a materially adverse impact on the financial condition, assets, liabilities, business or operations of the Business (including the Transferred Assets and Assumed Liabilities), taken as a whole or (c) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding set forth on Schedule 1.1-MRP.

“Material Transferred Real Property” means the Transferred Assets described on Schedule 1.1-TRP.

“Material Wildfire Casualty Event” means any wildfire, brush fire, forest fire or related ignition event (including any re-ignition or flare-up thereof), whether naturally occurring or human-caused (including as a result of utility infrastructure, equipment, or operations), together with any environmental impact thereof, that in the aggregate has had or would be reasonably expected to have an aggregate Liability (excluding any Excluded Liabilities or other amounts satisfied by the Seller or its Affiliates prior to the Closing) from and after the Closing to the Business (taking into account the Transferred Assets and the Assumed Liabilities), taken as a whole, after giving effect to the completion of the transactions contemplated by this Agreement and the Ancillary Agreements, of greater than thirty five million dollars ($35,000,000) in excess of the insurance coverage applicable to such Liabilities that is available to the Buyer from and after the Closing (including pursuant to Section 5.14) and after taking into account any deductibles or other applicable fees and expenses (including any lost profits and costs to rebuild any affected but unrepaired portions of the Transferred Assets to the extent not covered by available insurance coverage).

“Multistate Protocol” means the Seller’s allocation methodology to determine how costs are shared among customers in different states in which the Seller operates.

“NERC” means the North American Electric Reliability Corporation, or any successor thereto, and any of its regional entities.

“Non‑Finalized Regulatory Assets” means the Regulatory Assets listed and expressly designated or referred to as Non-Finalized Regulatory Assets on Schedule 1.1-RA and whose value is, as of the Cutoff Time, pending final determination by the WUTC and remains potentially subject to adjustment in an RA Regulatory Proceeding.

“Open Source Software” means any software that is subject to the terms of any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (any such license, an “Open Source License”).

“Order” means any order, judgment, decision, writ, injunction, ruling, settlement agreement, verdict, directive or arbitration award or decree, in each case, entered, issued, made or rendered by or of, agreement with, or other pronouncement of any Governmental Entity.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person, in each case, as amended, modified or supplemented from time to time in accordance with the terms thereof.

“Owned Real Property” means all real property owned by the Seller, together with all buildings, fixtures and other structures, facilities or improvements located thereon.

“Patents” means patents, patent disclosures, invention disclosures and inventions (regardless of whether patentable and regardless of whether reduced to practice), and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing.

“Permits” means all licenses, permits, franchises (including franchise agreements or ordinances), approvals, clearances, registrations, exemptions, authorizations, carbon or emission allowances, consents of or issued by, or notices to or filings with, any Governmental Entity.

“Permitted Liens” means the following Liens: (i) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or delinquent (or which may be paid without interest and penalties), or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) statutory Liens of landlords, lessors or renters for amounts not yet due or delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Business, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities that do not, individually or in the aggregate, materially interfere with the Seller’s present use, operation or occupancy of the Business and the Transferred Assets, (v) any right, interest, lien, title or other Lien of a lessor or sublessor under any lease or similar agreement or in the property being leased; (vi) all exceptions, restrictions, charges, imperfections of title, easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or impediments of record that do not, individually or in the aggregate, materially interfere with the Seller’s present use, operation or occupancy of the real property in the Business, taken as a whole; (vii) applicable zoning Laws, building codes, land use restrictions, conservation and environmental restrictions and other similar restrictions imposed by Law that do not, individually or in the aggregate, materially interfere with the Seller’s present use, operation or occupancy of the Business and the Transferred Assets; (viii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not, individually or in the aggregate, materially interfere with the Seller’s present use, operation or occupancy of the Business and the Transferred Assets; and (ix) Liens which will be released in connection with Closing.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” means information or data, in any form, that is capable, directly or indirectly, alone or in combination with any other information or data, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person or household or device, and/or is defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term by any applicable Laws.

“Power Purchase Agreement” means the power purchase agreement to be executed and delivered by the Buyer and the Seller at the Closing containing the terms and conditions set forth in the Power Purchase Agreement Term Sheet.

“Power Purchase Agreement Term Sheet” means the power purchase agreement term sheet attached as Exhibit F.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on (and including) the Closing Date.

“Privacy Laws” means all Laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), and email, text message, or telephone communications, wiretapping and other forms of electronic communication recording or monitoring the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Privacy Obligations” means applicable: (i) Privacy Laws; (ii) policies, notices, and/or statements related to privacy, security or the Processing of Personal Data (each, a “Privacy Policy”); and (iii) contractual commitments related to privacy, security, or the Processing of Personal Data.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, deletion, retention, disclosure, dissemination or combination of such Personal Data, or is considered processing by any applicable Laws.

“RA Regulatory Proceeding” means any proceeding before a Governmental Entity with jurisdiction to determine, approve, disallow, adjust, or otherwise affect the valuation,

recovery, amortization, or carrying costs of any Non-Finalized Regulatory Asset, including any associated rehearing, reconsideration, appeal or other review.

“Regulatory Asset Payment Amount” means, for any Non‑Finalized Regulatory Asset, an amount in cash equal to the value of such asset as set forth in the Final Determination (as determined in accordance with the Accounting Principles and subject to any discounting applicable to the value of such Non-Finalized Regulatory Asset set forth on Exhibit C).

“Regulatory Assets” means those assets of the types set forth on Schedule 1.1-RA which are (i) specifically listed or described on Schedule 2.1(a) of the Disclosure Schedules, (ii) power distribution assets located within the State of Washington that are not Excluded Assets or (iii) otherwise exclusively related to or exclusively used or exclusively held for use in the operation or conduct of the Business.

“Regulatory Gain” means the amount attributable to the goodwill value of the Business determined reasonably and in good faith by the Seller generally equal to (i) the Final Purchase Price, plus (ii) the net book value of the Assumed Liabilities as reflected in the books and records of the Seller at the Closing, minus (iii) the net book value of the Transferred Assets as reflected in the books and records of the Seller at the Closing, minus (iv) the Seller’s fees, accounting costs and expenses associated with the transactions contemplated by this Agreement, and adjusted for (v) the Tax effect of permanent book/Tax differences.

“Regulatory Proceeding” means any Action (including any rate case) by or before a Governmental Entity.

“Related Party” means each Affiliate of the Seller.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material into or through the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a person to Hazardous Materials.

“Representatives” means, with respect to any Person, each Person that is (i) a Subsidiary or other Affiliate of such Person, (ii) an officer, director, manager, principal, employee, counsel, auditor, partner, member, attorney, advisor, consultant, accountant, banker or agent of such Person, or (iii) current or prospective direct or indirect financing sources of such Person (including for the avoidance of doubt, any Investor or Financing Source) and, in the case of clauses (ii) and (iii) hereof, any representative of such Person or any of such Person’s Affiliates.

“Required Regulatory Approvals” means all consents, approvals, clearances, authorizations, registrations, exemptions, notices, and the expiration or termination of any applicable waiting periods and any extensions thereof (as applicable) that are required from any Governmental Entity for (i) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby under the HSR Act, the Federal Power Act from the FERC, the Washington Utilities and Transportation Commission (“WUTC”), the Public Utility Commission of Oregon (“OPUC”)

(including the Buyer’s purchase of the Transferred Assets and any other Buyer approvals required (including any approvals required with respect to any Investor or Financing Source or for the Buyer’s creation of a Washington Subsidiary) (“Asset Purchase Approval”)), excluding, for the avoidance of doubt, approval of the Buyer’s parent company’s holding company structure (“Holdco Approval”), the Idaho Public Utilities Commission (“IPUC”), the Public Service Commission of Utah (“UPSC”), the Public Utilities Commission of the State of California (“CPUC”) and the Public Service Commission of Wyoming (“WPSC”), (ii) a waiver from the FERC with respect to the bidding and posting obligations under the FERC’s regulations with regard to (a) the Chehalis gas transport agreement, contract #130983 Transportation Agreement between Northwest Pipeline and Chehalis Power Generating Limited Partnership as amended and (b) Chehalis gas transport agreement, contract #129875 Transportation Agreement between Northwest Pipeline and Chehalis Power Generating Limited Partnership as amended, (iii) the transfer of, assignment to, reissuance or issuance in the name of, the Buyer, of the Business Permits set forth on Schedule 1.1‑SBPTA (the “Specified Business Permit Transfer Approvals”) and (iv) all regulatory approvals listed on Schedule 1.1-RRA. For the avoidance of doubt, the Required Regulatory Approvals shall not include the Holdco Approval or any consents or approvals with respect to CFIUS, and the receipt of the Holdco Approval or any approvals or consents with respect to CFIUS shall not be a condition to the Closing.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-governmental controlled oblasts of Kherson and Zaporizhzhia, and, prior to July 1, 2025, Syria).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Sanctions including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State sanctions- or export-related restricted party list; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission and/or the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury in the United Kingdom; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; (c) the government or any agency or instrumentality of the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) through (c) or Persons acting for the benefit or on behalf of such Person or Persons.

“Sanctions” means all U.S. and non-U.S. economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or any other relevant Sanctions authority with jurisdiction over the Parties.

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data and/or confidential information or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller Burdensome Condition” means (a) the imposition of any condition or conditions to IPUC, UPSC, WPSC, WUTC, CPUC or OPUC (other than the Holdco Approval and the Asset Purchase Approval) approval of the transactions contemplated by this Agreement or the Ancillary Agreements that individually or in the aggregate are, would be, or would be reasonably likely to be or become, materially adverse to the condition (financial or otherwise), performance or results of operations of the Seller’s business, taken as a whole, after giving effect to the completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the implementation of the Electric Transmission Service and Interconnection Plan, (b) any determination in a WUTC Order in any of the Seller’s decommissioning proceedings that would require financial concessions by the Seller that would exceed thirty million dollars ($30,000,000) in the aggregate, or (c) a negative outcome with respect to the property transfer proceedings and gain allocation pursuant to the Multistate Protocol filed with regulators in the States of California, Idaho, Oregon, Utah and Wyoming, if the aggregate impact of such negative outcomes is reasonably expected to exceed one hundred percent (100%) of the Regulatory Gain; provided that, if any of the orders resulting in the conditions set forth in subparts (b) or (c) above are modified prior to the valid termination of this Agreement such that such orders would not create a Seller Burdensome Condition, then such orders as modified shall not constitute a Seller Burdensome Condition.

“Seller Cash” means all Cash held by or on behalf of the Seller or any of its Affiliates.

“Seller Indebtedness” means any of the following indebtedness of Seller or its Affiliates (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of Seller or its Affiliates for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of Seller or its Affiliates as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP (except to the extent related to a Transferred Asset); (c) all liabilities of Seller or its Affiliates under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations (except for the obligations of the Buyer under Section 5.25); (d) any obligations of Seller or its Affiliates to pay the deferred purchase price of property, goods or services (but, with respect to the Business, solely with respect to the period prior to the Closing); (e) all liabilities of Seller or its Affiliates arising from cash/book overdrafts; (f) all liabilities of Seller or its Affiliates under conditional sale or other title retention agreements; (g) all obligations of Seller or its Affiliates with respect to vendor advances or any other advances made to such person (but, with respect to the Business, solely with respect to the period prior to the Closing); (h) all liabilities of Seller or its Affiliates arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any unpaid obligations of Seller or its Affiliates with respect to refunds to customers of the Business for the period prior to the Closing; and (j) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, Seller or its Affiliates.

“Seller Legacy ADIT” means the accumulated deferred income tax reflected on the Seller’s books and records, regardless of whether or not associated with the Transferred Assets or Assumed Liabilities. For the avoidance of doubt, Seller Legacy ADIT shall not include Assumed EDIT.

“Seller Taxes” means (a) all income Taxes imposed by any applicable laws on the Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) any Taxes imposed on, or with respect to the Transferred Assets or the Business attributable to a Pre-Closing Tax Period (determined in accordance with Section 7.4), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Seller or any of its direct or indirect owners or Affiliates that is not part of the Transferred Assets and (d) all Transfer Taxes. For the avoidance of doubt, Seller Taxes shall not include Assumed EDIT.

“Seller Transaction Expenses” means, without duplication, all fees, costs and expenses incurred by, or required to be paid by, the Seller or any of its Subsidiaries in connection with the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby and by the Ancillary Agreements. For the avoidance of doubt, Seller Transaction Expenses shall exclude any fees, costs and expenses which are to be borne by the Buyer pursuant to the terms of this Agreement or any Ancillary Agreement.

“Service Area” means the Washington counties of Lewis, Yakima, Walla Walla, Columbia, Garfield and Benton.

“Shared Contract” means any Contract pursuant to which a third party that is not an Affiliate of the Seller receives services or benefits in respect of both (a) the Business and (b) the Seller’s retained businesses (other than the Business), which is otherwise necessary for the Buyer to conduct the Business in the manner conducted as of the date hereof and as of the Closing in all material respects that was not transferred to the Buyer and is not otherwise addressed or provided for under any Ancillary Agreement, specifically listed as an Excluded Asset under Section 2.1(c) (other than Section 2.1(c)(xvii)) or set forth on Section 3.18 of the Disclosure Schedule.

“SSO” means a standards body, standard-setting organization, or standards development organization.

“SSO Commitments” means the promises, declarations and other commitments concerning any Patent, granted or made by a Person (a) to any SSO, or (b) pursuant to the membership agreements, bylaws or policies of SSOs in which such Person or any of its Affiliates is or has been a participant.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or controls the general partner or managing member or similar position of such corporation, entity or other organization.

“Tax” means any tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, escheat, environmental, unclaimed property, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and including any duty, impost, levy, tariff or other similar governmental charge or fee in the nature of a tax together with all interest, penalties and additions imposed by a Governmental Entity with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment or schedule thereto and any amendment thereof.

“Technology” means all technology, techniques, processes, know-how, designs, design rules, inventions (whether or not patented or patentable), plans, discoveries, ideas, concepts, methods, specifications, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, emulation and simulation reports, test vectors and procedures, protocols, works of authorship, mask works, software, files, information, documentation, data, technical databases, firmware, devices and hardware and other scientific or technical information or materials, in whatever form.

“Trade Laws” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30) and all regulations promulgated by the Office of Foreign Assets Control at 31 C.F.R. Part 500; (b) all applicable trade, export control, import, and antiboycott Laws imposed, administered or enforced by the European Union and its Member States and the United Kingdom; and (c) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country in which the Seller conducts business, except to the extent inconsistent with (a) and (b).

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Information” means all information regarding the terms of this Agreement, the Ancillary Agreements (other than any such information disclosed in accordance with the requirements of Section 5.7) and the Electric Transmission Service and Interconnection Plan.

“Transfer Tax” means any sales, use, transfer, value added, goods and services, documentary, stamp, real property transfer or other similar Tax imposed on or payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Books and Records” means the originals or copies (to the extent originals are not available or must be retained by the Seller or its Affiliates) of all books, records, Tax Returns, ledgers, general, financial and accounting records, environmental records, customer and supplier lists, customer billing and credit records, other distribution lists, Tax records (other than income Tax records of the Seller or its Affiliates), files, data, invoices, databases, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format or other electronic format and whether stored in network facilities or otherwise, in each case, to the extent related to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities, in each case, in the form in which they exist as of the Closing Date, but excluding such items to the extent (i) they are Excluded Assets or Excluded Liabilities, (ii) information that the Seller determines with advice of counsel (including in-house counsel), would violate any applicable Law or Order, (iii) they are consolidated, combined, affiliated or unitary income Tax Returns of the Seller and its Subsidiaries, (iv) constituting files or records relating to any employees who are not Business Employees, or (v) constituting files or records relating to any Transferred Employee that cannot be shared under applicable Laws due to confidential treatment afforded under any applicable Laws, except to the extent the affected employee consents in writing to such disclosure to the Buyer.

“Transferred Employee” means each Business Employee who accepts an offer of employment from the Buyer or any of its Affiliates and commences such employment.

“Transition Services Agreement” means the Transition Services Agreement, between the Seller, on the one hand, and the Buyer, on the other hand, to be entered into as of the Closing, in substantially the form attached hereto as Exhibit B.

“United States” or “U.S.” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder and any similar foreign, federal, state, or local Law.

“Willful Breach” means an act or failure to act by a Party which was actually known to constitute (or would reasonably be expected to result in, constitute or cause) a breach of this Agreement by the acting (or failing) Party at the time of the act (or failure). Notwithstanding anything to the contrary set forth in this Agreement, the failure to consummate the transactions contemplated hereby on the date the Closing is required to occur in accordance with Section 2.4(a) shall be deemed to constitute a Willful Breach.

1.2
Definitions. The following terms shall have the meanings defined in the pages indicated:

Accounting Principles 11

Accrued PTO 8

Accrued PTO Rollover Consents 90

Action 8

Affiliate 8

Agreement 7

Allocation Schedule 18

Alternate Financing 18

Ancillary Agreements 8

Anti-Corruption Laws 45

Antitrust Law 8

APNA 8

Asset Purchase Approval 24

Asset Taxes 9

Assignment and Assignment and Bill of Sale 9

Assumed EDIT 9

Assumed Liabilities 35

Assumed PTO 90

Available Financing 18

Balancing Authority Services Term Sheet 9

Base Purchase Price 38

Burdensome Condition 9

Business 9

Business Day 9

Business Employee 9

Business Employee Census 47

Business Financial Information 46

Business Permits 46

Business Service Provider 10

Business Software 52

Buyer 7

Buyer 401(k) Plan 92

Buyer Burdensome Condition 9

Buyer Indemnified Parties 102

Buyer Parent 7

Buyer Termination Fee Trigger 100

CAISO 16

Carve-Out Financials and Quality of Earnings Report 10

Cash 10

CFIUS 10

CFIUS Filing 10

Chehalis Overhaul 10

Chehalis Overhaul Adjustment Amount 10

Closing 38

Closing Adjustment Value 11

Closing Assets 11

Closing Assets Adjustment Amount 11

Closing Date 38

COBRA 11

Code 11

Collective Bargaining Agreement 11

Commercial Licenses 11

Confidential Information 64

Confidentiality Agreement 11

Construction Funding Agreement 11

Contract 11

Contracting Party 102

control 11

Controlled Group Liability 12

Convey 33

Conveyance 33

Conveyed 33

Copyrights 16

CPUC 24

Credit Support 12

Cutoff Time 12

Data Partners 54

Debt Commitment Letter 18

Debt Financing 18

Debt Financing Borrower 18

Debt Financing Definitive Agreements 14

Decrease Amount 42

Deeds 12

Disclosure Schedules 42

Dispute Notice 40

DPA 10

Easement Assignments 12

Easements 12

Effect 18

Electric Transmission Service and Interconnection Plan 13

Employee Plan 12

Enforceable Transfer Objection 18

Environmental Claim 13

Environmental Law 13

Equity Interests 13

ERISA 13

Estimated Closing Assets Value 13

Estimated Closing Statement 39

Estimated Purchase Price 13

Excluded Assets 33

Excluded Claims 102

Excluded Employee Liabilities 13

Excluded Liabilities 35

FCPA 45

FERC 14

Final Closing Assets 14

Final Closing Assets Value 14

Final Determination 14

Final Purchase Price 14

Final Title Objection Period 18

Financing Conditions 18

Financing Information 14

Financing Source Protective Provisions 14

Financing Sources 14

FPA 15

Fraud 15

Fund 15

Fundamental Seller Representations 16

GAAP 16

Gibson Dunn 35

Good Utility Practice 16

Governmental Entity 16

Guaranteed Obligations 102

Hazardous Materials 16

Holdco Approval 24

HSR Act 16

Inactive Business Employee 90

Increase Amount 42

Indemnified Parties 102

Initial Title Objection Period 98

Integration Planning Committee 90

Intellectual Property Rights 16

Investor 17

IPUC 18

IT Assets 54

Joint Ownership and Operating Agreement(s) 17

Knowledge of the Buyer 17

Knowledge of the Seller 17

Law 17

Lease Assignments 17

Leased Real Property 21

Leases 21

Liability 18

Licenses 18

Liens 18

Losses 18

Malicious Code 54

Marks 18

Material Adverse Effect 18

Material Contracts 50

Material Regulatory Proceeding 18

Material Transferred Real Property 18

Material Wildfire Casualty Event 18

Missing Asset Objection 18

Multistate Protocol 18

NERC 18

Non-Assignable Assets 36

Non-Assumable Liabilities 36

Non-Finalized Regulatory Assets 18

Nonparty Affiliates 102

Non-Union Consents 90

OFAC 24

Omitted Asset 38

Open Source License 21

Open Source Software 21

OPUC 24

Order 21

Organizational Document 21

Outside Counsel Only 66

Outside Date 97

Owned Real Property 21

Parties 7

Party 7

Patents 21

Permits 21

Permitted Insurance Claims 18

Permitted Liens 21

Person 22

Personal Data 22

Post-Closing Adjustment Statement 40

Power Purchase Agreement 22

Power Purchase Agreement Term Sheet 22

Pre-Closing Occurrences 18

Pre-Closing Tax Period 22

Privacy Laws 22

Privacy Obligations 22

Process 23

Processed 23

Processing 23

Prohibited Financing Amendments 18

R&W Policy 102

RA Regulatory Proceeding 23

Real Property Objection 18

Recovery Costs 18

Registered Transferred IPR 52

Regulatory Asset Payment Amount 23

Regulatory Assets 23

Regulatory Gain 23

Regulatory Proceeding 23

Related Party 23

Release 23

Release Documents 38

Representatives 23

Required Financing Amount 18

Required Regulatory Approvals 24

Review Accountant 41

Sanctioned Country 24

Sanctioned Person 24

Sanctions 25

Security Incident 25

Seller 7

Seller 401(k) Plan 92

Seller Burdensome Condition 9

Seller Cash 25

Seller Indebtedness 25

Seller Indebtedness Release 18

Seller Indemnified Parties 102

Seller Legacy ADIT 26

Seller Licensed IPR 18

Seller Marks 33

Seller Taxes 26

Seller Termination Fee Trigger 101

Seller Transaction Expenses 25

Service Area 27

Service Area Transfer 35

Shared Contract 27

Specified Business Permit Transfer Approvals 24

SSO 27

SSO Commitments 27

Straddle Period 27

Subsidiary 27

Tax 27

Tax Authority 27

Tax Return 27

Technology 27

Termination Fee 100

Title Objection 18

Trade Laws 27

Trade Secrets 16

Transaction Agreements 28

Transaction Information 28

Transfer Tax 28

Transferred Assets 32

Transferred Books and Records 28

Transferred Employee 28

Transition Services Agreement 28

U.S. 28

Union Consent 90

Union-Represented Business Employee 90

United States 28

UPSC 24

WARN Act 29

Willful Breach 29

WPSC 24

WUTC 24

Article II

THE TRANSACTIONS
2.1
Transferred Assets, Service Area Transfer, Excluded Assets, Assumed Liabilities and Excluded Liabilities.
(a)
Transferred Assets. For the purposes of this Agreement and the other Transaction Agreements, “Transferred Assets” means all of the Seller’s right, title and interest in and to the assets (other than the Excluded Assets), as they exist at the time of the Closing, which are (i) specifically listed or described in Schedule 2.1(a) of the Disclosure Schedules, (ii) power distribution assets located within the State of Washington or (iii) otherwise exclusively related to or exclusively used or exclusively held for use in the operation or conduct of the Business, including all of the Seller’s right, title and interest in and to, (x) all Regulatory Assets and (y) the assets included in the calculation of Closing Assets and set forth on Exhibit C as finally determined pursuant to Section 2.6, in each case, as they exist at the Closing, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records or financial statements of the Seller.
(b)
Conveyance of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.2, the Seller hereby agrees, effective as of the Closing, to irrevocably transfer, contribute, grant, sell, assign, convey and deliver (“Convey”, “Conveyance” or “Conveyed”) all of its right, title and interest in, to and under the Transferred Assets to the Buyer, free and clear of all Liens, except for Permitted Liens, and the Buyer hereby agrees that it shall accept from the Seller, all of the Seller’s right, title and interest in, to and under the Transferred Assets, free and clear of all Liens, except for Permitted Liens.
(c)
Excluded Assets. The Transferred Assets shall not include any of the following assets, properties or rights (such assets, properties and rights expressly excluded by this Section 2.1(c), collectively, the “Excluded Assets”):
(i)
all Seller Cash;
(ii)
all letters of credit, loan facilities and performance bonds, including standby letters of credit and performance bonds that secure obligations under any Contracts that are Transferred Assets (subject to Section 5.25);
(iii)
shares of any Subsidiary of the Seller, and any Equity Interests in any other Person;
(iv)
(A) all Patents owned or controlled by the Seller or its Affiliates (other than the Patents which constitute Transferred Assets); (B) all Marks owned by the Seller and its Affiliates (collectively, the “Seller Marks”); and (C) all Copyrights and Trade Secrets owned or controlled by the Seller or its Affiliates, in each case of clauses (A) – (C), other than the items set forth on Section 3.14(a) of the Disclosure Schedules;
(v)
all Employee Plans and any assets relating to any Employee Plans;

(vi)
all prepaid premiums and other prepayments and deposits with respect to insurance policies;
(vii)
any Contracts of the Seller and its Subsidiaries that are not (i) listed on Schedule 2.1(a) of the Disclosure Schedules, (ii) power distribution assets located within the State of Washington (other than those set forth on Schedule 2.1(c)(xix)) or (iii) otherwise exclusively related to or exclusively used or exclusively held for use in the operation or conduct of the Business;
(viii)
any accounts receivable of the Seller and its Subsidiaries as of the Closing that are not arising out of the assets (i) listed on Schedule 2.1(a) of the Disclosure Schedules, (ii) which are power distribution assets located within the State of Washington (other than those set forth on Schedule 2.1(c)(xix)) or (iii) otherwise exclusively related to or exclusively used or exclusively held for use in the operation or conduct of the Business;
(ix)
all rights of the Seller or any of its Subsidiaries under this Agreement and the other Ancillary Agreements;
(x)
any claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case, to the extent relating to the Excluded Assets or the Excluded Liabilities;
(xi)
all refunds or rights to refunds (or credits in lieu thereof) of Seller Taxes paid by the Seller or any of its Affiliates;
(xii)
any books and records of the Seller to the extent not relating to (i) the assets listed on Schedule 2.1(a) of the Disclosure Schedules, (ii) the power distribution assets located within the State of Washington (other than those set forth on Schedule 2.1(c)(xix)) or (iii) assets otherwise exclusively related to or exclusively used or exclusively held for use in the operation or conduct of the Business;
(xiii)
all of the Seller’s Tax Returns, work papers and books and records in each case (A) that are not related to the Business, the Transferred Assets, the Assumed Liabilities or the Assumed EDIT or (B) that are consolidated, combined, affiliated or unitary income Tax Returns of the Seller and its Subsidiaries (other than any such work papers or books and records that relate to Assumed EDIT);
(xiv)
all financial statements of the Seller and its Affiliates and all records (including working papers) related thereto;
(xv)
any insurance policies and rights, claims or causes of action thereunder (except for any rights to occurrence-based coverage contemplated by Section 5.13);
(xvi)
all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(xvii)
all Contracts that relate both to the Business and any business and operations of the Seller and its Affiliates (other than the Business), except as provided in Section 5.12(b);
(xviii)
all confidential communications between the Seller and its Affiliates, on the one hand, and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), on the other hand, relating to the Business or the Transferred Assets or arising out of or relating to the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby and by the Ancillary Agreements, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Gibson Dunn in connection therewith; and
(xix)
all other assets of the Seller set forth on Schedule 2.1(c)(xix) of the Disclosure Schedules.
(d)
Assumed Liabilities. For the purposes of this Agreement and the other Transaction Agreements, “Assumed Liabilities” means all of the Seller’s Liabilities and obligations related to the Business or the Transferred Assets, including the obligation to serve the customers of the Business located in the Service Area as a Washington-jurisdictional electrical company and public service company (the “Service Area Transfer”) and all of the Seller’s Liabilities arising out of or relating to Assumed EDIT, in each case whether arising before, on or after the Closing, including the Assumed PTO, other than any Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, the Seller hereby Conveys the Assumed Liabilities to the Buyer, and the Buyer hereby agrees to irrevocably assume and perform, satisfy, discharge and fulfill the Assumed Liabilities.
(e)
Excluded Liabilities. “Excluded Liabilities” means (i) any Liability to the extent relating to Excluded Assets or to businesses of the Seller other than the Business and the Transferred Assets, whether known or unknown, regardless of whether such Liabilities arise prior to, on or after the Closing Date, (ii) any Liability of Seller or its Affiliates, including obligations to pay rate credits or refunds, or other Liability associated with accounting and accrual of wildfire damages in rates, arising from any wildfires or related casualty events, in each case, that originated or occurred outside the State of Washington, (iii) any Liability of Seller or any of its Affiliates to the extent arising out of conduct of business or assets located outside the State of Washington, (iv) any Excluded Employee Liabilities, (v) any Liability to the extent arising in respect of Seller Taxes, Seller Legacy ADIT or Seller Indebtedness, (vi) any Liabilities to the extent associated with the Seller’s decommissioning proceedings before the WUTC, (vii) all Seller Transaction Expenses and (vii) any accounts payable or other current Liabilities accrued, or otherwise due and payable as of immediately prior to the Closing under Contracts which constitute Transferred Assets.
(f)
From time to time following the Closing, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions as may be necessary or appropriate to transfer fully to, and vest in, the Buyer and its respective successors or assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be Conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller and its successors and assigns, the assumption of the Liabilities intended to be assumed by the Buyer under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby. Following the Closing, until such conveyances, notices, assumptions, releases, acquittances and other instruments are obtained or given, the Buyer will, and will cause each of its Affiliates to, comply with the terms of any Contract constituting a Transferred Asset that has not yet been transferred, assigned or conveyed due to the failure to receive such consent as if such Contract had been so transferred, assigned or conveyed.
2.2
Non-Assignable Assets.
(a)
Notwithstanding any other provision of this Agreement to the contrary, but subject to the delivery of the consents described in Section 8.2(f) of the Disclosure Schedule, this Agreement shall not constitute an agreement to convey to, or to have assumed by, any of the Seller, the Buyer, or any of their respective Affiliates, any Transferred Assets or Assumed Liabilities, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, if an attempted conveyance or assumption thereof, as applicable, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention of such Transferred Asset or Assumed Liability or a violation of Law or would entitle such third party to cancel or terminate such Transferred Asset or Assumed Liability (any such Transferred Assets and related claim, right, or benefit are referred to herein as “Non-Assignable Assets,” and any such Assumed Liabilities and related claims or obligations are referred to herein as “Non-Assumable Liabilities”), unless and until (i) such consents shall have been obtained or (ii) the Buyer notifies the Seller that any such Transferred Asset or Assumed Liability should be conveyed or assumed notwithstanding the absence of a requisite consent of a third party (including any Governmental Entity) or any such third party’s termination or cancellation right. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to deliver any notice and obtain any consent necessary for the conveyance or assumption of any such Transferred Asset or Assumed Liability, or any such claim, right, benefit or obligation, to the Buyer; provided, however, that, except as otherwise set forth in this Section 2.2(a), the Seller shall not be required to incur or assume any liability, obligation, cost or expense in connection therewith. If, on the Closing Date, any such Transferred Asset, Assumed Liability, or claim, right, benefit or obligation would constitute a Non-Assignable Asset or a Non-Assumable Liability, then, for a period not to exceed eighteen (18) months from the Closing Date, the Seller and the Buyer shall use reasonable best efforts to secure such consent as promptly as practicable after the Closing and the Seller shall, for a period of eighteen (18) months, provide or cause to be provided all commercially reasonable assistance to the Buyer (not including the payment of any consideration or incurrence of any expense) reasonably requested by the Buyer to secure such consent after the Closing or cooperate with the Buyer (at the Buyer’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by the Buyer under which (i) the Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on the Seller or any of its Affiliates) under the Transferred Asset with respect to which the consent has not been obtained in accordance with this Agreement and (ii) the Buyer shall assume any related economic burden (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates) with respect to the Transferred Asset with respect to which the consent has not been obtained in accordance with this Agreement. If, after the Closing Date, a Non-Assignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), the Seller shall promptly notify the Buyer after becoming aware of such fact and, in accordance with this Agreement, reasonably cooperate with the Buyer to Convey such previously Non-Assignable Asset to the Buyer for no additional consideration. Any out-of-pocket costs and expenses payable to a third party following the Closing to obtain the consent of such third-party in connection with a transfer of the Transferred Assets, solely to the extent that such consent is triggered by the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to arrangements in place prior to the Closing, shall be borne 50% by the Seller and 50% by the Buyer. Notwithstanding anything to the contrary contained herein, the Parties shall use their respective reasonable best efforts to minimize any of the out-of-pocket costs and expenses referred to in the immediately preceding sentence and shall not, without the written consent of the other party (email being sufficient and which consent shall not be unreasonably withheld, conditioned or delayed) agree to any such out-of-pocket costs and expenses; provided, however, that nothing herein shall prohibit the Buyer from paying 100% of any such cost or expense or taking any other action in respect of such Transferred Asset in the event the Seller’s consent is not obtained; provided, further, that the Seller shall have no Liability in respect of any such cost or expense that the Buyer pays without the Seller’s prior consent.
(b)
For the avoidance of doubt, after the Closing, neither the Seller nor any of its Affiliates shall terminate, cancel, extend, amend, modify, accelerate or waive any right with respect to any Non-Assignable Asset or Non-Assumable Liability subject to Section 2.2(a) without the Buyer’s prior written consent.
(c)
Subject to the Parties’ compliance with their respective obligations under Section 2.2(a), if the Parties are not able to obtain, are prohibited by applicable Law or otherwise not able to provide the Buyer with, or otherwise enter into a commercially reasonable arrangement to allow the Buyer to receive, the economic claims, rights and benefits of or to assume any related economic burdens under any Transferred Asset in accordance with Section 2.2(a) on or prior to the date that is twenty four (24) months following the date of this Agreement, any such Transferred Asset shall be considered an Excluded Asset for all purposes of this Agreement and the Seller shall be entitled to any rights and benefits and shall bear the burdens or Liabilities related to such asset, which shall be considered an Excluded Asset and an Excluded Liability for all purposes of this Agreement.
(d)
Omitted Assets. During the twelve (12)-month period following the Closing, if the Buyer identifies any asset (whether tangible or intangible) owned by, or leased to, the Seller as of the Closing and as of the date of such notification, which does not fall under the definition of “Transferred Assets” but is otherwise necessary for the Buyer to conduct the Business in the manner conducted as of the date hereof and as of the Closing in all material respects that was not transferred to the Buyer and is not otherwise addressed or provided for under any Ancillary Agreement or specifically listed as an Excluded Asset under Section 2.1(c) or set forth on Section 3.18 of the Disclosure Schedule (such asset, an “Omitted Asset”) and the Buyer provides reasonably prompt written notice thereof to the Seller prior to the date that is twelve (12) months following the Closing, the Buyer and the Seller shall make provision for the Buyer to receive access to such Omitted Asset for use in the Business at no cost payable to Seller in substantially the same manner in which such Omitted Asset is used in the Business as of the date hereof or as of the Closing, as applicable; provided, that such asset shall be provide in a manner that is mutually acceptable to each of the Buyer and the Seller, including pursuant to applicable Ancillary Agreements, with the intent being that the Buyer shall bear the burdens and Liabilities and receive the rights and benefits associated with its use of such Omitted Asset.
2.3
Consideration.
(a)
Closing Consideration. The consideration for the sale and transfer of the Transferred Assets and the Business shall consist of (a) the assumption by the Buyer of the Assumed Liabilities (including the Service Area Transfer) as of the Closing, and (b) the sum of one billion, nine hundred million dollars ($1,900,000,000) payable to the Seller in cash (the “Base Purchase Price”), which amount shall be adjusted in accordance with the provisions of Sections 2.5 and 2.6.
(b)
Consideration for Non-Finalized Regulatory Assets. Notwithstanding anything to the contrary in this Agreement, the Non‑Finalized Regulatory Assets shall be included in the Transferred Assets and acquired by the Buyer at the Closing; provided, that the cash consideration for such Non‑Finalized Regulatory Assets shall be determined and paid after the Closing in accordance with Section 2.5(b) and shall not be included in the calculation of the Estimated Purchase Price, the Final Purchase Price or any post‑Closing Purchase Price Adjustment under Section 2.6.
2.4
Closing; Closing Deliverables.
(a)
The closing of the transactions contemplated by this Agreement and the Ancillary Agreements (the “Closing”) shall take place (i) remotely via the electronic exchange of documents and signature pages on the fifth (5th) Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) or (ii) as otherwise may be mutually agreed upon in writing by the Seller and the Buyer (the date on which the Closing takes place being the “Closing Date”).
(b)
At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:
(i)
the Estimated Purchase Price as specified in accordance with Section 2.3(a);
(ii)
each Ancillary Agreement, each duly executed by the Buyer;
(iii)
the certificate contemplated by Section 8.3(c) duly executed by a duly authorized officer of the Buyer; and
(iv)
each agreement contemplated to be executed at the Closing in the Electric Transmission Service and Interconnection Plan, duly executed by the Buyer.
(c)
At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(i)
each Ancillary Agreement, each duly executed by the Seller;
(ii)
a valid, properly completed, and duly executed IRS Form W-9 from the Seller;
(iii)
each of the Deeds set forth on Schedule 2.4(c)(iii) of the Disclosure Schedules, duly executed by the Seller;
(iv)
the certificate contemplated by Section 8.2(d) duly executed by a duly authorized officer of the Seller;
(v)
all (A) Uniform Commercial Code authorizations, (B) mortgage or deed of trust releases duly executed and acknowledged by the Seller and in recordable form and (C) other customary lien release or termination documents and notices (collectively, the “Release Documents”) necessary to evidence the release of any Liens (other than Permitted Liens) against the Transferred Assets; provided, that the Seller shall use its reasonable best efforts to provide the Buyer with drafts of such Release Documents at least five (5) Business Days prior to the Closing (but in no event less than three (3) Business Days prior to the Closing); and
(vi)
each agreement contemplated to be executed at the Closing in the Electric Transmission Service and Interconnection Plan, duly executed by the Seller.
2.5
Payment of the Purchase Price.
(a)
Closing Consideration. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall pay an amount equal to the Estimated Purchase Price to the Seller by wire transfer of immediately available funds in accordance with written instructions provided to the Buyer by or on behalf of the Seller not less than two (2) Business Days prior to the Closing Date.
(b)
Non-Finalized Regulatory Assets. Within five (5) Business Days after the occurrence of a Final Determination with respect to any Non‑Finalized Regulatory Asset, the Buyer shall pay to the Seller the applicable Regulatory Asset Payment Amount (or, with respect to the decommissioning proceedings set forth on Exhibit C, such other amount(s) contemplated by Exhibit C, as and when due to the Seller), by wire transfer of immediately available funds to the account designated by the Seller in writing at least two (2) Business Days prior to such payment.
(c)
No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Buyer a written statement (the “Estimated Closing Statement”) which will set forth the Seller’s good faith estimate of the amount of (i) the Estimated Closing Assets Value, as determined in accordance with the terms of this Agreement and Exhibit C and (ii) the Estimated Purchase Price, in each case, (A) based on the Seller’s books and records and other information available at the Closing together with reasonable supporting detail related thereto and determined as of the Cutoff Time without giving effect to the transactions contemplated hereby and by the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan, and (B) calculated in accordance with this Agreement (including the Accounting Principles and the format for such statement (including the line items set forth therein)

attached hereto as Exhibit C). During the period after the delivery of the Estimated Closing Statement and prior to the Closing, the Buyer shall have a reasonable opportunity to review and comment on the Estimated Closing Statement and the calculations set forth therein and the Seller shall reasonably cooperate with the Buyer and consider in good faith any revisions to the Estimated Closing Statement proposed by the Buyer at least one (1) Business Day prior to the Closing Date; provided, that (x) the Seller shall be under no obligation to agree with or accept any such comments if disputed in good faith, and (y) in no event shall the Closing be delayed as a result of the Buyer’s review of the Estimated Closing Statement or any unresolved comments or changes by the Buyer to the Estimated Closing Statement.
2.6
Post-Closing Purchase Price Adjustment.
(a)
Within one hundred and twenty (120) days following the Closing Date, the Buyer shall deliver to the Seller a statement (the “Post-Closing Adjustment Statement”) of (i) the Closing Assets Adjustment Value, as determined in accordance with the terms of this Agreement and Exhibit C and (ii) the Final Purchase Price, in each case, (A) calculated in accordance with this Agreement (including the Accounting Principles) and the format for such statement (including the line items set forth therein) attached hereto as Exhibit C and (B) together with reasonable supporting detail related thereto (including all records and work papers necessary to compute and verify the foregoing calculation and determined as of the Cutoff Time without giving effect to the transactions contemplated hereby and by the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan). The Post-Closing Adjustment Statement shall be based exclusively on the facts and circumstances as they exist as of the Closing.
(b)
Within thirty (30) days after the Seller’s receipt of the Post-Closing Adjustment Statement, the Seller shall notify the Buyer whether it accepts or disputes the accuracy of the Post-Closing Adjustment Statement. In the event that the Seller disputes the accuracy of the Post-Closing Adjustment Statement, the Seller shall deliver a written notice to the Buyer specifying in reasonable detail those items or amounts as to which the Seller disagrees along with the Seller’s calculation of such amounts (a “Dispute Notice”) and the Seller shall be deemed to have agreed with all other items and amounts not specifically referenced in the Dispute Notice. In the event that the Seller notifies the Buyer that it accepts the Post-Closing Adjustment Statement, or does not deliver a Dispute Notice to the Buyer during such thirty (30)-day period, the Seller shall be considered to have accepted the accuracy of the Post-Closing Adjustment Statement delivered by the Buyer and such Post-Closing Adjustment Statement shall be final, conclusive and binding upon the Parties. The Buyer shall give to the Seller and its Representatives reasonable access (including electronic access, to the extent readily available) during normal business hours (or such other times as the Parties may agree) and upon reasonable notice as the Seller may reasonably request to the relevant books and records of the Business and to the appropriate Business Employees and other personnel or Representatives of the Buyer (including but not limited to finance personnel) involved in the preparation of the Post-Closing Adjustment Statement for the purposes of the preparation of a Dispute Notice; provided, however, that any permitted investigation undertaken by the Seller pursuant to the access granted under this sentence shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Buyer and its Affiliates.

(c)
If a Dispute Notice shall be timely delivered by the Seller pursuant to Section 2.6(b) above, the Buyer and the Seller shall, in good faith, during the thirty (30) days following such delivery (as such time period may be extended by the mutual agreement of the Parties), use reasonable best efforts to reach agreement in writing on the disputed items set forth in the Dispute Notice. If the Seller and the Buyer resolve their differences over any disputed items set forth in the Dispute Notice in accordance with the foregoing procedure, the Post-Closing Adjustment Statement shall be revised to reflect such resolution, and any such disputed items so resolved in writing between the Buyer and the Seller shall be final and binding with respect to such items. If the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Seller in the Dispute Notice, the amounts so determined shall be final and binding on the Parties for all purposes hereunder and the amount of the Closing Assets and the resulting Final Purchase Price agreed upon by the Seller and the Buyer as reflected in such revised Post-Closing Adjustment Statement shall be final, conclusive and binding on the Parties.
(d)
If the Parties fail to reach agreement regarding the disputed items set forth in the Dispute Notice within such thirty (30) day period, then the Seller and the Buyer shall forthwith jointly request that an independent public accounting firm jointly retained by the Buyer and the Seller with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to and agreed in writing by the Buyer and the Seller (the “Review Accountant”) make a binding determination as to such remaining disputed items in the Post-Closing Adjustment Statement in accordance with the terms of this Agreement and based on briefs submitted by the Seller and the Buyer detailing their respective views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Assets. The Review Accountant will under the terms of its engagement have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such disputed items. All communications with the Review Accountant shall include at least one Representative of each of the Buyer and the Seller, and no Party shall be permitted to communicate with the Review Accountant other than as expressly set forth herein. The Review Accountant shall consider only those items or amounts in the Post-Closing Adjustment Statement as to which the Seller has disagreed in the Dispute Notice and which items or amounts have not subsequently been resolved in writing by the Parties. The Review Accountant shall deliver to the Seller and the Buyer a written report setting forth its adjustments, if any, to the Post-Closing Adjustment Statement based on the Review Accountant’s determination with respect to the disputed items and such report shall include calculations supporting such adjustments and a brief summary of the Review Accountant’s reasons for its determination of each issue. In resolving the items in dispute, the Seller and the Buyer agree that the scope of disputes to be resolved by the Review Accountant shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable terms and definitions in this Agreement (including the Accounting Principles). In resolving any disputed item, the Review Accountant may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on the Estimated Closing Statement or the Post-Closing Adjustment Statement, as applicable. The Review Accountant’s determination of the Closing Assets shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). Absent fraud or manifest error, such report shall be final, conclusive and binding on the Parties. The determination of the Review Accountant shall be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Review Accountant in accordance with Section 11.3. In acting under this Agreement, the

Review Accountant shall function solely as an expert and not as an arbitrator; provided that the Review Accountant shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.
(e)
The costs and expenses of the Review Accountant shall be allocated between the Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Seller claims the Closing Assets is $1,000 greater than the amount determined by the Buyer and if the Review Accountant ultimately resolves the dispute by awarding the Seller $300 of the $1,000 contested, then the costs and expenses of the review shall be allocated 30% to the Buyer and 70% to the Seller.
(f)
Within five (5) Business Days of the determination of the Final Closing Assets and the resulting Final Purchase Price in accordance with this Section 2.6:
(i)
If the Final Purchase Price is less than the Estimated Purchase Price (the amount by which the Final Purchase Price is less than the Estimated Purchase Price, the “Decrease Amount”), the Seller shall pay or cause to be paid to the Buyer a cash amount in U.S. dollars, by wire transfer of immediately available funds to an account designated by the Buyer, equal to the Decrease Amount.
(ii)
If the Final Purchase Price is greater than the Estimated Purchase Price (the amount by which the Final Purchase Price is greater than the Estimated Purchase Price, the “Increase Amount”), the Buyer shall pay or cause to be paid to the Seller a cash amount in U.S. dollars, by wire transfer of immediately available funds to an account designated by the Seller, equal to the Increase Amount.
(iii)
If the Final Purchase Price is equal to the Estimated Purchase Price, then no adjustment amount shall be paid by either the Buyer or the Seller pursuant to this Section 2.6.
2.7
Withholding. The Buyer, its Affiliates and agents will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided, however, that other than with respect to any withholding resulting from a failure of the Seller to comply with Section 2.4(c)(ii) of this Agreement, the Buyer shall provide, or cause to be provided, at least ten (10) Business Days’ written notice to the Seller if the Buyer intends to withhold any amounts under this Section 2.7 from any payment to the Seller, and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules delivered to the Buyer concurrently with the execution of this Agreement (the “Disclosure Schedules”), the Seller represents and warrants to the Buyer as follows:

3.1
Organization and Qualification; Capitalization; Subsidiaries. The Seller is a corporation, duly incorporated, validly existing and in good standing (to the extent such concept or a comparable status is legally recognized) under the Laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to own, license, lease, and operate its assets and properties and to carry on its businesses (including the Business) as now being conducted in all material respects. The Seller is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the ownership of the Transferred Assets, the existence of the Assumed Liabilities or the conduct of its businesses (including the Business) requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
3.2
Authority Relative to the Transaction Agreements.
(a)
The Seller has all necessary corporate powers and authorities to execute and deliver any Transaction Agreement to which it is or will be a party and to fully perform its obligations thereunder and to consummate the transactions contemplated thereby, and the execution, delivery and performance of any Transaction Agreement to which it is or will be a party has been duly and validly authorized by all requisite corporate action.
(b)
This Agreement has been duly and validly executed and delivered by the Seller and this Agreement is, and the other Transaction Agreements to which the Seller will be a party when duly executed and delivered by the Seller will be, assuming due execution and delivery by each of the other Parties hereto and thereto, valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.
3.3
Consents and Approvals; No Violations. No notice, authorization, approval, order or consent of, with or to, any Governmental Entity is required on the part of the Seller for the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except (i) for the Required Regulatory Approvals and compliance with the applicable requirements of the HSR Act; (ii) as listed on Section 3.3 of the Disclosure Schedules; (iii) any Permit that has been made or obtained prior to the date of this Agreement; or (iv) any such Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to (x) be materially adverse to the Business and the Transferred Assets, each of the Business and the Transferred Assets individually taken as a whole, or (y) prevent, materially impede or materially delay the ability of the Seller to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby, as applicable, will (A) conflict with or result in any breach or violation of any provision of its Organizational Documents, (B) assuming compliance with the items described in clauses (i) through (iv) of the preceding sentence, violate any Law or Privacy Obligations applicable to the Business or the Transferred Assets, (C) contravene or conflict with, result in any breach or violation of, constitute a default under (or constitute an event that, with or without the filing or provision of notice or the lapse of time or both, would result in a breach or violation of, or default under), or give rise to any right of termination, amendment, modification, acceleration or cancellation of, any provision of any Contract (or any license, franchise, Permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Transferred Assets or the Business), or (D) result in the creation or imposition of any Lien upon the Business or any of the Transferred Assets (other than a Permitted Lien), except, in each case of clauses (B) and (C), for conflicts, breaches, violations, contraventions or defaults that would not reasonably be expected to, individually or in the aggregate, (1) be materially adverse to the Business and the Transferred Assets, each of the Business and the Transferred Assets individually taken as a whole, (2) prevent, materially impede or materially delay the ability of the Seller to perform its obligations under this Agreement or the Ancillary Agreements or (3) that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
3.4
Business Financial Information.
(a)
Section 3.4(a) of the Disclosure Schedules includes certain financial information of the Business as of December 31, 2023 and December 31, 2024, and June 30, 2025 (the “Business Financial Information”). The Business Financial Information (x) has been compiled from the Seller’s books and records that were prepared in accordance with the internal accounting policies used by the Seller, which are consistent with GAAP in all material respects, (y) has been prepared in good faith and with due care and (z) is accurate and complete in all material respects as of the respective dates and for the respective periods they were prepared; provided, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and accordingly the Business Financial Information (A) may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated as an unaffiliated company and (B) includes estimated allocations of certain expenses for services and other costs attributable to the Business which may not necessarily reflect amounts that the Business would incur on a standalone basis.
(b)
The Business is not subject to any Liabilities, except for those Liabilities (i) reflected or adequately reserved against in the Business Financial Information, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2025, (iii) as expressly contemplated by this Agreement, the other Transaction Agreements or otherwise incurred in connection with the transactions contemplated hereby, (iv) that are for executory obligations for performance under Contracts, excluding any breach or nonperformance thereunder by Seller, or (v) as would not, individually or in the aggregate, result in a Material Adverse Effect.
(c)
The system of internal controls over financial reporting of the Seller is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Seller’s assets that would reasonably be expected to be material to the Seller.
(d)
Neither the Seller nor, to the Knowledge of the Seller, any employee of the Seller or any independent auditor of the Seller has, since January 1, 2023, identified or been made aware of (i) any fraud that involves the management or other employees of the Seller or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Business or (ii) any claim or allegation regarding the foregoing.
3.5
Absence of Certain Changes or Events. From January 1, 2025, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and neither the Seller nor any Affiliate of the Seller has taken any action relating to the Business or the Transferred Assets which, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of the Buyer, would constitute a breach of Section 5.4(b) and (b) there has not been any event, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.6
Litigation; Orders. (a) Since January 1, 2023, there has not been any Action pending or, to the Knowledge of the Seller, threatened by, against or involving the Seller, its Affiliates, or their respective directors, officers or employees (in their capacities as such) relating to the Business, the Transferred Assets or the Assumed Liabilities, (b) there is no investigation pending based on prior written notice to the Seller, nor, to the Knowledge of the Seller, otherwise pending or threatened by any Governmental Entity against the Seller, its Affiliates, or their respective directors, officers or employees (in their capacities as such) relating to the Business, the Transferred Assets or the Assumed Liabilities and (c) the Seller is not (and since January 1, 2023 has not been) subject to any outstanding Order relating to the Business, the Transferred Assets or the Assumed Liabilities, except, in each of the foregoing clauses (a) through (c), as would not reasonably be expected to (i) be material to the Business or the Transferred Assets, or (ii) prevent, materially impede or materially delay the ability of the Seller to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.
3.7
Compliance with Laws.
(a)
The Seller is, and since January 1, 2023 has been, in compliance, in all material respects, with all Laws and Orders applicable to its operation of the Business or by which the Business or the Transferred Assets are bound. The Seller has not, since January 1, 2023, received written, or to the Knowledge of the Seller, oral notice of, or been formally charged by any Governmental Entity with, or to the Knowledge of the Seller, been investigated for, the violation of, or alleged noncompliance of, any Laws or Orders applicable to its operation of the Business or by which the Business or the Transferred Assets are bound or affected.

(b)
With respect to the Business and Transferred Assets, during the past five years, the Seller, including its directors, officers and employees, and, to the Knowledge of the Seller, its agents or other Persons acting on its behalf, have not, while acting on its behalf, directly or indirectly, (i) violated the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper or unlawful payments or anti-money laundering Laws (“Anti-Corruption Laws”); or (ii) attempted to provide, promised, or authorized the provision of anything of value to any “foreign official” (as defined by the FCPA) or other Person to unlawfully obtain business or secure an advantage in violation of Anti-Corruption Laws. At all times during the past five years, the Seller and its Subsidiaries have maintained and enforced policies and procedures reasonably designed to promote and ensure compliance with applicable Anti-Corruption Laws.
3.8
Permits. (i) The Seller holds all material Permits (including all such Permits required under Environmental Law) that are required for the lawful operation of the Business as currently conducted or for the ownership, lease and use of the Transferred Assets (the “Business Permits”); (ii) the Seller is not in default or violation of any Business Permit in any material respect; and (iii) the Business Permits are valid and in full force and effect, and no Order, condition or other fact exists that with notice or lapse of time or both would constitute a default or violation of any Business Permits. Since January 1, 2023, the Seller has not received any written, or to the Knowledge of the Seller, oral notice regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, except as would not reasonably be expected to be material to the Business or the Transferred Assets, each of the Business and the Transferred Assets individually taken as a whole. The Permits set forth on Section 3.8 of the Disclosure Schedules constitute all Business Permits as of the date hereof. The Seller has made available to the Buyer true, correct and complete copies of all Business Permits prior to the date hereof.
3.9
Employee Benefits.
(a)
Section 3.9(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of each Employee Plan. The Seller has made available to the Buyer a true and complete copy, as applicable, of each Employee Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing.
(b)
Except as set forth on Section 3.9(b) of the Disclosure Schedules, the Seller does not sponsor, maintain or contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer or other pension plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code, (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (v) a voluntary employee benefit association within the meaning of Section 501(a)(9) of the Code. There does not now exist, nor do any circumstances exist, that could reasonably be expected to result in any Controlled Group Liability of the Seller or its Subsidiaries that could be a Liability of the Buyer or any of its Affiliates after the Closing Date.

(c)
Except as set forth on Section 3.9(c) of the Disclosure Schedules, no Employee Plan or any other Contract, agreement or arrangement will, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (whether alone, or in combination with any other event or circumstance): (i) provide for the payment of any compensation or benefits (including any separation, severance or termination or similar payments or benefits) to any Business Service Provider; (ii) result in the acceleration of the time of payment or vesting or trigger any payment or funding of any compensation or benefits to any Business Service Provider; or (iii) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).
(d)
None of the Employee Plans provide (or, in the past, has provided), nor does the Seller or its Subsidiaries have or reasonably expect to have any obligation to provide, retiree or post-termination medical or life insurance benefits to any Business Service Provider after termination of employment or service, except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (the full cost of which is borne by the applicable employee).
(e)
There is no Employee Plan or other Contract, agreement, plan or arrangement to which the Seller is a party or otherwise could have any Liability, covering any Business Service Provider, which individually or collectively could require the Seller to pay a Tax gross up or other payment related to, or otherwise indemnify or reimburse, any Business Service Provider for Tax-related payments, including Taxes under Section 4999 of the Code or Section 409A of the Code.
(f)
Except as would not reasonably be likely to result in any material Liability to the Buyer or any of its Affiliates, each Employee Plan has at all times been established, operated and administered in all respects in accordance with its terms and in compliance with the requirements of all applicable Laws, including ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable determination letter (or opinion letter, if applicable) as to its tax-qualified status under the Code, and there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan. Each trust created under any such Employee Plans is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation and there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the exempt status of any such trust.
(g)
There are no Actions pending, or to the Knowledge of the Seller, threatened or reasonably anticipated (other than routine claims for benefits payable in the ordinary course) with respect to any Employee Plan or its assets brought by (i) any Governmental Entity or (ii) any Business Service Provider (or such Business Service Provider’s beneficiaries), in each case that reasonably would be expected to result in Liability to the Buyer or any of its Affiliates.

3.10
Labor and Employment Matters.
(a)
Section 3.10(a) of the Disclosure Schedules sets forth a complete and correct list of all Business Employees by: name (or such individual’s employee identification number); title or position; part-time or full-time status; status as exempt or non-exempt under applicable wage and hour Laws; current base salary or wage rate; current target bonus; start date; service reference date (if different from the start date); principal work location (city and state); amount of accrued but unused vacation; union or non-union; and an indication of whether or not such Business Employee is on leave of absence (the “Business Employee Census”). Each Business Employee is authorized to work in the United States, and no Business Employees are employed outside of the United States, nor have the Seller or its Subsidiaries employed any employees with respect to the Business outside of the United States. Except as set forth on Section 3.10(a) of the Disclosure Schedules, and other than with respect to services of employees of the Seller or its Subsidiaries made available pursuant to the Transition Services Agreement, the Business Employees are all of the employees of the Seller and its Affiliates who are necessary to operate the Business in substantially the same manner as operated by the Seller in all material respects.
(b)
Except for any noncompliance that would not result in material Liability for the Buyer or any of its Affiliates, the Seller is, and since January 1, 2023, has been in compliance with all terms of the Collective Bargaining Agreement and all applicable federal, state, and local Laws pertaining to labor and employment and labor and employment practices to the extent they relate to employees, consultants, and independent contractors of the Business, including but not limited to all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodations, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, whistleblowing, unemployment insurance laws, and the payment of social security and other Taxes. Except for any noncompliance that would not result in any liability for the Buyer, all individuals characterized and treated by the Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. Except for any noncompliance that would not result in any liability for the Buyer, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt.
(c)
There is no material employment- or labor-related claim pending against the Seller or any of its Affiliates brought by or on behalf of any Business Service Provider or any Governmental Entity or otherwise relating to the Business and, to the Knowledge of the Seller, no such claim is threatened.
(d)
Section 3.10(d) of the Disclosure Schedules sets forth, as of the date hereof, (i) all Collective Bargaining Agreements to which the Seller or any of its Affiliates are or have been a party with respect to the Business and (ii) all labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Seller, attempting to represent, any Business Employee. There are no pending, or, to the Knowledge of the Seller, threatened, strikes, grievances, unfair labor practice complaints, lockouts, work stoppages, slowdowns or other material labor-related disputes or disruptions against the Seller or its Subsidiaries with respect to the Business, nor have there been any such actions or disruptions since January 1, 2023.
(e)
In the two years prior to (and not including) the date hereof, the Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) with respect to the Business affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller (or its Affiliates with respect to the Business), or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Seller with respect to the Business except as would not result in any Liability for the Buyer or its Affiliates.
(f)
To the Knowledge of the Seller, no Business Employee is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar Contract in conflict with the present or proposed business activities of the Business.
3.11
Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedules, (i) the Seller is, and since January 1, 2023 has been, in material compliance with all Environmental Laws, which compliance has included obtaining and maintaining all Permits necessary for the occupation of the Seller’s premises and the ownership or operation of the Transferred Assets or the Business; (ii) neither the Seller, nor any Affiliate of the Seller nor any Person whose Liability the Seller has assumed or provided an indemnity with respect to (in each case, solely to the extent relating to the Business or the Transferred Assets) has manufactured, distributed, disposed of, arranged for the disposal of, treated, stored, handled, transported, Released, caused to be Released or exposed any Person to, any Hazardous Material or other pollutants or resources regulated by any Environmental Law in a manner or concentration that could result in material Liability or material remedial obligations pursuant to any Law; (iii) there has been no Release of Hazardous Materials by any third-party (and there is no contamination by Hazardous Materials) at any real property constituting Transferred Assets in a manner or concentration that could result in material Liability for, or material remedial obligations of, the Business pursuant to Environmental Law; (iv) there is, and since January 1, 2023 has been, no pending or, to the Knowledge of the Seller, threatened Environmental Claim against the Seller or any of its Affiliates, including for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law or provided an indemnity with respect to, in each case, to the extent applicable or relating to the Business, the Transferred Assets or the Assumed Liabilities and except as would not reasonably be expected to be material to the Business or the Transferred Assets, each of the Business and the Transferred Assets individually taken as a whole; and (v) the Seller has made available to the Buyer copies of all material environmental site assessments (including Phase I and Phase II reports), audits, reports and other material documents in respect of the Business and the Transferred Assets, in each case to the extent in the possession, custody or control of the Seller.
3.12
Taxes. Except as set forth in Section 3.12 of the Disclosure Schedules, (i) all material Tax Returns required to be filed prior to the Closing Date with respect to Asset Taxes have been or will be duly and timely filed (taking into account any extensions), and each such Tax Return is correct and complete in all material respects, (ii) all material Asset Taxes and any other material Taxes owed with respect to the Transferred Assets or the Business, in each case, that are required to have been paid prior to the Closing Date have been or will be duly and timely paid in full (whether or not shown on any Tax Return), (iii) there are no Liens for Taxes on the Transferred Assets other than Permitted Liens, (iv) no Tax Authority has proposed or has threatened in writing, any adjustment to any item with respect to any Taxes that would reasonably be expected to give rise to a Lien on any Transferred Asset, (v) there is no claim, audit, examination, investigation, or other proceeding relating to Taxes that is ongoing, now pending or threatened in writing, against or with respect to the Seller or any of its Affiliates that would reasonably be expected to give rise to an encumbrance on any Transferred Asset and (vi) none of the Transferred Assets is treated, or required to be treated, as held in an arrangement constituting a non-juridical entity that is included in the Transferred Assets or the Business and that requires a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
3.13
Material Contracts; Intercompany Agreements and Accounts.
(a)
Section 3.13(a) of the Disclosure Schedules identifies, as of the date of this Agreement, all “Material Contracts”, which comprise all of the following Contracts which constitute Transferred Assets:
(i)
any Contract with any Person involving the purchase by and supply of products or services to the Business that involves or could reasonably be expected to involve a gross purchase volume relating to the Business of either more than $1,000,000 per year or more than $5,000,000 in the aggregate over the full term thereof;
(ii)
any Contract with any customer that (A) involves wholesale purchase or (B) involves or could reasonably be expected to involve a gross purchase volume relating to the Business, in each case of more than $2,500,000 per year;
(iii)
any Contract that relates to Technology or Intellectual Property Rights (including an inbound or outbound License to any Technology or Intellectual Property Rights that is necessary for the operation of the Business as currently conducted) and is material to the Business, other than Commercial Licenses and Open Source Licenses;
(iv)
any Contract imposing by its express terms any restriction on the right or ability of the Seller or any of its Affiliates (or the Buyer or any of its Affiliates, after the Closing) to (A) compete with any other Person or (B) engage in any line of business (including the Business), directly or indirectly, with any Person;
(v)
any Contract granting (or providing for the future grant of) a material Lien upon any Transferred Asset, other than Permitted Liens;
(vi)
any Contract that includes by its express terms any (A) “most favored nations”, “take or pay” or similar terms, including with respect to pricing, (B) any right or option to purchase or otherwise acquire any of the Transferred Assets, including rights of first refusal, rights of first offer or similar rights or (C) exclusivity provisions or similar provisions that, in each case, materially restrict the Business;

(vii)
any Contracts with material continuing obligations on the part of the Business that relate to the acquisition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, relating to the Business;
(viii)
power purchase agreements, resource adequacy agreements, capacity agreements, feed-in-tariff or similar Contracts involving electricity in excess of five (5) megawatts;
(ix)
interconnection agreements and similar Contracts providing for the transmission of electricity involving electricity in excess of twenty (20) megawatts in the calendar year 2024 or any year thereafter;
(x)
any Contracts (A) for the sale of any Transferred Assets or of any other asset, right or property that is material to the Business or (B) for the grant to any Person of any preferential purchase rights (including any puts, calls, rights of first refusal, rights of first offer or similar rights) to purchase any Transferred Assets or any other asset, right or property that is material to the Business, in each case, other than this Agreement and the Ancillary Agreements;
(xi)
any partnership, joint venture or joint ownership agreements, including any Contract that creates, or obligates the Seller to participate in, any joint venture or similar arrangement;
(xii)
all Leases;
(xiii)
except for agreements relating to trade payables, all Contracts relating to the incurrence, assumption or guarantee of indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $250,000;
(xiv)
any Contract with any Governmental Entity;
(xv)
any Contract (other than any customer or supplier arrangement entered into in the ordinary course of business) that provides for any material indemnification rights to any Person pursuant to which there are ongoing obligations;
(xvi)
any Contracts for hedging or similar derivative transactions, in each case, in excess of $250,000;
(xvii)
any settlement agreement or conciliation of any Action relating to the Business since January 1, 2023 providing for payment by the Seller or its Subsidiaries in excess of $250,000 or under which the Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business;
(xviii)
any Contract relating to any future capital expenditures by the Seller relating to the Business in excess of $1,000,000 over the next 12 months not contemplated by the capital plan set forth in Section 5.4(b)(xvii) of the Disclosure Schedule;

(xix)
any Contract with a Related Party of the Seller that (A) is required to be disclosed on Section 3.21 of the Disclosure Schedules or (B) will not be terminated prior to or at the Closing;
(xx)
any Contract representing any Intercompany Agreement and Account;
(xxi)
any Collective Bargaining Agreement covering Business Employees; and
(xxii)
all Contracts providing for the extension of credit by the Seller in excess of $250,000 in any twelve (12)-month period, other than the extension of credit to vendors in the ordinary course of business.
(b)
The Seller has made available to the Buyer true, correct and complete copies of all Material Contracts, together, in each case, with all amendments, waivers or other changes thereto. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller and, to the Knowledge of the Seller, each other party thereto, in each case in accordance with its terms (except as such enforceability may be subject to applicable Laws relating to bankruptcy, insolvency and the relief of debtors and applicable Laws governing specific performance, injunctive relief or other equitable remedies). There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Seller (and the Seller has not received any written, or to the Knowledge of the Seller, oral notice alleging any such default or breach), and to the Knowledge of the Seller, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract. Except as would not reasonably be expected to be material to the Business and the Transferred Assets, taken as a whole, no event has occurred which, after notice or lapse of time or both, would reasonably be expected to give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract or the right to accelerate the performance of any obligation under, or cancel, modify or terminate any Material Contract (and the Seller has not received any written, or to the Knowledge of the Seller, oral notice alleging any such event or right). Neither the Seller nor any of its Subsidiaries has received notice from any counterparty to a Material Contract that such counterparty is terminating or intends to terminate, not renew or renegotiate in any material respect the terms of, any such Material Contract.
3.14
Intellectual Property.
(a)
Section 3.14(a) of the Disclosure Schedules sets forth a complete and accurate list of all registered, issued and applied-for Marks, Patents, Copyrights and domain names and all social media accounts included in the Transferred Assets (collectively, “Registered Transferred IPR”), setting forth for each item the record owner (and if different, beneficial owner), applicable jurisdiction, domain name registrar, status, application, registration or Patent number and date of application, registration or issuance, as applicable, and all material unregistered Marks included in the Transferred Assets. The Registered Transferred IPR is subsisting, and to the Knowledge of the Seller, valid and enforceable. Neither the Seller nor any of its Affiliates has

received any notice or claim challenging the validity, enforceability or registration of any Registered Transferred IPR. The Seller owns the material Intellectual Property Rights constituting Transferred Assets free and clear of all Liens, other than Permitted Liens.
(b)
There has not been any Action pending or, to the Knowledge of the Seller, threatened in writing or, to the Knowledge of the Seller, orally, against the Seller or any of its Affiliates since January 1, 2023 (or earlier, if presently unresolved) (i) alleging that the conduct of the Business is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person in any material respect, or (ii) challenging the Seller’s or any of its Affiliates’ ownership or use of any material Intellectual Property Rights constituting Transferred Assets.
(c)
Since January 1, 2023, the conduct of the Business has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person in any material respect. To the Knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating (or has since January 1, 2023, infringed, misappropriated, diluted or otherwise violated) any material Intellectual Property Rights constituting Transferred Assets, and neither the Seller nor any of its Affiliates has sent any written notice to any Person alleging the same. There is no judgment, Order, decree or Lien or License, settlement, co-existence, consent or similar agreement that restricts the Seller’s or any of its Affiliates’ right to use any material (i) Intellectual Property Rights or (ii) Technology constituting Transferred Assets.
(d)
The Seller and each of its Affiliates have taken commercially reasonable measures to protect the confidentiality of the information included in the Intellectual Property Rights constituting Transferred Assets that the Seller or any of its Affiliates has chosen to maintain as Trade Secrets. To the Knowledge of the Seller, there has been no unauthorized access to or use, disclosure or misappropriation of any such material Trade Secrets since January 1, 2023. Without limiting the generality of the foregoing, the Seller and each of its Affiliates has implemented and uses commercially reasonable efforts to enforce a policy requiring each employee and independent contractor and each other Person performing services for the Seller or its Affiliates who has received, or received access to, material Technology that is included in the Transferred Assets, or who has created material Intellectual Property Rights for or on behalf of the Seller or its Affiliates and included in the Transferred Assets, to sign a written agreement for the protection of confidential information and assignment of Intellectual Property Rights consistent with Seller’s standard forms of such agreement, and which are sufficient to vest ownership in the Seller of Intellectual Property Rights created by such Person and material to the Business and otherwise enable the Seller to make the representations herein with respect to protection of Trade Secrets and ownership of certain Intellectual Property Rights.
(e)
Neither the Seller nor any of its Affiliates have incorporated any Open Source Software in any software included in the Transferred Assets or owned by the Seller or any of its Affiliates and used in the Business (collectively, the “Business Software”) in a manner that would require as a condition of the use, modification, hosting, or distribution of such Open Source Software (or portion thereof) that such Business Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributed, hosted or otherwise made available at no or nominal charge, in each case, except as would not reasonably be expected to be material to the Business taken as a whole. The Seller and each of its

Affiliates is in compliance in all material respects with all Open Source Licenses used in the Business. No source code for any Business Software has been or is required to be disclosed, delivered or licensed to any escrow agent or other Person, except for disclosures to employees under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performance of services to the Seller.
(f)
To the Knowledge of the Seller, neither the Business Software nor any IT Assets contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Seller and each of its Affiliates implement industry standard measures designed to prevent the introduction of Malicious Code into the Business Software and IT Assets, including firewall protections and regular virus scans.
(g)
The computer hardware, software, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks and other information technology assets and infrastructure owned, leased or licensed by the Seller or any of its Affiliates and used by them in the operation of the Business (the “IT Assets”) are sufficient in all material respects and in adequate working condition to effectively perform all information technology operations necessary for the conduct of the Business as currently conducted. The IT Assets have not materially malfunctioned or failed in the past three years. Since January 1, 2023, the Seller and each of its Affiliates have at all times implemented, maintained and complied with (i) commercially reasonable measures to protect the confidentiality and security of the IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption or corruption (including any Security Incident), and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to the IT Assets.
3.15
Data Privacy.
(a)
The Seller, its Affiliates, and, to the Knowledge of the Seller, all third parties Processing Personal Data on behalf of, and/or sharing Personal Data with, the Seller and/or its Affiliates (collectively, “Data Partners”), are and have at all times since January 1, 2023 been, in compliance in all material respects with all Privacy Obligations. Except as would not reasonably be expected to be material to the Business, the Seller and each of its Affiliates has at all times presented a Privacy Policy or notice to individuals prior to the Processing of any Personal Data.
(b)
The Seller and each of its Affiliates have implemented and, since January 1, 2023, complied in all material respects with procedures for conducting due diligence on Data Partners to assess their information security program and compliance with Privacy Laws before allowing them to access, receive or otherwise Process Personal Data and, except as would not reasonably be expected to be material to the Business, have at all times since January 1, 2023 had contracts in place with all Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Data that comply with Privacy Obligations in all material respects.
(c)
None of the Seller, any of its Affiliates, nor to the Knowledge of the Seller, any Data Partner with respect to its Processing of Personal Data, has since January 1, 2023 experienced any Security Incident. The Seller and each of its Affiliates has at all times since January 1, 2023 implemented, maintained and complied with, and contractually required all Data Partners to at all times implement, maintain and comply with, technical, physical, and organizational measures that comply with Privacy Obligations and are designed to protect Personal Data and confidential information against Security Incidents. The Seller and each of its Affiliates have, since January 1, 2023, regularly tested its written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and neither the Seller nor any of its Affiliates have identified any medium, high, or critical vulnerabilities that have not been fully remediated.
(d)
Except as would not reasonably be expected to be material to the Business, in relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Obligation, none of the Seller, its Affiliates or any Data Partner have been, since January 1, 2023: (i) notified or been required to notify any customer, consumer, employee, Governmental Entity, or other Person; or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any Order, investigation or enforcement action by, any Governmental Entity or other Person.
3.16
Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and correct abstract of the material insurance policies of the Seller or its Affiliates providing coverage for the Business. True and correct summaries of all such policies that are occurrence-based insurance policies have been made available to the Buyer. Except as would not individually or in the aggregate have a Material Adverse Effect, (a) all such policies are in full force and effect, (b) neither the Seller nor such Affiliates is in breach of or default under, and no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification under, any such policies, (c) all premiums due with respect to each such policy have been paid or, if not due, accrued, (d) neither the Seller nor such Affiliates have received any written notice of cancellation, non-renewal, or threatened termination of, or material premium increases with respect to, or alteration of coverage under, any such policies, (e) since January 1, 2023, neither the Seller nor such Affiliates have made any claim under any such policy with respect to which an insurer has denied or disputed coverage and there are no claims pending under any such insurance policies, (f) such insurance policies are of the type and in amounts adequate to insure against the risks to which the Business is normally exposed and are sufficient for compliance with the requirements of any Contract and applicable Law, and (g) the Seller or its Affiliates have not failed to give notice or present any claims under any applicable insurance policy for known incidents in a due and timely fashion.
3.17
Brokers. No broker, finder or investment banker is, or will be, entitled to any brokerage, finder’s or other fee or commission for which the Buyer or any of its Affiliates is, or will be, liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

3.18
Title to Assets, Properties and Rights. Except as would not reasonably be expected to be material to the Business, the Seller has good and valid title to or a valid leasehold interest in or a valid license to use all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens. All such Transferred Assets are in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which they are currently being used, except as would not reasonably be expected to be material to the Business, taken as a whole.
3.19
Sufficiency. Except as set forth on Section 3.19 of the Disclosure Schedules, the transfer to the Buyer of the Transferred Assets pursuant to this Agreement, together with the Buyer’s rights under this Agreement and the Ancillary Agreements constitute all of the rights, property and assets necessary for, and are sufficient for, the Buyer to operate the Business immediately following the Closing on a continuous basis in substantially the same manner as operated by the Seller as of the date hereof and as of the Closing in all material respects.
3.20
Real Property.
(a)
Section 3.20 of the Disclosure Schedules sets forth a true and complete list of each parcel of Owned Real Property and Leased Real Property that constitute Transferred Assets.
(b)
The Seller owns good and valid fee simple title to the Owned Real Property that constitutes Transferred Assets, free and clear of all Liens, other than Permitted Liens and any such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Assets and the Business, taken as a whole.
(c)
The Seller has a valid leasehold interest in the Leased Real Property that constitute Transferred Assets, free and clear of all Liens, other than Permitted Liens. The Seller has provided the Buyer with true, correct and complete copies of all Leases. To the Knowledge of the Seller, all Leases are in full force and effect and there is no uncured material default under any Lease.
(d)
Except as would not reasonably be expected to be material to the Transferred Assets or the Business, taken as a whole, (i) the Seller has a valid easement or similar interest in the Easements, (ii) there is no uncured default under any Easement, and (iii) all Easements in place permit the Seller to operate its transmission lines and appurtenant facilities in the manner the Business is currently conducted in all material respects.
(e)
Other than the rights of the Buyer pursuant to this Agreement, to the Knowledge of the Seller, there are no outstanding options, rights of first offer or rights of first refusal to purchase any of Seller’s interest in the real property that constitutes Transferred Assets or any portion thereof or interests therein. Except as set forth on Section 3.20 of the Disclosure Schedules, the Seller is not a party to any agreement or option to purchase any material real property or interest therein relating to, or intended to be used in the operation of, the Business. The Seller has not assigned, leased or subleased any portion of the real property that constitutes Transferred Assets, and to the Knowledge of the Seller, no Person otherwise has the right to occupy, use or acquire all or any portion of the material real property that constitutes Transferred

Assets in a manner that would materially and adversely impact the current use of such real property.
(f)
No portion of the real property that constitutes Transferred Assets is subject to an eminent domain or condemnation proceeding brought by any third party.
(g)
The Seller has not received any written notice of any material violation of any applicable law relating to the real property that constitutes Transferred Assets which remains uncured or unresolved.
(h)
All material portions of the Seller’s transmission lines and appurtenant facilities included in the Transferred Assets are located on land that constitutes Transferred Assets or land that the Seller has valid easements, rights of way or rights of use that constitutes Transferred Assets and, except as would not materially and adversely impact the current use of such real property, Seller has adequate rights of ingress and egress to access all real property that constitutes Transferred Assets.
(i)
No Person is entitled to any royalty or other payment in the nature of a royalty on any minerals, metals or concentrates or any other such products removed or produced from the real property that constitutes Transferred Assets.
3.21
Related Party Transactions. Except as set forth on Section 3.21 of the Disclosure Schedules, no Related Party of the Seller has, directly or indirectly, (a) any interest in any Transferred Asset (including as a party to any Contract which constitutes a Transferred Asset) or any Assumed Liability; or (b) any interest in any Person that purchased from or sold or furnished to the Seller any goods or services relating to the Business within the past two years; provided, however, that passive ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.21.
3.22
Solvency. The Seller is not insolvent nor will be rendered insolvent by the conveyance of the Transferred Assets as contemplated by this Agreement and the Ancillary Agreements. The Seller is not entering into this Agreement or the transactions contemplated hereby or by the Ancillary Agreements with the intent to defraud, delay, or hinder its creditors. Except with respect to the Assumed Liabilities or with respect to the operation of the Business following the Closing, the transactions contemplated by this Agreement or any Ancillary Agreement will not, in and of themselves, give rise to any right of any creditor of the Seller to assert any claim whatsoever against the Buyer or any of its Affiliates or any of the Transferred Assets in the hands of the Buyer or any of its Affiliates or their respective successors and assigns following the Closing.
3.23
Trade Laws and Sanctions. For the past five years (and, with respect to Sanctions, since April 24, 2019), the Seller has conducted the Business (a) in compliance in all material respects with all applicable Sanctions and Trade Laws; (b) with controls and systems implemented to comply with applicable Sanctions and Trade Laws; (c) without engaging in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person if prohibited by Sanctions; and (d) without being the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Sanctions or Trade Laws or being notified in writing, or to the Knowledge of the Seller, orally of any such pending or threatened actions. Neither the Business nor its directors, officers or employees, or, to the Knowledge of the Seller, its agents is, or has been during the past five years (and, with respect to Sanctions, since April 24, 2019): (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Laws; or (z) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.
Article IV

REPRESENTATIONS AND WARRANTIES
OF the BUYER

The Buyer represents and warrants to the Seller that:

4.1
Organization and Qualification. The Buyer is a limited liability company duly formed, validly existing and in good standing (to the extent such concept or a comparable status is legally recognized) under the Laws of the jurisdiction of its formation, except where the failure to be in good standing would not reasonably be expected to prevent, materially impede or materially delay the ability of the Buyer to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Buyer has all requisite legal power and authority to carry on its business as now being conducted in all material respects and is qualified to do business and is in good standing (to the extent such concept or a comparable status is legally recognized) as a foreign limited liability company in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to prevent, materially impede or materially delay the ability of the Buyer to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.
4.2
Authority Relative to the Transaction Agreements.
(a)
The Buyer has all necessary legal powers and authorities to execute and deliver any Transaction Agreement to which it is or will be a party and to fully perform its obligations thereunder and to consummate the transactions contemplated thereby, and the execution, delivery and performance of any Transaction Agreement to which it is or will be a party has been duly authorized by all requisite legal action.
(b)
This Agreement has been duly executed and delivered by the Buyer and this Agreement is, and the other Transaction Agreements to which the Buyer will be a party when duly executed and delivered by the Buyer will be, assuming due execution and delivery by each of the other Parties hereto and thereto, valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3
Consents and Approvals; No Violations. No notice, authorization, approval, order or consent of, with or to, any Governmental Entity is required on the part of the Buyer for the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except (a) for the Required Regulatory Approvals and compliance with the applicable requirements of the HSR Act, (b) any Permit that has been made or obtained prior to the date of this Agreement; or (c) any such Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the ability of the Buyer to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby, as applicable, will (x) conflict with or result in any breach or violation of the Organizational Documents of the Buyer or (y) assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, violate any Law applicable to the Buyer or any of its properties or assets, except in the case of clause (y), for conflicts, breaches, violations, contraventions or defaults that would not reasonably be expected to prevent, materially impede or materially delay the ability of the Buyer to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.
4.4
Litigation; Orders. (a) There is no Action pending, or to the Knowledge of the Buyer, threatened by, against or involving the Buyer, (b) to the Knowledge of the Buyer, there is no investigation pending or threatened by any Governmental Entity against the Buyer and (c) the Buyer is not subject to any outstanding Order, except, in each of the foregoing clauses (a) through (c), as would not reasonably be expected to prevent, materially impede or materially delay the ability of the Buyer to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.
4.5
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Seller will be liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Buyer.
4.6
Financing Capability.
(a)
Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 are satisfied or waived at or prior to Closing, the Buyer will have available to it at the Closing funds in connection with the Debt Financing in an aggregate amount, when added with cash or amounts from any other available sources of funding (including rights to receive equity contributions), that will enable the Buyer to pay the Final Purchase Price and any fees, costs, and expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and to perform its other obligations hereunder (the “Required Financing Amount” ). As of the date of this Agreement, Buyer does not know of any circumstance or condition that would or would reasonably be expected to prevent or delay the availability of such funds or otherwise impair the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and pay the Required Financing Amount at the Closing.

(b)
As of the date of this Agreement, the Buyer has delivered to the Seller an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, as may be amended, modified, waived or replaced in accordance with the terms hereof, the “Debt Commitment Letter”), from the Financing Sources named therein, pursuant to which such Financing Sources have committed, on the terms and subject to the conditions set forth therein, to provide, or cause to be provided, to Buyer Parent (the “Debt Financing Borrower”) the financing commitments described therein (the “Debt Financing”); provided that the parties hereto acknowledge and agree that such financing commitments may be assigned on or after the date hereof to a direct holding company of Buyer Parent or to the Buyer (in each case, a permitted assignee of the Debt Financing Borrower), so long as, after giving effect to any such assignment or replacement, (A) the conditions precedent to the initial funding of the Debt Financing are, in the aggregate, no more onerous than those set forth in the Debt Commitment Letter delivered to the Seller, (B) such assignment or replacement is not reasonably likely to impede, prevent or materially delay the availability of the Debt Financing on the Closing Date, and (C) the proceeds of the Debt Financing will be available, in immediately available funds and subject only to the Financing Conditions, to the Buyer at the Closing to pay the Required Financing Amount. A true and complete copy of each fee letter related to the Debt Commitment Letter, to the extent applicable, as in effect on the date of this Agreement has been provided to the Seller, except that any fee amounts, pricing caps, market flex provisions and any other economic terms may have been redacted. Buyer Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement. As of the date of this Agreement, none of Buyer Parent and its Affiliates (including the Buyer) has entered into any side letters or other contracts or arrangements to which any of them are a party relating to the Debt Financing that (i) reduce the aggregate amount of the proceeds of the Debt Financing below the Required Financing Amount or (ii) expand, add to or otherwise adversely affect in any material respect, when taken as a whole, the conditions precedent to the initial funding of the Debt Financing in any material respect, other than as expressly set forth in the Debt Commitment Letter delivered to the Seller. Any assignment, replacement or other modification of the Debt Commitment Letter (including any change in the Debt Financing Borrower) shall be subject to, and shall not circumvent, the foregoing clause (i) or (ii). The Buyer and its Affiliates have not, and shall not, agreed to any such side letters, contracts or arrangements that would have the effects described in the foregoing clauses (i) or (ii). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and represents a valid, binding and enforceable obligation of Buyer Parent and, to the Knowledge of the Buyer, of each other party thereto, in each case, except to the extent that enforcement may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles. As of the date of this Agreement, the Debt Commitment Letter sets forth all of the conditions to the initial funding of the Debt Financing and there are no conditions precedent related to the availability and funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter (such express conditions, collectively, the “Financing Conditions” ). The Buyer has not entered into any agreement relating to the Debt Financing that adversely affects in any material respect the conditions precedent to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letter and any fee letters related to the Debt Commitment Letter. As of the date of this Agreement, no Financing Source has notified Buyer Parent or any of its Affiliates of such Financing Source’s intention to terminate, rescind or withdraw any of the Debt Financing. As of the date of this Agreement and assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, to the Knowledge of the Buyer, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer Parent or its Affiliates or any other party thereto under the Debt Commitment Letter that would in either case result in the failure of the funding obligations thereunder on the Closing Date. No reduction of the Debt Financing pursuant to the terms of the Debt Commitment Letter shall, individually or in the aggregate, result in the Debt Financing, together with cash or amounts from any other available sources of funding (including rights to receive equity contributions), being insufficient to pay the Required Financing Amount at the Closing.
(c)
As of the date of this Agreement and assuming the satisfaction of the conditions set forth in Article VIII, the Buyer has no reason to believe that any of the Financing Conditions will not be satisfied on a timely basis or that the Debt Financing, together with cash or amounts from any other available sources of funding and with the amount of proceeds from any equity financing of the Buyer, will not be available to the Buyer in an amount sufficient to fund the Required Financing Amount on the Closing Date, it being understood and agreed that the Debt Financing may be reduced on or prior to the Closing Date in accordance with the terms of the Debt Commitment Letter. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby and by the Ancillary Agreements are not contingent upon its ability to obtain any third party financing.
4.7
Solvency. Upon consummation of the transactions contemplated hereby and by the Ancillary Agreements, the Buyer and the Business will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
Article V

ADDITIONAL AGREEMENTS
5.1
Access to Books and Records.
(a)
From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article IX, the Seller shall, at Buyer’s expense, during normal business hours, upon reasonable notice and under the supervision of the Seller’s personnel (i) afford the Buyer and its Representatives reasonable access to the real property, books and records, Contracts and other documents and data, in each case, related to the Business, the Transferred Assets and the Assumed Liabilities and to the extent readily available or prepared by the Seller in the ordinary course of business; (ii) promptly furnish the Buyer, its Affiliates and their respective Representatives with such financial, operating and other data and information related to the Business, the Transferred Assets and the Assumed Liabilities (and any properties, facilities, books and records related thereto) that is prepared by the Seller and its Affiliates or otherwise readily available in the ordinary course of business as the Buyer, its Affiliates or any of their respective Representatives may reasonably request; and (iii) make its personnel reasonably available to discuss such information (provided, that the Buyer and its Representatives shall not, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), contact or communicate with any of such personnel without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) (email being sufficient); provided, further, that the Seller shall have the right to have one or more of its Representatives present at all times during any contact or communication with such personnel); provided, however, that (x) the Seller shall not be required to provide access to any Tax Returns of the Seller or its Affiliates (i) that are not related to the Business, the Transferred Assets, the Assumed Liabilities or the Assumed EDIT or (ii) that are consolidated, combined, affiliated or unitary income Tax Returns of the Seller and its Subsidiaries and (y) with respect to any properties, plants or other facilities of the Business, any such access shall not include access for the purpose of conducting any intrusive environmental sampling or other intrusive testing of any such properties, plants or other facilities; provided, further, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Seller. Notwithstanding the foregoing, the Seller shall not be required to provide access to or disclose information pursuant to this Section 5.1(a) where (i) such access or disclosure would, upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Seller, (ii) such disclosure would contravene any applicable Laws or binding agreement entered into by the Seller prior to the date of this Agreement or (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are engaged; provided, that the Seller shall use reasonable best efforts to permit the disclosure of such information to the fullest extent practicable in a manner that does not result in any of the foregoing.
(b)
For seven years from the Closing Date, the Buyer shall, during normal business hours, upon reasonable notice and under the supervision of the Buyer’s personnel, to the extent permitted by applicable Law, afford to the Seller and its Representatives reasonable access to the Transferred Books and Records of the Business, the Contracts and any other documents or materials transferred to the Buyer or any of its Affiliates as part of the Transferred Assets and relating to the Business, in each case, existing as of the Closing Date, and shall make available its personnel whose assistance is reasonably required, including for interviews, depositions and testimony in any legal matter concerning the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees prior to the Closing, in each case, during normal business hours and upon reasonable notice, to the extent reasonably necessary in connection with the Seller’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Seller to comply with any applicable Laws, (iii) performance of its obligations under this Agreement, any Ancillary Agreement and the implementation of the Electric Transmission Service and Interconnection Plan, or (iv) the defense or assertion of Actions by or against third parties (other than the Buyer and its Affiliates) in any Action relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees prior to the Closing; provided, however, that (x) the Buyer shall not be required to provide access to any Tax Return of the Buyer or any of its Affiliates, and (y) any permitted investigation undertaken by the Seller pursuant to the access granted under this Section 5.1(b) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Buyer and its Affiliates from and after the Closing. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(b) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Buyer or any of its

Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the Buyer or any of its Affiliates; provided, that the Buyer shall use reasonable best efforts to permit the disclosure of such information to the fullest extent practicable in a manner that does not result in any of the foregoing. The Seller shall reimburse the Buyer for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by the Buyer and its Affiliates in complying with its obligations under this Section 5.1(b). For the avoidance of doubt, such access shall not include the right to perform any invasive testing.
(c)
For seven years from the Closing Date, the Seller shall, to the extent permitted by applicable Law, afford to the Buyer and its Representatives reasonable access to the relevant portions of books and records of the Seller and its Subsidiaries (to the extent related to the Business) and any other information existing as of the Closing Date and to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, and shall make its personnel whose assistance is reasonably required reasonably available, including for interviews, depositions and testimony in any legal matter concerning the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, in each case, during normal business hours and upon reasonable notice, to the extent reasonably necessary in connection with the Buyer’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Buyer to comply with any applicable Laws, (iii) performance of its obligations under this Agreement, any Ancillary Agreement and the implementation of the Electric Transmission Service and Interconnection Plan, (iv) the defense or assertion of Actions by or against third parties (other than the Seller and its Affiliates) in any Action relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, or (v) for any other reasonable purpose; provided, however, that (x) the Seller shall not be required to provide access to any Tax Returns of the Seller or any of its Affiliates (i) to the extent not related to the Business, the Transferred Assets or the Assumed Liabilities or (ii) that are consolidated, combined, affiliated or unitary income Tax Returns of the Seller and its Subsidiaries, and (y) any permitted investigation undertaken by the Buyer pursuant to the access granted under this Section 5.1(c) shall be conducted in such a manner as not to unreasonably interfere with the Seller’s business operations from and after the Closing. Notwithstanding the foregoing, neither the Seller nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(c) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Seller or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the Seller or any of its Affiliates; provided, that the Seller shall use reasonable best efforts to permit the disclosure of such information to the fullest extent practicable in a manner that does not result in any of the foregoing. The Buyer shall reimburse the Seller for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by the Seller and its Affiliates in complying with its obligations under this Section 5.1(c). For the avoidance of doubt, such access shall not include the right to perform any invasive testing.
(d)
To the extent permitted by applicable Law, the Buyer agrees to hold all the books and records of the Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities (including the Transferred Books and Records), in each case, existing on the Closing Date, and not to destroy or dispose of any thereof, in each case, in accordance with the Buyer’s bona fide corporate policies related to the preservation of records, for a period of seven years from the Closing Date and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 30 days prior to such destruction or disposition to permit the Seller to make copies of such books and records at the Seller’s sole cost and expense (provided that the Buyer may use redaction and other similar procedures to ensure the security and confidentiality of any information contained in such books and records that is not related to the Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities). To the extent permitted by applicable Law, the Seller agrees to hold all books and records relating to the Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities (to the extent not included as Transferred Books and Records), in each case, existing on the Closing Date but not transferred to the Buyer, and not to destroy or dispose of any thereof, in each case, in accordance with the Seller’s bona fide corporate policies related to the preservation of records, for a period of seven years from the Closing Date and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 30 days prior to such destruction or disposition to permit the Buyer to make copies of such books and records at the Buyer’s sole cost and expense (provided that the Seller may use redaction and other similar procedures to ensure the security and confidentiality of any information contained in such books and records that is not related to the Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities).
5.2
Confidentiality.
(a)
The Confidentiality Agreement shall continue in full force and effect, in accordance with its terms, until the Closing; provided, that the definition of “Representative” herein shall be substituted for the definition therein. For purposes of the Confidentiality Agreement, each Party shall cause its Representatives (including, for the avoidance of doubt, any Financing Sources) to comply with the confidentiality obligations thereunder and shall be responsible for any breach thereof by any of its Representatives, and any disclosure to Representatives shall be permitted only if such Representatives are bound by confidentiality obligations no less restrictive than those set forth in the Confidentiality Agreement.
(b)
Each Party agrees, on behalf of itself and its Affiliates that, from and after the Closing until the date that is three years from the Closing Date, except as otherwise consented to by the other Party, all non-public information relating to a Party and its Affiliates (including, (x) with respect to the Seller and its Affiliates, the Excluded Assets, the Excluded Liabilities, and all Transaction Information in the possession of the Buyer or any of its Affiliates, and (y) with respect to the Buyer and its Affiliates, the Business, the Transferred Assets, the Transferred Employees, the Assumed Liabilities, and all Transaction Information in the possession of the Seller or any of its Affiliates) (collectively “Confidential Information”) will be kept confidential and will not be disclosed by the other Party or any of its Affiliates in any manner, in whole or in part. Each Party shall cause its Representatives (including, for the avoidance of doubt, any Financing Sources) to comply with the obligations of this Section 5.2(b) and shall be responsible for any breach of this Section 5.2(b) by any of its Representatives, and any disclosure of Confidential Information to Representatives shall be permitted only if such Representatives are bound by confidentiality obligations no less protective than those set forth in this Section 5.2(b). For purposes of this Section 5.2(b), Confidential Information shall not include any information: (A) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Agreement or (B) of which such Person (or its

Affiliates) learns from sources other than the disclosing Party; provided, that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. Notwithstanding the foregoing, if the Party receiving Confidential Information or its Representatives is requested or required by Law, subpoena or other valid legal process to disclose any Confidential Information to any Person, then such Party will, to the extent legally permitted, promptly provide the other Party with written notice of the applicable Law or process so that such other Party may seek a protective Order or other appropriate remedy (at such Party’s sole cost and expense). The Party receiving Confidential Information and its Representatives will, to the extent legally permitted, reasonably cooperate (at such other Party’s sole cost and expense) with the disclosing Party and its Representatives in any attempt by the disclosing Party to obtain any such protective Order or other remedy. If the disclosing Party elects not to seek, or is unsuccessful in obtaining, any such protective Order or other remedy in connection with any requirement that the Party receiving Confidential Information or any of its Representatives disclose Confidential Information, or if such Party or such Representative notifies, to the extent legally permitted, the disclosing Party in writing that such Party or such Representative’s legal counsel has advised such Party or such Representative that the disclosure of such Confidential Information is legally required, then such Party or such Representative may disclose such Confidential Information to the extent legally required; provided, however, that the Party receiving Confidential Information and its Representatives will use reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom such Party or any of its Representatives discloses such Confidential Information.
5.3
Efforts.
(a)
Cooperation; Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan as promptly as reasonably practicable, including to (i) obtain from Governmental Entities all consents, registrations, approvals, clearances, waivers, registrations, confirmations, permits and authorizations, or other actions or non-actions, as are necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan, including the Required Regulatory Approvals, and (ii) as promptly as reasonably practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement with WUTC, OPUC, CPUC, IPUC, UPSC and WPSC and (iii) as promptly as reasonably practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan with FERC. The Parties shall each submit, or cause to be submitted, to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice new notifications pursuant to the HSR Act on December 11, 2026 if, on such date, the Closing has not occurred and this Agreement has not been terminated pursuant to Article IX; provided, however, that the Buyer and the Seller shall be each be responsible for fifty percent (50%) all filings fees associated with such new notifications. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Seller, on the one hand, or the Buyer, on the other hand, or any of their respective Affiliates be required to agree to take any action that would, and each Party and its Affiliates shall not be permitted to without the other Party’s prior written approval, agree or consent to or accept any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including settlements, stipulations, operational restrictions, hold separate orders, divestitures or otherwise) as a condition to obtaining any such consents, registrations, approvals, clearances, waivers, registrations, confirmations, permits and authorizations, or other actions or non-actions, from a Governmental Entity as are necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan, including the Required Regulatory Approvals, that would individually or in the aggregate reasonably be expected to constitute a Burdensome Condition or (x) in the case of the Buyer, reasonably be expected to constitute a Buyer Burdensome Condition and (y) in the case of the Seller, reasonably be expected to constitute a Seller Burdensome Condition.
(b)
Without limiting the generality of the Parties’ undertaking pursuant to Section 5.3(a) but subject to the last sentence of Section 5.3(a), each of the Seller, on the one hand, and the Buyer, on the other hand, agrees to, and shall cause their respective controlled Affiliates to, use their respective reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity (including with respect to the Required Regulatory Approvals) so as to enable the Parties hereto to close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable and in no event later than two (2) Business Days prior to the Outside Date, including (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Buyer and its controlled Affiliates, (ii) the Buyer agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of any Transferred Asset or the Business contemporaneously with or subsequent to the Closing, and (iii) the Buyer agreeing to terminate any contract or other business relationship of the Business or of the Buyer and its controlled Affiliates. In addition, each of the Seller and the Buyer shall use their respective reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Outside Date.
(c)
Information. Each of the Seller and the Buyer shall, upon request by the other, furnish the other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) to any Governmental Entity in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan (including any additional information or documents or other materials in respect of the direct or indirect owners of the Parties and their respective ownership structures). The Seller and the Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3(c) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or the Buyer, as the case may be) or its legal counsel.

(d)
Status. Each of the Parties shall keep the other reasonably apprised of the status of matters relating to the Required Regulatory Approvals. Each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters set forth in this Section 5.3 and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Entity in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan before the WUTC, OPUC or FERC, including promptly furnishing the other with copies of substantive notices or other substantive communications received by the Seller or the Buyer, as the case may be. If a Party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby and by the Ancillary Agreements or the Electric Transmission Service and Interconnection Plan, including but not limited to a Second Request for Information under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, a response which is, at a minimum, in substantial compliance with such request. Unless prohibited by Law or by the applicable Governmental Entity, each Party shall promptly notify the other Party of any notice or other communication from any Person alleging that such Person’s approval, authorization, consent or Permit is or may be required in connection with the transactions contemplated by this Agreement, the Ancillary Agreements or the Electric Transmission Service and Interconnection Plan.
(e)
Filing Responsibility; Process Coordination. Without limiting the obligations set forth in Sections 5.3(a)–(d), the Parties agree that primary responsibility for the preparation, submission, and prosecution of the applications, notices, petitions and other filings required to obtain the Required Regulatory Approvals shall be allocated as follows (in each case, including any related requests for waivers, approvals, consents, clearances, exemptions, rehearings, reconsiderations and appeals, and any amendments or supplements thereto):
(i)
Joint Responsibility. The Seller and the Buyer shall be jointly responsible for preparing, submitting, and prosecuting the application(s), notices and other filings required to obtain: (A) approval from the WUTC; and (B) approval from the Governmental Entities with jurisdiction over the Specified Business Permit Transfer Approvals. To determine a credit for the rate base reduction in Washington associated with the sale of the Transferred Assets and Service Area Transfer, in the WUTC approval filing, the Parties shall request that the WUTC confirm that the rate base of the Transferred Assets is at least one billion and three hundred sixty million dollars ($1,360,000,000), which reflects the net book value of the Transferred Assets and the appropriate exclusion of accumulated deferred income tax described in Section 7.3. Based on such determination by the WUTC, the Seller shall fund in immediately available cash as of the Closing to the Buyer, from the Washington-allocated Regulatory Gain, a rate credit of nine million three hundred thousand dollars ($9,300,000), reflecting the revenue requirement of the reduction in rate base associated with the Service Area Transfer, and the Buyer shall provide this rate credit to Washington customers. In addition to the rate credit identified in this Section 5.3(e)(i), the Seller agrees to fund in immediately available cash as of the Closing to the Buyer from the Washington-allocated Regulatory Gain, a rate credit in the amount of seventy five million dollars $(75,000,000), and the Buyer agrees to provide this rate credit to Washington customers.

(ii)
Buyer Primary Responsibility. The Buyer shall have primary responsibility for preparing, submitting, and prosecuting applications, notices and other filings required to obtain: (A) approvals, clearances and the expiration or termination of any applicable waiting periods under any applicable antitrust, competition or premerger notification Laws (including under the HSR Act and APNA); (B) approval under Section 203 of the FPA from FERC; and (C) the Holdco Approval and the Asset Purchase Approval from the OPUC or any other Governmental Entity, as applicable.
(iii)
Seller Primary Responsibility. The Seller shall have primary responsibility for preparing, submitting, and prosecuting applications, notices and other filings required to obtain approvals from: (A) CPUC, (B) the IPUC, (C) the OPUC (other than the Holdco Approval and the Asset Purchase Approval), (D) the UPSC and (E) the WPSC.
(f)
Process; Support. The Party with primary responsibility for a particular Required Regulatory Approval (or the Buyer, with respect to those specified as “Joint Responsibility” above) shall (i) lead the drafting of the applicable filings and the overall strategy and advocacy in respect thereof, in consultation with the other Party; (ii) provide the other Party and its counsel a reasonable opportunity to review and comment on all material submissions and material substantive communications before they are filed or made (to the extent reasonably practicable); and (iii) consider in good faith the other Party’s timely comments. Each Party shall promptly provide the other with all information and support reasonably requested in connection with such filings, including providing appropriate declarations, affidavits, testimony, witnesses, data and documents, and making available knowledgeable employees for meetings or hearings, in each case, subject to Section 5.3(a).
(g)
Unless prohibited by Law or by the applicable Governmental Entity with respect to such consents and approvals specified as “Joint Responsibility” above, any proceedings before the OPUC (excluding the HoldCo Approval) or the approval under Section 203 of the FPA from FERC: (i) to the extent reasonably practicable, neither the Seller nor the Buyer (nor their respective Representatives on their behalf) shall participate in or attend any meeting, or engage in any substantive discussion with FERC or any Governmental Entity in Washington or Oregon (including any member of any Governmental Entity’s staff) for which the express or expected agenda includes this Agreement or the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan (including with respect to any of the actions referred to in this Section 5.3) without providing prior notice of any such meeting or discussion to the other and allowing the other Party to attend such a meeting or discussion (subject to appropriate confidentiality restrictions), and (ii) in the event a Party is prohibited by Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such discussion, the other Party shall keep such Party reasonably and promptly apprised with respect thereto; provided that the obligations in this sentence do not extend to meetings or discussions by the Parties with applicable Governmental Entities that are not arranged or held in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan, notwithstanding the fact that such transactions or the Required Regulatory Approvals may be discussed in such meetings or discussions.

(h)
To the extent permitted by applicable Law, the Parties shall use their respective reasonable best efforts to seek the transfer, assignment or issuance to the Buyer of each of the Business Permits. If any Permit other than any of the Business Permits set forth on Schedule 1.1‑SBPTA is not transferred, assigned or issued to by the Buyer prior to the Closing, and solely to the extent permitted by applicable Law, (x) the Buyer shall have the right to operate under such Permits, and (y) the Seller shall (i) maintain in full force and effect (until their termination) such Permits for the benefit of the Buyer, (ii) enforce at the Buyer’s reasonable request, or, to the extent permitted by applicable Law and at the Seller’s option, allow the Buyer to enforce, any rights of the Seller under such Permits and (iii) promptly provide to the Buyer copies of any substantive notices or other communications received with respect to such Permits, in each case until such Permit is so transfer, assigned or issued to the Buyer, and if not completed as of the Closing, the efforts set forth in the first sentence, and rights set forth in the second sentence, of this Section 5.3(h) shall continue for a period of eighteen (18) months after the Closing or the earlier termination of such Permit in accordance with its terms or transfer, assignment or issuance of such Permit to the Buyer; provided, however, that the Buyer shall be responsible for any costs and expenses or other Liabilities associated with such Permits from and after the Closing.
(i)
Except as specifically required by this Agreement, the Buyer shall not, and the Buyer shall cause its Affiliates not to, take any action, or refrain from taking any action, the effect of which would be to materially delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan. Without limiting the generality of the foregoing, neither Party shall, nor shall it allow its Affiliates to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan or the expiration or termination of any applicable waiting period.
(j)
The Parties shall use their respective reasonable best efforts to provide the information necessary to permit the Buyer and its Representatives to determine, in its reasonable discretion, whether a CFIUS Filing is required or advisable. Notwithstanding anything to the contrary in this Agreement, if the Buyer (or behalf of itself or any Investor) determines, in its reasonable discretion, that a CFIUS Filing shall be submitted in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan, then the Parties shall use their reasonable best efforts to assist in preparing and submitting the CFIUS Filing, including with respect to the following: (i) submit the CFIUS Filing as soon as reasonably practicable following the Investor’s determination to submit the CFIUS Filing; (ii) promptly and, in all events, consistent with any deadline imposed under the DPA or other applicable Law, comply with any request received by any of the Parties from CFIUS for any certification, additional information, documents or other materials in respect of the CFIUS Filing; (iii) ensure that any information furnished by the Parties to CFIUS is true, complete and correct in all material respects to the best of their respective knowledge; (iv) coordinate with the other Party on any material written or oral communication to CFIUS in connection with the CFIUS Filing (which communications shall be joint except to the extent such communications contain information that a Party reasonably considers to be confidential to any such Party); and (v) reasonably cooperate with the other Party to resolve any concerns CFIUS may raise regarding the impact of the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan on U.S. national security (provided, that Buyer (on behalf of itself or the Investor shall direct strategy for the CFIUS Filing in all respects)); provided, for the avoidance of doubt, that the filing of the CFIUS Filing, and the receipt of any approvals or consents with respect to CFIUS, shall not be a condition to the Closing.
5.4
Conduct of Business.
(a)
During the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article IX, except (i) as expressly required by this Agreement, (ii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law or Governmental Entity, the Seller shall conduct the Business in all material respects in the ordinary course consistent with past practice, and, consistent therewith, use its reasonable best efforts to keep intact the Business organization, operations and franchise, keep available the services of the Business Employees and preserve the rights, franchises, goodwill and relationships of the Business with employees, customers, suppliers, licensors, licensees, distributors, regulators and others that have a material business relationship with the Business, in each case, in the ordinary course of business consistent with past practice (provided, however, that no action or inaction by the Seller with respect to matters specifically addressed by Section 5.4(b) shall be deemed a breach of this Section 5.4(a)) if such action or inaction is in compliance with Section 5.4(b).
(b)
Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article IX, except (A) as expressly required by this Agreement, (B) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (C) as required by applicable Law or Governmental Entity, or (D) as set forth in Section 5.4(b) of the Disclosure Schedules, the Seller shall not and shall cause its controlled Affiliates not to, directly or indirectly, take any of the following actions:
(i)
fail to use reasonable best efforts to (x) maintain the Transferred Asset in all material respects other than in good operating condition and repair or (y) restore any such material Transferred Asset to good operating condition and repair as necessary for the operation of the Business, subject to normal wear and tear and subject to casualty loss (which the Seller shall use reasonable best efforts to remediate any material casualty loss with respect to such material Transferred Assets, subject to applicable Law and the terms and conditions of any applicable insurance policies);
(ii)
assign, transfer, lease, sublease, license, abandon, allow to lapse or expire, sell, pledge or subject to any Lien not in existence as of the date hereof (other than any Permitted Liens) any Transferred Asset, other than the disposal of obsolete, defective or surplus Transferred Assets in the ordinary course of business consistent with past practice (including with respect to the sale or disposal of inventory);

(iii)
amend any Privacy Obligation or the operation or security of any IT Assets, in each case, in any materially adverse manner;
(iv)
(A) enter into any Contract that would constitute a Material Contract if such Contract had been in effect as of the date hereof, (B) enter into any Contract which meet the requirements set forth on Schedule 5.4(b)(iv)(B), (C) amend, modify (other than by automatic extension or automatic renewal (if deemed an amendment or modification of any such Contract)) or waive the terms of, in any respect, any Material Contract, other than amendments or modifications in the ordinary course of business consistent with past practice, on terms no less favorable to the Business, or (D) cancel or terminate any Material Contract (excluding, for the avoidance of doubt, (x) any expiration of such Material Contract in accordance with its terms and that is no longer renewable or (y) any termination of such Contract by any counterparty thereto (other than the Seller or any of its Affiliates) without the consent of the Seller or any of its Affiliates);
(v)
other than in the ordinary course of business consistent with past practice, materially change the manner in which the Seller or any of its Affiliates extends discounts, credits or warranties to customers of the Business;
(vi)
enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse against the Buyer or that would constitute an Assumed Liability in excess of $250,000;
(vii)
incur, assume, guarantee or otherwise become liable for (directly or indirectly, contingently or otherwise) any indebtedness for borrowed money, other than any such Liabilities that constitute (and will constitute at and after the Closing) Excluded Liabilities;
(viii)
make, change or revoke any material Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any material amended Tax Return; enter into any closing agreement; settle or compromise any material Tax claim or assessment; surrender any right to claim a refund of a material amount of Taxes; request any ruling with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes outside the ordinary course of business; in each case only to the extent such action would affect Asset Taxes, the Transferred Assets or the Business;
(ix)
other than as required by applicable Law or GAAP, change any methods or principles of financial accounting used in the Business;
(x)
other than as required by Law or the terms of an applicable Collective Bargaining Agreement or Employee Plan, in either case, as in effect on the date hereof, (A) increase the compensation or, except as is expressly permitted by clause (C) below, benefits of any Business Employees with annual base compensation in excess of $144,000; (B) grant any rights to severance, retention, change in control, termination or similar pay to, or enter into any employment, consulting, retention, change in control, termination, severance or similar agreement with any Business Employee or any other individual service provider of the Business with annual base compensation in excess of $144,000; (C) establish, adopt, enter into, amend, terminate or accelerate the funding under, any Employee Plan applicable to any Business Employee other than for actions which also affect in a similar manner applicable Employee Plan participants who are not Business Employees; (D) transfer or modify the employment or engagement of any individual from a status in which such individual would have been a Business Employee to a status in which such individual will not be a Business Employee or from a status in which such individual would not have been a Business Employee to a status in which such individual would be a Business Employee; (E) terminate the employment or engagement of any Business Employee (other than for cause or due to permanent disability); or (F) hire any individual who would be a Business Employee other than to fill vacancies that are in existence on the date of this Agreement or that arise following the date of this Agreement due to the separation of a non-officer Business Employee in the ordinary course of business;
(xi)
(A) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Business Service Provider or (B) layoff or terminate employees that could result in Liability to the Buyer under the WARN Act;
(xii)
other than as required by Law, enter into, amend, modify or terminate any Collective Bargaining Agreement or any similar labor agreement in connection with the Business;
(xiii)
enter into any settlement or release with respect to any Action that will be a Transferred Asset or Assumed Liability or otherwise related to the Business or any customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business that (A) involves payments (contingent or otherwise) in excess of $250,000 in the aggregate that are not paid in full prior to the Closing or (B) impose any material non-monetary restrictions or Liabilities on the Business;
(xiv)
commence any material Action related to the Business or any customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business, other than (A) in the ordinary course of business consistent with past practice, or (B) claims, litigation or disputes relating to the Seller’s rights or remedies under this Agreement;
(xv)
fail to use reasonable best efforts to comply in any material respect with Laws applicable to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities;
(xvi)
(A) acquire or agree to acquire any asset that is or would upon acquisition constitute a Transferred Asset, except in the ordinary course of business consistent with past practice, or (B) acquire or agree to acquire in any manner (including by merger, consolidation, acquisition of stock, Equity Interests or assets or any other business combination) any corporation, partnership, other business organization or division or segment, or any material properties, Equity Interests or assets, which would upon acquisition constitute a part of the Business;
(xvii)
commit to make or make any capital expenditure, capital contribution or investment that would constitute an Assumed Liability, except (A) in accordance with the capital plan set forth in Section 5.4(b)(xvii) of the Disclosure Schedule, plus a five percent (5%) variance for each principal category set forth therein, (B) for capital as and when required to respond consistent with past practice to operational emergencies, equipment failures or outages or (C) as expressly required by Law or a Governmental Entity, including the WUTC, OPUC, CPUC, IPUC, UPSC, and WPSC;
(xviii)
fail to use reasonable best efforts to preserve and maintain all material Business Permits required for the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets in the ordinary course of business;
(xix)
enter into any new line of business, abandon any existing material line of business or change in any material respect any existing line of business or services, in each case, involving the Business;
(xx)
(A) waive, release or assign any material rights, claims or benefits of the Business under any insurance policy or (B) other than with respect to any changes applicable to the Seller or its Affiliates generally, fail to keep in force and effect insurance in respect of the Transferred Assets comparable in amount and scope of coverage to that maintained as of the date of this Agreement; or
(xxi)
agree or commit to take any action described in this Section 5.4(b).
(c)
Notwithstanding anything to the contrary herein, including the provisions of Sections 5.4(a) and (b), (i) nothing shall prohibit or otherwise restrict in any way the operation of the business of the Seller or any of its Affiliates unrelated to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities and (ii) nothing shall give the Buyer any right to manage, control, direct or be involved in the management of the Seller at any time or the management of the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities prior to the Closing.
(d)
Notwithstanding anything to the contrary herein, the Seller may take reasonable actions in compliance with applicable Law and Good Utility Practice with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, severe weather-related event, circumstance or development, act of terrorism or sabotage), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons; provided, that the Seller shall provide the Buyer with notice of such action taken as soon as reasonably practicable thereafter.
5.5
Regulatory Proceedings.
(a)
During the period of time between the date of this agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, with respect to

Regulatory Proceedings that could directly impact the Business (including FERC or WUTC Regulatory Proceedings relating to the Transferred Assets and/or Assumed Liabilities), the Seller may (i) initiate any such Regulatory Proceeding or (ii) enter into any settlement or stipulation in respect of any such Regulatory Proceeding, in any case, (A) in the ordinary course of business, or (B) otherwise with the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), other than, in each case, the initiation or entry into any settlement or stipulation with respect to a Material Regulatory Proceeding, which shall require the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything in this Agreement to the contrary, the terms of Section 5.3 shall control with respect to any Regulatory Proceeding concerning any Required Regulatory Approval.
(b)
During the period of time between the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, the Seller shall, to the extent permitted by Law, (i) keep the Buyer informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Entity (including any member or representative of any Governmental Entity’s staff) with respect to such Material Regulatory Proceedings and provide copies of any related non-privileged written communications or materials, (ii) consult with the Buyer and give the Buyer a reasonable opportunity, within time constraints imposed in such Material Regulatory Proceedings, to review and comment on material written communications or materials to be submitted to any Governmental Entity, in each case, with respect to any such Material Regulatory Proceedings, which the Seller shall consider in good faith, and (iii) use reasonable best efforts to provide the Buyer with reasonable prior notice of and an invitation to any such meeting, telephone call or conference or conversation (in each case, with full participation rights) related thereto and consider in good faith the views of the Buyer in connection therewith.
(c)
In the event that the Seller would be prohibited from taking any action by reason of this Section 5.5 without the prior written consent of the Buyer, such action may nevertheless be taken without such consent if the Seller requests the Buyer’s prior written consent and the Buyer fails to respond in writing (including in connection with a good faith request for further information or clarification regarding the requested consent) or fails to withhold its consent to such request within five (5) Business Days after the date such request is delivered; provided that the Buyer shall use reasonable best efforts to respond within any such shorter time period as may be requested by the Company and reasonably warranted by the circumstances.
(d)
For the avoidance of doubt, this Section 5.5 shall not relate to (x) any Tax or related Regulatory Proceedings or (y) any Regulatory Proceedings that both (i) do not directly impact the Business, the Transferred Assets or the Assumed Liabilities and (ii) do not relate to the transactions contemplated by this Agreement, the Ancillary Agreements or the Electric Transmission Service and Interconnection Plan.
5.6
Updates to Schedules. From the date of this Agreement until the date that is ten (10) Business Days prior to the Closing, the Seller shall deliver to the Buyer a supplement to Section 3.13(a) of the Disclosure Schedules additions to the list of Contracts entered into by the Seller, or any of its Affiliates, after the date of this Agreement and prior to the date that is ten (10) Business Days prior to the Closing in accordance with the terms hereof (including Section 5.4) which would have constituted “Material Contracts” if such Contracts had been in effect as of the date of this Agreement, and such Contracts identified on such supplement to Section 3.13(a) of the Disclosure Schedules shall be deemed “Material Contracts” for all purposes hereof from and after the date on which such supplement is delivered; provided, however, that no Contracts may be removed from the applicable schedules by way of the supplements to Section 3.13(a) of the Disclosure Schedules referred to in the foregoing clause without the express prior written consent of the Buyer. For the avoidance of doubt, no supplement, modification or amendment to any Schedule or to the Disclosure Schedules delivered by the Seller or any of its Affiliates after the date of this Agreement (including any supplement contemplated by this Section 5.6) shall have any effect on, and no such supplement, modification or amendment shall be deemed to have cured or effected in any manner any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the R&W Policy or the indemnification and termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VIII have been satisfied.
5.7
Public Announcements. The Parties will publicly announce this Agreement and the transactions contemplated hereby and by the Ancillary Agreements at (a) a mutually agreed upon time following the execution hereof, and (b) pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties and their Representatives prior to such time. Neither Party nor any of their respective Affiliates will issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of the other Party, except as such release or statement may be explicitly contemplated by this Agreement or required by applicable Law, including the rules or regulations of any securities exchange, in which case such Party or Affiliate will allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, except to the extent not legally permissible, and will consider in good faith the comments of such other Party with respect thereto. Notwithstanding the foregoing, either Party may, without the prior written consent of the other Party and at its own discretion, make a public announcement regarding this Agreement and the transactions contemplated herein at any time so long as the contents of such announcement shall consist, as it relates to this Agreement and the transactions contemplated herein, solely of information previously contained in prior announcements made by both of the Parties or with the prior written consent of both of the Parties.
5.8
Seller Marks; License to Retained Intellectual Property.
(a)
The Buyer, for itself and its Affiliates, acknowledges and agrees that the Buyer is not purchasing, acquiring or, except as otherwise set forth in the foregoing clauses (x) and (y), otherwise obtaining any right, title or interest in or to the Seller Marks and that the Seller and its Affiliates are the exclusive owners of the Seller Marks, and, except as expressly set forth herein or in the Transition Services Agreement, (i) neither the Buyer nor any of its Affiliates shall have any rights to use any Seller Marks, (ii) within one hundred and eighty (180) days following Closing, the Buyer shall, and shall cause its Affiliates to, cease any and all use of the Seller Marks, and (iii) neither the Buyer nor any of its Affiliates shall (A) use, register or seek to use or register in any jurisdiction any of the Seller Marks or any other Marks confusingly similar thereto or (B) contest the use, ownership, validity or enforceability of any rights of the Seller or any of its Affiliates in or to any of the Seller Marks. After the Closing Date, the Buyer shall not (and shall cause its Affiliates not to) represent that it has authority to bind the Seller or any of its Affiliates.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Buyer and its Affiliates shall not be in violation of this Section 5.8 by reason of (w) the use by the Buyer and/or its Affiliates of the Seller Marks solely to describe the prior ownership of the Business, (x) the appearance of the Seller Marks in or on any third party’s publications, marketing materials, brochures or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing, and that generally are in the public domain, or any other similar uses by any such third party over which none of the Buyer or its Affiliates have control, (y) the appearance of the Seller Marks in or on any equipment, manuals, work sheets, operating procedures, books, records or other written materials or other assets that are used solely for internal purposes only in connection with the Business; provided, that the Buyer and its Affiliates shall promptly, but in any event within two hundred and seventy (270) days following the Closing, remove such appearances of the Seller Marks in the ordinary course of the operation of their businesses or (z) the use by the Buyer or its Affiliates of the Seller Marks in a manner that constitutes “fair use” under applicable Law.
(b)
The Seller, on behalf of itself and its Affiliates, hereby grants to the Buyer and its Affiliates, effective as of Closing, a non-exclusive, fully paid-up, irrevocable, non-sublicensable (except as permitted below), worldwide, perpetual license to use or otherwise exploit any Intellectual Property Rights (excluding Marks) owned by Seller or any of its Affiliates, which Intellectual Property Rights were used in the operation of the Business during the twelve (12)-month period prior to Closing (the “Seller Licensed IPR”), solely in connection with the operation of the Business following the Closing (and the natural evolution thereof), in each case, in the manner such Seller Licensed IPR was used in the operation of the Business during the twelve (12)-month period prior to the Closing. The foregoing license is granted on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties disclaimed. The foregoing license shall be sublicensable to (i) service providers solely as necessary for purposes of their provision of services to the Buyer or its Affiliates in order to operate the Business in the same manner as it was conducted during the twelve (12)-month period prior to the Closing, and not, for the avoidance of doubt, for such service provider’s own benefit and (ii) distributors, resellers, customers and end-users of the Buyer or its Affiliates in the same manner as sublicensed by the Business during the twelve (12)-month period prior to the Closing. The foregoing license shall be assignable and transferable, in whole or in part, by the Buyer only to successors in interest (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise) to all or substantially all of the Business (provided, that the license shall remain limited to the Business and shall not extend to other businesses of the assignee or successor).
5.9
Misallocated Assets and Liabilities.
(a)
Subject in all instances to Section 2.2, if, following the Closing, any Party discovers that the Buyer owns any right, property, asset or Liability that constituted an Excluded Asset or Excluded Liability as of the Closing Date, or that any right, property, asset or Liability that has been transferred by the Seller to the Buyer was an Excluded Asset or Excluded Liability as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Buyer following Closing for the Seller, and the Buyer shall promptly Convey to the Seller (or any of its Affiliates as designated by the Seller), and the Seller shall, and shall cause the applicable Affiliate designated by the Seller, to accept and assume, such Excluded Asset or Excluded Liability, as applicable, without any consideration therefor, and, for the avoidance of doubt, such rights, property, assets or Liabilities shall be considered to be Excluded Assets or Excluded Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Subject, in all instances, to Section 2.2, if, following the Closing, any Party discovers that any Transferred Asset or Assumed Liability was not transferred to the Buyer as part of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Seller shall promptly Convey to the Buyer, and the Buyer shall accept and assume such Transferred Asset or Assumed Liability, as applicable, without any consideration therefor, and, for the avoidance of doubt, such Transferred Assets or Assumed Liabilities shall be considered to be Transferred Assets or Assumed Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Buyer or any of its Affiliates and the Seller or one of its Subsidiaries, as applicable, shall retain all such rights, properties, assets and Liabilities.
(b)
In the event that, notwithstanding the provisions of this Agreement, any third party attempts to collect an Assumed Liability from the Seller or its Affiliates, or an Excluded Liability from the Buyer or its Affiliates, and (i) any claim or demand is made by such third party in respect of any such Liability against the Seller or its Affiliates or the Buyer or its Affiliates, respectively, or (ii) any Action is commenced against the Seller or its Affiliates or the Buyer or its Affiliates, respectively, in respect of any such Liability, then, in each such case, (A) the Party receiving such claim or demand, or notice of such Action, shall promptly notify the other Party and send such Party any relevant documentation received in connection therewith, and (B) the allocation of, and defense with respect to, such Liability shall be governed by Article X.
(c)
The Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Buyer any monies or checks received by the Seller or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset. The Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Seller any monies or checks that have been received by the Buyer or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.
5.10
Notification of Certain Matters. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII (Conditions to Obligations to Close) of this Agreement becoming incapable of being satisfied.
5.11
Non-Solicitation. Each Party agrees that from and after the Closing Date until the first anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates not to, solicit for employment or retention, or hire, any Person who is a Transferred Employee, in the case of the Seller, or any employee of such Party, in the case of the Buyer; provided, however, that the foregoing shall not prohibit (A) soliciting by a Party or its respective Affiliates or Representatives (acting on behalf of such Party or its Affiliates) by general advertisements or other general recruitment techniques (including through the use of employment agencies or the placing of an advertisement), so long as such advertisements or techniques are not specifically directed at any such employee or group of such employees or (B) soliciting, recruiting or hiring of any such employee whose employment or engagement with the other Party or the Business has been terminated by the other Party or the Business at least six (6) months prior to the first date of any such solicitation, recruiting or hiring.
5.12
Ancillary Agreements; Shared Contracts.
(a)
During the period between the date hereof and the Closing Date, the Parties shall negotiate in good faith and use reasonable best efforts to prepare, finalize and agree upon the definitive forms of any agreements or arrangements reasonably necessary for the orderly transition and operation of the Business, including the Transition Services Agreement, the Construction Funding Agreement and the Joint Operating Agreements consistent in all material respects with the terms set forth in the Electric Transmission Service and Interconnection Plan attached hereto as Exhibit G (including, with respect to any balancing authority services, with the terms set forth in the Balancing Authority Services Term Sheet attached hereto as Exhibit I) (subject to such other changes or modifications as mutually agreed by the Parties after the date hereof), and the Power Purchase Agreement, consistent in all material respects with the Power Purchase Agreement Term Sheet attached hereto as Exhibit F (subject to such other changes or modifications as mutually agreed by the Parties after the date hereof), each to be executed at the Closing. Each Party shall use reasonable best efforts to make knowledgeable personnel reasonably available, provide drafts and comments on a timely basis, and furnish information reasonably requested and necessary to finalize each of such agreements or arrangements, including the Construction Funding Agreement, Joint Operating Agreement and Power Purchase Agreement prior to the Closing.
(b)
Except as otherwise agreed in writing by the Seller and the Buyer or as otherwise provided in this Agreement, any Ancillary Agreement or the Electric Transmission Service and Interconnection Plan until the earlier of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Shared Contract (for these purposes, disregarding any renewal or extension of any Shared Contracts after the Closing), to the extent requested by the Buyer with respect to a Shared Contract, the Seller and the Buyer shall (and shall cause their Representatives to) use reasonable best efforts to, at no cost to the Seller or its Representatives, obtain or structure an arrangement (including by splitting such Shared Contract) for the Buyer to receive the rights and benefits, and bear the Liabilities and burdens, of such portion of any such Shared Contract to the extent relating to the Business or otherwise replicate such Contract with the Buyer and such third party directly providing for the same rights and benefits, and Liabilities and burdens, with respect to the Business; provided that the Seller and its Representatives shall not be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Shared Contract or adversely affect the contractual rights of the Seller or any of its Affiliates. With respect to Liabilities pursuant to, under or relating to any Shared Contract, from and after the Closing, such Liabilities shall be allocated between (i) the Seller, on the one hand, to the extent arising out of or relating to the Seller’s retained businesses (other than the Business), and (ii) the Buyer, on the other hand, to the extent arising out of or relating to the Business. Notwithstanding the foregoing, each of the Seller and the Buyer shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract. Notwithstanding anything to the contrary contained herein, neither the Seller nor any of its Representatives shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 5.12(b), and the failure to receive any such consents or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article VIII shall have been satisfied; provided, that, subject to the foregoing, both Parties shall use their respective reasonable best efforts to obtain such consents.
5.13
Electric Transmission Service and Interconnection Plan. During the period between the date hereof and the Closing Date, the Parties shall cooperate in good faith and use their respective reasonable best efforts to implement, prepare for and operationalize the plan, projects, milestones and related workstreams set forth in Exhibit G which are expressly identified on Section 5.13 of the Disclosure Schedules as required to be implemented, prepared for or operationalized prior to the Closing. Following the Closing, the Parties shall continue to cooperate in good faith and each Party shall use its respective reasonable best efforts to implement, prepare for and operationalize the plan, projects, milestones and related workstreams set forth in Exhibit G which are expressly identified in Exhibit G as required to be completed following the Closing.
5.14
Insurance. From and after the Closing Date, the Business shall cease to be insured by the Seller’s or any of its Affiliates’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage. Notwithstanding the foregoing, from and after the Closing and solely to the extent permitted under (i) the terms and conditions of the Seller’s insurance policies and (ii) applicable Laws, the Buyer shall be entitled to seek from the applicable insurers the benefit of coverage under such insurance policies that are occurrence-based (excluding any “claims-made” policies and all self-insurance programs) with respect to the Business to the extent arising out of or relating to acts, facts, occurrences, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”). The Seller shall not amend or modify the terms of the coverage in place as of the Closing for any Pre-Closing Occurrences without the Buyer’s prior written consent. The Seller shall reasonably cooperate with and assist the Buyer and its Affiliates in the preparation, tender, pursuit, administration and collection of insurance claims under the Seller’s occurrence-based insurance policies with respect to any Pre-Closing Occurrence, including by promptly executing and delivering customary authorizations and assignments (to the extent permitted), tendering claims to applicable carriers, and providing reasonably requested information and books and records and making knowledgeable personnel reasonably available, in each case as reasonably requested by, and at the sole cost and expense of, the Buyer. With respect to any claims under the Seller’s occurrence-based insurance policies relating to Pre-Closing Occurrences duly made pursuant to this Section 5.14 (“Permitted Insurance Claims”), (i) if the Buyer is submitting any such claim, the Buyer shall provide the Seller with reasonable advance notice prior to making such claim (or, if such advance notice would reasonably be expected to prejudice Buyer in any material respect, promptly following making such claim), (ii) the Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable insurance policy and (iii) if the Seller or its Affiliates receives any payments in respect of any such claim, they shall pay, or cause to be paid, such payment to the Buyer (net of any Recovery Costs (as defined below) incurred by the Seller or any of its Affiliates in connection with the same); provided, that (A) the Buyer shall be fully liable for all uninsured or self-insured amounts in respect of such claims, (B) subject to compliance with this Section 5.14, the Seller and its Affiliates shall not be required to commence or participate in any Action in connection with any such claims and (C) the Buyer shall reimburse the Seller promptly upon request for all reasonable out-of-pocket costs or expenses incurred by the Seller or any of its Affiliates reasonably attributable to making or pursuing, or cooperating in the Buyer’s making or pursuing, any Permitted Insurance Claim, including (1) the reasonable costs of filing any such claim, (2) any deductibles, Taxes or other amounts that are payable by the Seller or any of its Affiliates solely and directly as a result of any such claim and (3) any premium increases under the applicable insurance policy that are reasonably attributable to any such claim (such costs and expenses, “Recovery Costs”). The parties agree that any recoveries in respect of Permitted Insurance Claims pursuant to this Section 5.14 shall inure first to reimburse any and all Recovery Costs.
5.15
Intercompany Agreements and Accounts. The Intercompany Agreements and Accounts other than those set forth on Schedule 5.15 or to the extent the subject of the Transition Services Agreement shall be terminated prior to or upon the Closing, without any Liability or ongoing obligation to either the Buyer, on the one hand, or the Seller or any of its Affiliates, on the other hand, following the Closing.
5.16
Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, the Seller will not, and will cause its Subsidiaries and its and their respective controlled Affiliates and Representatives not to, directly or indirectly, (a) take any action to solicit, initiate, consider, entertain, knowingly encourage, knowingly facilitate or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person (other than the Buyer and its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements) relating to the acquisition of the Business or any material portion of the Transferred Assets, (b) participate in any discussions or negotiations regarding, furnish any non-public information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any non-public information regarding the Business to any third party (except the furnishing of information to customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business in the ordinary course of business consistent with past practice for purposes of facilitating the Business’s ordinary business activities). The Seller shall promptly, and in any event within one (1) Business Day of the date of this Agreement, (A) terminate access of any third party to any data room containing any confidential information regarding the Business; (B) cease and cause to be terminated, and cause its Subsidiaries and its and their respective controlled Affiliates and Representatives to cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any third party with respect to, or which would reasonably be expected to lead to, any acquisition of the Business or any material portion of the Transferred Assets; and (C) request the return or destruction of any confidential information provided to any third party in connection therewith subject to the terms of any applicable confidentiality agreement. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 5.16 shall prohibit the Seller, its Subsidiaries or its and their respective controlled Affiliates and Representatives from taking any of the foregoing actions in connection with a sale or change of control of the Seller or all or any portion of the Excluded Assets, in each case, that would not involve the termination or modification of this Agreement.

5.17
Non-Finalized Regulatory Assets. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts from and after the Closing to support and defend, in the applicable RA Regulatory Proceedings, the values of the Non‑Finalized Regulatory Assets, including by (a) timely preparing, submitting and prosecuting all filings and submissions reasonably necessary or desirable to secure a Final Determination (provided, that the Seller shall be solely responsible for the costs and expenses of any appeal of any Order of a Governmental Entity to the extent that such appeal is requested by the Seller and if not so requested by the Buyer, then no appeal will be sought), (b) responding promptly to any data requests and information requirements of any Governmental Entity, and (c) consulting and coordinating in good faith with such other Party with respect to strategy, material positions and material submissions in such RA Regulatory Proceedings; provided, that, (i) the Buyer’s reasonable best efforts shall not include any actions beyond the ordinary course of business of the Seller in the two (2)-year period prior to the date of this Agreement, (ii) the Buyer shall not be permitted to settle any determination of the value of the Non-Finalized Regulatory Assets without the consent of the Seller (not to be unreasonably withheld, delayed or conditioned) (provided, that any such settlement with the consent of the Seller shall be deemed to be a Final Determination), (iii) the Buyer does not warrant to achieve the maximum value for the Non-Finalized Regulatory Assets, and the Buyer shall not be required to prejudice or otherwise compromise any rights or positions with respect to any post-Closing matters before the same Governmental Entity in connection with the RA Regulatory Proceedings (or otherwise to alter its ordinary course of business), (iv) neither Party owes a fiduciary duty or express or implied duty to the other Party hereunder and (v) no violation of this Section 5.17 shall be alleged against the Buyer so long as its supports and defends a value for the Non-Finalized Regulatory Assets determined in a neutral and good faith manner, so long as not primarily intended to reduce such value in respect of such Non-Finalized Regulatory Asset.
5.18
Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.
5.19
Financing.
(a)
Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article IX, and subject to the Buyer’s right to reduce, replace, terminate and/or assign the Debt Commitment Letter as otherwise set forth in this Section 5.19, the Buyer shall use its reasonable best efforts (i) to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date on the terms (including any market flex provisions) and subject only to the conditions described in the Debt Commitment Letter, (or on such terms and conditions as are acceptable to the Buyer and its Affiliates and the applicable Financing Sources in their sole discretion so long as such other terms and conditions do not constitute Prohibited Financing Amendments), (ii) to comply in all material respects with the Debt Commitment Letter to the extent compliance therewith is within the Buyer’s direct or indirect control, (iii) to satisfy on a timely basis (in any case, no later than the Closing Date) (x) all of the Financing Conditions under the Debt Commitment Letter that are within its or its Affiliates’ control and (y) other obligations applicable to the Buyer and/or its Affiliates under the Debt Commitment Letter and (iv) to enforce its rights, or its Affiliates’ rights, under the Debt Commitment Letter. The Buyer shall not, nor will it permit its Affiliates to, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (i) amend, replace, supplement, modify or waive any provision of the Debt Commitment Letter in a manner that (w) reduces the aggregate amount of the proceeds from the Debt Financing, when combined with the amount of cash and other sources of funds available to the Buyer (including the proceeds from any equity financing), to be below the Required Financing Amount, (x) adds to, expands or otherwise makes more onerous the conditions precedent to the receipt of any portion of the Debt Financing, (y) is reasonably likely to impede, prevent or materially delay the availability of the Debt Financing on the Closing Date, or (z) materially and adversely impacts the ability of the Buyer or its Affiliates to enforce their rights against any other party to the Debt Commitment Letter (the limitations in this prong (i), the “Prohibited Financing Amendments” ), or (ii) replace, terminate or assign the Debt Commitment Letter, except in each case where the Buyer or its Affiliates (1) concurrently obtains Alternate Financing in accordance with Section 5.19(c), (2) enters into any Permanent Financing and thereby reduces all or a portion of the aggregate amount of the Debt Financing to be provided pursuant to the terms of the Debt Commitment Letter by the amount of, or the amount of any commitment for, any such Permanent Financing so long as the conditions to funding under such Permanent Financing do not add to, expand or otherwise make more onerous the conditions precedent to any portion of the Debt Financing or (3) reduce and/or replace any portion of the Debt Financing by the amount of other sources of cash available to fund the transactions contemplated by this Agreement (as determined by the Buyer in good faith), including, without limitation, drawings under working capital facilities, the issuance of commercial paper or externally generated cash flow so long as, in each case, the Buyer has available to it sufficient funds to pay the Required Financing Amount at Closing; provided, that, for the avoidance of doubt, the Buyer may amend the Debt Commitment Letter in accordance with any market flex provisions thereof and/or to add lenders, lead arrangers, bookrunners, agents, managers or other entities thereto; provided, further, that the Buyer shall provide the Seller with copies of any such amendment reasonably promptly after the time such amendment is effective. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of the Buyer require or be deemed or construed to require the Buyer or its Affiliates to (I) seek equity financing from any source or pay any fees in excess in any material respect of those contemplated by the Debt Commitment Letter (including any market flex provisions set forth therein) as in effect on the date of this Agreement, (II) agree to any market flex provision materially less favorable to the Buyer than any market flex provisions contained in the Debt Commitment Letter as in effect on the date of this Agreement (in either case, whether to secure waiver of any conditions contained therein or otherwise), or (III) disclose any information (x) in respect of which disclosure is prohibited by applicable Law or (y) that is subject to attorney client or similar privilege or constitutes attorney work product. The Buyer and Seller acknowledge and agree that the Buyer shall not be required to consummate the Debt Financing prior to the Closing Date as contemplated by Section 2.4.
(b)
The Buyer shall give the Seller prompt (in any event, within three (3) Business Days) written notice (i) of any breach or default by any party to the Debt Commitment Letter of which the Buyer becomes aware that would reasonably be expected to delay or prevent the Closing, (ii) of the receipt of any written notice or other written communication, from any Person with respect to any actual material breach, default, termination or repudiation by any party to the Debt Commitment Letter, (iii) in the event the Buyer believes in good faith that it will not be able to obtain any portion of the Debt Financing, and (iv) of any termination of the Debt Commitment Letter, except, in each case of clauses (iii) and (iv), in accordance with the terms of the Debt Commitment Letter or unless the Debt Commitment Letter or Debt Financing is concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 5.19(a) such that the Buyer will have available to it the Required Financing Amount at Closing. Upon reasonable written request of the Seller, the Buyer shall keep the Seller informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.
(c)
If any portion of the Debt Financing becomes unavailable for any reason such that the Buyer will not have available to it at Closing the Required Financing Amount (for the avoidance of doubt, after taking into account any Permanent Financing and other sources of cash available to fund the transactions contemplated by this Agreement (as determined by the Buyer in good faith)), the Buyer shall promptly notify the Seller and will use its reasonable best efforts to obtain alternative debt financing from the Financing Sources and/or from alternate sources (any alternative debt financing, including any debt securities and/or any credit facilities issued in lieu of any portion of the Debt Financing as contemplated in the Debt Commitment Letter, “Alternate Financing”) on terms and conditions that are, in the aggregate, no less favorable to the Buyer than those contained in the Debt Commitment Letter as in effect on the date hereof (including any market flex provisions related thereto) unless otherwise acceptable to the Buyer in its sole discretion; provided, that without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), such Alternate Financing shall not provide for any Prohibited Financing Amendments; provided, further, that such Alternate Financing shall not be reasonably likely to delay Closing. The Buyer shall promptly after execution thereof, deliver to the Seller complete and correct copies of all commitment letters and fee letters pursuant to which any Alternate Financing shall be made available to the Buyer at the Closing, except that any fee amounts, any market flex provisions and any other economic terms may be redacted.
(d)
Prior to the Closing, the Seller shall, at the sole cost and expense of the Buyer, use its reasonable best efforts to provide, and shall cause its Affiliates and its and their respective Representatives to use reasonable best efforts to provide, such cooperation as is customary in connection with the arrangement, syndication and/or marketing of the Debt Financing or any of the following financings undertaken in connection with the transactions contemplated by this Agreement (collectively, the “Available Financing”): (i) senior secured or unsecured term loan or revolving credit facilities (including syndicated bank term loans or revolving credit facilities); (ii) offerings of senior secured or unsecured notes pursuant to Rule 144A and/or Regulation S or registered under the Securities Act of 1933, as amended; (iii) privately placed senior secured or unsecured notes issued pursuant to Section 4(a)(2) of the Securities Act or other available private placement exemptions; and (iv) offerings or issuances of equity securities (including common equity, preferred equity or equity‑linked securities) of Buyer Parent, Buyer or any of their Affiliates; provided, that “Available Financing” shall not include commercial paper programs, intercompany loans, vendor or seller financing, receivables or other asset‑backed securitizations, equipment financings or sale‑leasebacks, project‑level, export credit agency‑backed, tax‑equity or lease‑based financings, or any transaction requiring the Seller or its Affiliates to grant any Lien or other encumbrance on the Transferred Assets prior to the Closing (for purposes of this Section 5.19(d), “Financing Sources” includes the financing sources (other than Buyer and its Affiliates) in respect of any Available Financing) as may be reasonably requested by the Buyer. Such assistance and cooperation shall include:

(i)
making available to Buyer and the Financing Sources, such financial and other pertinent information regarding the Business and the Transferred Assets as may be reasonably requested by the Buyer or its Financing Sources, including (x) Financing Information and (y) such information as is necessary to allow Buyer to prepare pro forma financial statements and (z) customary management representation and customary authorization letters (including customary authorization letters to the Financing Sources authorizing the distribution of information regarding Seller and its Affiliates to prospective lenders or investors in connection with the Available Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Seller and its Affiliates or their securities and a customary representation as to the accuracy of the information contained in the disclosure and marketing materials to the extent provided by or on behalf of Seller related to the Available Financing);
(ii)
causing the Seller’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, to reasonably assist the Buyer in its preparation of lender and investor presentations, rating agency presentations, bank information memoranda, bank books, confidential information memoranda, offering memoranda, marketing materials and other similar documents and materials customary for the Available Financing;
(iii)
causing members of the Seller’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in a reasonable number of lender presentations, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings and calls with the Financing Sources and prospective providers of the Available Financing and ratings agencies, in each case, upon reasonable advance notice and at mutually agreed times (in each case, including via video conference);
(iv)
causing members of the Seller’s and its Subsidiaries’ management teams that are continuing in similar (or equivalent) roles with respect to the Business after the Closing, with appropriate seniority and expertise, to (A) reasonably assist in the preparation and negotiation of the definitive financing agreements for the Available Financing (and the schedules and exhibits thereto), (B) facilitate the execution and delivery at the Closing of such definitive financing agreements, including by being available upon reasonable notice to sign any credit agreements, any guarantee and collateral agreements (if any), any other related agreements and related customary officer’s certificates (provided, that any solvency certificate shall be delivered by the Buyer’s chief financial officer (or equivalent) and not by any officer of the Seller or its Affiliates), secretary’s certificates, perfection certificates and customary management representation and customary authorization letters and other documentation required by the Financing Sources as a condition to obtaining the Available Financing and the related definitive financing agreements (in each case (other than with respect to customary management representation and customary authorization letters) to be held in escrow pending the Closing, with the effectiveness of such signatures conditioned upon the consummation of the Closing) in anticipation of the Closing, and furnish all information relating to the Business and the Transferred Assets to the Buyer to be included in any schedules to the definitive financing agreements or in any perfection certificates and (C) take such actions as are reasonably requested by the Buyer or its Financing Sources that are within the control of the Seller and required for the satisfaction on a timely basis of all conditions precedent to obtaining the Available Financing;
(v)
at least three (3) Business Days prior to the Closing, providing all documentation and other information about the Business and Transferred Assets as is reasonably requested by the Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230); and
(vi)
using its reasonable best efforts to cause its independent auditors to provide drafts and executed versions of customary auditors consents and customary comfort letters (including customary change period comfort and “negative assurance” comfort upon any notes pricing date and upon the related closing), (B) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (C) otherwise provide customary assistance, in each case of the foregoing, subject to completion of customary procedures.

provided, that none of the Seller or any of its Affiliates or its or their respective directors, officers, employees, agents or other representatives shall be required to (i) pay any commitment fee or other fee or expense in connection with the Available Financing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of the Buyer under this Agreement, (ii) take any action which would result in the incurrence of any Liability with respect to matters relating to the Available Financing (other than with respect to customary management representation and customary authorization letters with respect to historical financial statements of the Business), (iii) provide (x) pro forma financial information, including Regulation S-X compliant pro forma financial information, pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (y) any description of all or any component of the Available Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”) or (z) projections, risk factors or other forward-looking statements relating to all or any component of the Available Financing (which items (x) through (z) shall be the sole responsibility of the Buyer), (iv) take any action that would be prohibited by any applicable Law or result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Seller or its Affiliates under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any material agreement to which the Seller or its Affiliates is a party or by which the Seller or its Affiliates or their respective properties or assets is bound, (v) execute or enter into any certificate, instrument, agreement or other document in connection with the Available Financing that will be effective prior to the Closing or that is not contingent on the Closing (except for customary management representation and authorization letters), (vi) cooperate or take any other actions or efforts in connection with the Available Financing to the extent it would interfere unreasonably with the business or operations of the Seller or its Affiliates; (vii) adopt resolutions approving or otherwise approve the agreements, documents or instruments pursuant to which the Available Financing is made, or (vi) cooperate (and the Seller and its Affiliates shall not be required to take any action or permit the taking of any action) to the extent that it would (A) require the Seller or its Affiliates to disclose information prohibited or restricted under applicable Law that is subject to any attorney-client, attorney work product or other legal privilege, (B) cause any covenant, representation or warranty in this Agreement to be breached by the Seller, (C) cause any condition to the Closing set forth in Article VIII to not be satisfied or otherwise cause any breach of this Agreement, (D) cause any officer or director of the Seller or its Affiliates to incur any personal liability with respect to any matters relating to the Available Financing or (E) cause any of the Seller or its Affiliates to violate any obligation of confidentiality (not created in contemplation hereof) binding on any of the Seller or its Affiliates. Nothing in this Agreement shall require, or be construed to require, the commencement, completion or maintenance of any “marketing period” (however defined) for any Available Financing or Alternate Financing. Upon the earlier of the Closing Date and the valid termination of this Agreement, the Buyer shall promptly reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Seller or any of its Affiliates in connection with the cooperation of the Seller and its Affiliates under this Section 5.19(d). The Buyer shall indemnify and hold harmless each of the Seller and its Affiliates from and against any and all losses, damages, claims, reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ expenses) and other liabilities suffered or incurred by any of them in connection with the cooperation provided by such Person under this Section 5.19(d), except to the extent arising from Fraud by the Seller or its Affiliates.

(e)
The Seller, on behalf of itself and its Affiliates, hereby consents to the use of their logos in connection with the Debt Financing, but only to the extent that such use (i) is not prohibited by applicable Law, and (ii) is solely in a manner that is not intended to or would reasonably be expected to harm or disparage the Seller or its Affiliates or the reputation or goodwill of the Seller and its Affiliates.

For purposes of this Section 5.19, the term “Debt Financing” shall also be deemed to include any Alternate Financing or any Permanent Financing or replacement debt financing arrangements permitted under Section 5.19(a) and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter with respect to such Alternate Financing or such Permanent Financing or replacement debt financing. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.2(b), as it applies to the obligations of the Seller under this Section 5.19, shall be deemed satisfied unless (i) the Seller has materially breached its obligations under this Section 5.19 and such breach (that goes uncured) has been the proximate cause of the failure of the Debt Financing not being obtained and (ii) the Buyer has notified the Seller of such breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Seller with a reasonable opportunity to cure such breach. To the extent that, after giving effect to any reductions contemplated by this Section 5.19, no commitments remain outstanding under the Debt Commitment Letter, Buyer Parent may terminate the Debt Commitment Letter. The Buyer acknowledges and agrees that its obligations to consummate the Closing and the other transactions contemplated by this Agreement and the Ancillary Agreements are not conditioned or contingent upon receipt of the Debt Financing.

5.20
Seller Indebtedness Release. The Seller shall deliver prior to the Closing, a customary release letter evidencing the release of the Transferred Assets from the Seller Indebtedness (the “Seller Indebtedness Release”) to the Buyer. The Seller Indebtedness Release

shall provide that all Liens under the Seller Indebtedness and all guarantees relating to the Transferred Assets under the Seller Indebtedness shall be released and terminated upon the consummation of the transactions contemplated hereby and by the Ancillary Agreements (and an undertaking by the applicable holder (or the trustee or agent (or similar person) on behalf of such holders) thereunder to execute and file or permit the Seller, the Buyer or their respective designees to file, Uniform Commercial Code termination statements and such other documents or endorsements reasonably necessary to release and terminate such Liens and guarantees). The Seller shall bear all costs and expenses incurred by the Seller or any of its Affiliates in connection with the Seller Indebtedness Release (including any penalty, payment or prepayment of principal or interest (including prepayment penalties) to the extent due and payable in accordance with the terms of the applicable Seller Indebtedness and in connection with any such Seller Indebtedness Release).
5.21
Certain Actions; Real Property Commitments.
(a)
Within one (1) month of the date hereof, the Seller shall, to the extent reasonably available and within the Seller’s possession, provide the Buyer all title commitments, title policies, surveys, documentation, leases, records, agreements, assignments, and other materials reasonably requested by Buyer and its Representatives in order to diligence the Transferred Assets pertaining to real property that is necessary for the operation of the Business to Buyer’s reasonable satisfaction.
(b)
Prior to the Closing, the Seller shall use reasonable best efforts to reasonably assist the Buyer, to the extent so requested, in obtaining title insurance policies, surveys and zoning reports with respect to the real property that constitutes Transferred Assets. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Buyer’s receipt of title policies or surveys with respect to the real property that constitutes Transferred Assets shall in no way be deemed a condition to the Closing. In furtherance of the foregoing, the Seller shall provide reasonable access, at reasonable times during normal business hours and upon reasonable advance notice, to the Buyer and its Representatives for purposes of such surveys and reports, including as follows:
(i)
Within six (6) months of the date hereof (the “Final Title Objection Period”), the Buyer shall be permitted to (x) object to defects in title with respect to such real property that constitutes Transferred Assets necessary for the operation of the Business as operated as of the date hereof in all material respects, as disclosed by title commitments or surveys that are not Permitted Liens and that are reasonably expected to be material and adverse to the Business and would not allow the Business to operate in substantially the same manner as operated as of the date hereof in all material respects (each, a “Title Objection”), (y) identify any easements or rights of way necessary for the operation of the Business as operated as of the date hereof in all material respects that have not been included within the Transferred Assets (each, a “Missing Asset Objection” and, together with a Title Objection, a “Real Property Objection”), and (z) identify any Transferred Assets pertaining to real property that have not been described with specificity such that an enforceable transfer of assets necessary for the operation of the Business to the Buyer cannot occur upon the Closing Date (each, an “Enforceable Transfer Objection” ). If Buyer raises any Title Objections, the Seller shall, if such title defect is not a monetary Lien, use reasonable best efforts to remove such title defect prior to the Closing. If such defect is a monetary Lien, Seller shall remove such title defect prior to the Closing. If Buyer raises any Missing Asset Objection, Seller shall use reasonable best efforts to identify whether Seller owns any easements or rights of way that would eliminate such Missing Asset Objection prior to Closing and, if any such easements or rights of way are identified, such easements and rights of way shall be deemed a Transferred Assets and the Buyer and the Seller shall make provision for the Buyer to receive access to such Transferred Asset for use in the Business in accordance with Section 2.1(a). If the Buyer raises any Enforceable Transfer Objection, the Seller shall use reasonable best efforts to identify such Transferred Assets with specificity prior to Closing in order to permit the enforceable transfer of such assets to the Buyer at Closing as Transferred Assets.
(ii)
On or prior to the Closing Date, the Seller shall execute and deliver customary owner’s affidavits and gap indemnities with respect to the real property that constitutes Transferred Assets and other customary authority documentation reasonably requested by the title company, as may be in a form reasonably acceptable to the Seller and the title company to effect the transfer of the real property that constitutes Transferred Assets to the Buyer and issue any Title Policy with respect to the Material Transferred Real Property; provided, that, notwithstanding anything to the contrary, nothing contained in any such documentation shall create any additional Liability on behalf of Seller or any of its Affiliates.
(iii)
Except for the cost of monetary title defects (which shall be borne by the Seller as provided in Section 5.21(b)(i) above), the Seller agrees and acknowledges that Seller shall be responsible for fifty percent (50%) of all reasonable and documented third-party out-of-pocket costs and expenses incurred by Buyer in its inspection of the real property assets and related documentation (including any fees and expenses of outside legal counsel), up to an aggregate amount of two hundred and fifty thousand dollars ($250,000).
5.22
Washington Emissions Performance Standard. The parties acknowledge and agree that the transfer of the Chehalis combined cycle gas turbine plant from the Seller to the Buyer pursuant to the terms of this Agreement is not intended to create a new standalone ownership interest in the Chehalis combined cycle gas turbine plant and instead is part of a direct or indirect change of ownership of the electrical company providing service to the Service Area. In furtherance of the foregoing, the Buyer acknowledges and agrees that it will continue to meet the currently-applicable Washington Emissions Performance Standard benchmark with respect to the Chehalis combined cycle gas turbine plant, approved in 2009.
5.23
Fair Consideration. The parties acknowledge and agree that the Conveyance of the Business and the Transferred Assets as contemplated by this Agreement and the Ancillary Agreements is intended to be made in exchange for fair and equivalent consideration and, as of the date hereof, neither Party has knowledge of any event that would contradict such intention.
5.24
Transition Committee. Subject to applicable Law, including any Antitrust Law, as soon as reasonably practicable after the date hereof, the Parties shall create a special transition committee to oversee integration planning, including the development and implementation of the Transition Services Agreement and the separation, migration and integration of the data, information and documentation thereunder and other plans or actions related to the separation or integration of the Business, the Transferred Assets and the Assumed Liabilities (the “Integration Planning Committee”). The Integration Planning Committee shall be comprised of four (4) designees, with two (2) designees appointed by each of the Buyer and the Seller.
5.25
Credit Support.
(a)
The Buyer shall use reasonable best efforts to (a) cause itself or one or more of its Affiliates to be substituted in all respects for the Seller and its Affiliates, and the Seller and its Affiliates to be otherwise removed or released, effective as of the Closing, in respect of all obligations of the Seller and its Affiliates under any Credit Support listed on Schedule 5.25(a) of the Disclosure Schedule, or any such Credit Support entered into during the period beginning on the date of this Agreement through the Closing, provided that the Seller and its Affiliates may not enter into any such Credit Support without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), and, in each case, for all obligations of the Seller and its Affiliates in respect thereof to be terminated, or (b) assume all of the Seller’s or any of its Affiliates’ obligations under each such outstanding Credit Support and obtain from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to each Party) of the Seller or its Affiliates for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under any such Credit Support; provided, that the Buyer may elect (but shall have no obligation) to terminate (and, if the Buyer does so elect, the Seller shall use its reasonable best efforts to cause such termination, at the Buyer’s expense and with no Liability to the Seller or its applicable Affiliates, at the Closing) any of the underlying Contracts, obligations or arrangements to which such outstanding Credit Support relates.
(b)
In the event that, as of the Closing, the Buyer has been unable to effect any such substitution, removal, release or termination with respect to any outstanding Credit Support, the Parties shall proceed with the Closing, and from and after the Closing, (i) the Buyer shall use its reasonable best efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing, (ii) the Seller or its applicable Affiliate shall maintain such Credit Support in accordance with its terms, and (iii) the Buyer shall indemnify and hold the Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Credit Support harmless for any and all payments required to be made under, and the reasonable, documented out-of-pocket costs and expenses incurred in connection with, such Credit Support borne or incurred by the Seller or its Affiliates that are a party to or otherwise have liability with respect to such Credit Support.
(c)
Notwithstanding anything to the contrary in this Section 5.25, (i) in obtaining the release of the Seller or its Affiliates from any Liability pursuant to any of the outstanding Credit Support, the Buyer and its Affiliates shall not be required to (A) agree to any amendment of or modification to any Contract or (B) otherwise agree to enter into any Contract on terms that are materially less favorable, in the aggregate, to the Buyer than the terms applicable to the Seller or its Affiliates under the outstanding Credit Support, and (ii) in replacing any of the Credit Support, the Buyer shall be required only to furnish, obtain or post substantially equivalent Credit Support to the Credit Support being replaced and none of the Seller or any of its Affiliates shall agree to, and the Buyer and its Affiliates shall not be required to agree to, any material change in the scope or amount of the Credit Support needed in respect of the Contracts underlying such Credit Support.
(d)
Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates shall be required to provide any substitute guarantees or any other form of credit support under any Credit Support.
Article VI

EMPLOYEE MATTERS COVENANTS
6.1
Employee Matters.
(a)
The Seller shall update the Business Employee Census as reasonably requested by the Buyer in writing (but no more frequently than monthly).
(b)
The Buyer shall have the opportunity prior to the Closing, subject to the Seller’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), to meet with all Business Employees to discuss potential employment opportunities with the Buyer, provided that a representative of Seller shall be present at all such meetings. Prior to the Closing, the Buyer shall extend offers of employment, to be effective as of the Closing, to (i) each Business Employee as of immediately prior to the Closing who is subject to a Collective Bargaining Agreement (each, a “Union-Represented Business Employee”) and (ii) each Business Employee who, as of immediately prior to the Closing, is not a Union-Represented Business Employee. Each offer of employment shall include all of the terms and conditions set forth in Section 6.1(d). As of the Closing, the Union-Represented Business Employees shall be employed on the terms and conditions, including wages and benefits, as then in effect under the terms of the applicable Collective Bargaining Agreement (or applicable Law).
(c)
With respect to any Business Employee who is, on the Closing Date, absent as a result of an approved leave due to short-term disability (including a maternity disability) (each, an “Inactive Business Employee”), the Buyer’s offer of employment in accordance with Section 6.1(b) shall (i) be contingent upon (x) such Inactive Business Employee’s return to active duty on or prior to the date that is six months immediately following the Closing Date and (y) the circumstances of such return being such that the Seller would have been required to re-employ or continue to employ such Business Employee in accordance with applicable Law or its applicable policies, practices and procedures in effect on the date hereof, if the transactions contemplated by this Agreement and the Ancillary Agreements had not occurred, and (ii) subject to clause (i) of this sentence, be effective as of the Closing. The Seller shall retain the Liability for the compensation and benefits payable to such Inactive Business Employee until the date his or her employment transfers to the Buyer. In the case of any Inactive Business Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to the Closing or the Closing Date (other than those in Section 3.9(b)) shall be deemed to be references to the date on which such individual becomes a Transferred Employee.
(d)
For a period of twelve (12) months following the Closing (or, if shorter, the period of employment of the applicable Transferred Employee), the Buyer shall, or shall cause one of its Affiliates to, provide to each Transferred Employee who remains employed in good standing with (i) a base salary, wage rate, commission rates (if applicable) and annual cash incentive compensation opportunities, that are, in the aggregate, at least at the same level as in effect for such Transferred Employee as of immediately prior to the Closing (excluding for purposes of this clause (i) any change in control, transaction or retention bonuses and equity-based compensation granted to such Transferred Employee prior to the Closing) and (ii) employee benefits that are substantially similar in the aggregate to those provided to such Transferred Employee as of immediately prior to the Closing.
(e)
Effective as of the Closing, the Seller shall terminate the employment of each Business Employee for all purposes. The Seller shall pay to each Transferred Employee any and all benefits and compensation required by law or the terms of any Employee Plan to be paid to such Transferred Employees through the applicable Transferred Employee’s final date of employment with the Seller (including all base salary or wages accrued but unpaid as of the Closing other than the Assumed PTO), to be paid as soon as administratively practicable after the Closing or as required by applicable Law, but in no event later than thirty (30) business days after the Closing Date. Prior to the Closing, the Seller shall (i) solicit in writing the consent of each non-union Business Employee to rollover to the Buyer or an applicable Affiliate each such non-union Business Employee’s Accrued PTO upon the Closing (the “Non-Union Consents”) and (ii) seek consent under the applicable Collective Bargaining Agreement to rollover to the Buyer or an applicable Affiliate each union Business Employee’s Accrued PTO upon the Closing and for the Buyer or an applicable Affiliate to assume and honor such Transferred Employee’s Accrued PTO (any such consent, a “Union Consent” and together with the Non-Union Consents, the “Accrued PTO Rollover Consents”). If the applicable Accrued PTO Rollover Consents are obtained prior to the Closing, then for each Business Employee who becomes a Transferred Employee, the Buyer or an applicable Affiliate shall assume and honor such Transferred Employee’s Accrued PTO (the Accrued PTO so assumed, the “Assumed PTO”). To the extent that an applicable Accrued PTO Rollover Consent is not obtained prior to the Closing, then the Seller or its applicable Affiliate employing such employee shall pay out to such Transferred Employee his or her Accrued PTO at Closing.
(f)
Any Business Employee who (i) does not accept employment with the Buyer after receiving a timely and qualifying offer of employment or (ii) does not satisfy the Buyer’s random drug testing requirements and background check requirements by reason of any felony conviction, in each case, to the extent conducted in accordance with applicable Law and any applicable Collective Bargaining Agreement(s), shall not become a Transferred Employee, and any and all Liabilities with respect to any Business Employee who does not become a Transferred Employee shall remain the responsibility of the Seller; provided, that the Buyer shall be solely liable for any breach or violation of any applicable Collective Bargaining Agreement in respect of the actions contemplated by this sentence. The Seller and the Buyer intend that the transactions contemplated by this Agreement and the Ancillary Agreements shall not constitute a severance or termination of employment of any Transferred Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of the Seller, and that the Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing.

(g)
The Buyer shall provide Transferred Employees with credit for all service with the Seller and its Affiliates, to the same extent as such service was credited for such purpose by the Seller and its Affiliates and any predecessor employer, under all employee benefit plans, programs, policies and fringe benefits of the Buyer or its applicable Affiliates in which the Transferred Employees become eligible to participate following the Closing for purposes of eligibility, vesting and, solely with respect to severance policies and paid-time-off accrual rates, benefit accrual; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) accrual under any defined benefit pension plan.
(h)
The Buyer shall be solely responsible for all obligations arising under Section 4980B of the Code, including provision of continuation coverage (within the meaning of COBRA), with respect to all Transferred Employees, and their respective eligible spouses and dependents, for whom a “qualifying event” (within the meaning of COBRA) occurs at any time (including qualifying events that occur in connection with the transactions contemplated by this Agreement and the Ancillary Agreements). The Seller shall be solely responsible for all obligations arising under Section 4980B of the Code, including provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees who do not become Transferred Employees, and their respective eligible spouses and dependents, for whom a “qualifying event” (within the meaning of COBRA) occurs at any time (including qualifying events that occur in connection with the transactions contemplated by this Agreement and the Ancillary Agreements).
(i)
The Seller agrees to provide or cause to be provided any required notice under the WARN Act, and otherwise to comply with any applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Business Employees and occurring on or prior to the Closing (including as a result of the transactions contemplated by this Agreement and the Ancillary Agreements and/or any action by the Seller or its Subsidiaries). On the Closing Date, the Seller shall notify the Buyer of any “employment loss” (as defined under the WARN Act) experienced by any Business Employee during the 90-day period prior to such date. The Seller shall be solely responsible for and shall indemnify and hold harmless the Buyer and its Affiliates against any and all claims asserted under the WARN Act (and any similar state or local Laws) relating to any of the Business Employees (other than with respect to such Liabilities in respect of any Transferred Employees arising in connection with events occurring upon or after the Closing).
(j)
As soon as administratively practicable following the Closing Date (and in no event later than ten (10) Business Days after the Closing Date), (i) the Buyer shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) in which each Transferred Employee who is actively employed at the Closing and was a participant in the Employee Plan that is a tax-qualified defined contribution retirement plan with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Seller 401(k) Plan”) shall be eligible to participate, (ii) the Seller shall, or shall cause one of its Affiliates to, distribute the vested account balances under the Seller 401(k) Plan to the Transferred Employees who are participants in the Seller 401(k) Plan and (iii) the Buyer shall, to the extent permitted by the Buyer 401(k) Plan, permit Transferred Employees who receive such distributions to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing participant loans), in the form of cash, in an amount equal to the full account balance distributed to such Transferred Employee from the Seller 401(k) Plan.
(k)
The Buyer and the Seller hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, the Seller, or its applicable Affiliate, shall have employment tax reporting responsibilities for the wages and other compensation it pays to Business Employees and the Buyer, or its applicable Affiliate, shall have employment tax reporting responsibilities for the wages and other compensation it pays to Transferred Employees.
(l)
The Seller shall comply with any and all obligations and requirements under the Collective Bargaining Agreement and other applicable Laws to notify or consult with any union, works council, employee association or other labor organization or body representing any Business Employee, if any, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
(m)
Nothing contained in this Section 6.1(m) or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights in any Business Service Provider or other current or former employee, director, consultant, or independent contractor of the Seller or its Subsidiaries (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Employee Plan (or any dependent or beneficiary thereof)) other than the Parties to this Agreement, (ii) create any right to employment or engagement or continued employment or engagement for any specified period or to a particular term or condition of employment or engagement, or otherwise interfere with the rights of the Seller, the Buyer or any of their respective Affiliates to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Laws), discharge or discipline any Business Service Provider, or change the terms of employment of any Business Service Provider (to the extent permitted by applicable Laws and applicable Collective Bargaining Agreement), or (iii) amend, terminate or otherwise modify any employee benefit plan, program, policy, arrangement or Contract of the Seller, the Buyer or any of their respective Affiliates.
Article VII

TAX MATTERS
7.1
Tax Returns. The Seller shall be responsible for paying any and all Taxes with respect to the Transferred Assets or the Business that become due and payable on or before the Closing Date and shall timely file with the appropriate Governmental Entity any and all Tax Returns required to be filed on or before the Closing Date with respect to such Taxes. The Seller shall prepare such Tax Returns in a manner consistent with the Seller’s past practice, except as required by applicable Law.
7.2
Tax Actions. Neither the Buyer nor its Affiliates shall, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), (A) re-file or amend any Tax Returns with respect to the Transferred Assets or the Business for any

Pre-Closing Tax Period or (B) commence a voluntary disclosure or similar proceeding or initiate contact with any Governmental Entity, in each case, with respect to the Transferred Assets or the Business that would reasonably be expected to result in an assessment or other cost (including any Seller indemnification obligation under this Agreement) for any Pre-Closing Tax Period (unless indemnified by the Buyer).
7.3
Tax Allocation. The Seller shall deliver to the Buyer within 60 days after the final determination of the Final Purchase Price, in accordance with Section 2.6, a proposed allocation of the Final Purchase Price, together with any Assumed Liabilities or other amounts (if any) constituting consideration for applicable Tax purposes, among the Transferred Assets and the Business in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as applicable), and reflecting an allocation of consideration to the Transferred Assets that is equal to their net book value on the Seller’s internal books and records immediately before the Closing, with the remainder allocated to Class VII assets, in each case as set forth in Exhibit H (the “Allocation Schedule”). The Buyer shall notify the Seller in writing within 10 days of receipt of such allocation of any comments, and the Seller shall incorporate any reasonable comments of the Buyer to the extent that they are consistent with the allocation methodology described in the preceding sentence and in the Allocation Schedule. The allocation (including any comments from the Buyer that are received within such 10-day period and that the Seller incorporates in accordance with the preceding sentence) shall be final, conclusive, and binding on the Parties for all applicable Tax purposes and shall apply in connection with the determination of any Transfer Taxes, including the Washington state real estate excise Tax. The Buyer and the Seller acknowledge that the Seller’s rate base includes the Seller Legacy ADIT, regardless of whether or not associated with the Transferred Assets and Assumed Liabilities.
7.4
Cooperation and Exchange of Information. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with (a) Assumed EDIT, and (b) the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Transferred Assets. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are relevant to Assumed EDIT or any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to retain all books and records with respect to Assumed EDIT and Tax matters pertinent to the Transferred Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all agreements entered into with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver or otherwise provide cooperation, documentation or information that is not related to the Transferred Assets, the operation of the Business or the Assumed EDIT or that it considers in good faith to be proprietary or confidential, including any documentation or information relating to any consolidated, combined or unitary Tax Return of the Parties (other than such documentation or information that relates to Assumed EDIT) or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not related to the Business and either Party may make appropriate redactions to documents provided to protect such proprietary or confidential information.

7.5
Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Seller shall economically bear, and be responsible for, all applicable Transfer Taxes. The Seller shall prepare and timely file all Tax Returns with respect to Transfer Taxes and promptly provide a copy of such Tax Returns to the Buyer. The Seller shall timely pay to the applicable Governmental Entity all such Transfer Taxes due with respect to such Tax Returns. The Seller and the Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate in connection with the timely preparation and filing of any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Seller and the Buyer shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 7.5.
7.6
Asset Tax Proration.
(a)
For all purposes of this Agreement, (i) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis, shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand.
(b)
To the extent the actual amount of an Asset Tax is not known at the time of the determination of the Final Closing Assets, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of determining the Final Closing Assets.
Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE
8.1
Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan shall be subject to the satisfaction or where legally permissible waiver in writing as of the Closing of the following conditions:
(a)
Regulatory Approvals. All waiting periods (and any extensions thereof) with respect to the Required Regulatory Approvals, and any commitment to, or agreement with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, or any condition to the effectiveness thereof with respect to, the transactions contemplated by this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan with respect to the Required Regulatory Approvals, shall have expired, been terminated or otherwise satisfied, and all Required Regulatory Approvals shall have been obtained and remain in full force and effect, in each case, without the imposition of a Burdensome Condition (provided, that (x) in the event of a Seller Burdensome Condition or Burdensome Condition applicable to the Seller, such Seller Burdensome Condition or Burdensome Condition applicable to the Seller may be waived for purposes of this Section 8.1(a) solely by the Seller and (y) in the event of a Buyer Burdensome Condition or Burdensome Condition applicable to the Buyer, such Buyer Burdensome Condition or Burdensome Condition applicable to the Buyer may be waived for purposes of this Section 8.1(a) solely by the Buyer).
(b)
No Laws or Orders. There shall not be in effect any Law or Order (in either case, whether temporary, preliminary, or permanent) restraining, enjoining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by this Agreement, any Ancillary Agreement, the Electric Transmission Service and Interconnection Plan or otherwise imposing a Burdensome Condition (provided, that (x) in the event of a Seller Burdensome Condition or Burdensome Condition applicable to the Seller, such Seller Burdensome Condition or Burdensome Condition applicable to the Seller may be waived for purposes of this Section 8.1(b) solely by the Seller and (y) in the event of a Buyer Burdensome Condition or Burdensome Condition applicable to the Buyer, such Buyer Burdensome Condition or Burdensome Condition applicable to the Buyer may be waived for purposes of this Section 8.1(b) solely by the Buyer).
8.2
Conditions to the Buyer’s Obligation to Close. The Buyer’s obligation to effect the transactions contemplated by this Agreement, the Ancillary Agreements, and the Electric Transmission Service and Interconnection Plan shall be subject to the satisfaction or waiver as of the Closing of all of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)
Representations and Warranties. (i) The representations and warranties of the Seller set forth in Article III (other than the Fundamental Seller Representations) shall be true and correct, determined without regard to any qualification as to materiality or “Material Adverse Effect,” at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) the Fundamental Seller Representations shall be true and correct in all respects (other than de minimis inaccuracies), at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, in each case of clauses (i) and (ii) above, representations and warranties that are made as of a particular date shall be true and correct (in the manner set forth above), only as of such date.
(b)
Covenants and Agreements. The covenants and agreements of the Seller set forth in this Agreement and required to be performed on or before the Closing Date shall have been performed and complied with in all material respects.
(c)
Material Adverse Effect. There shall not have occurred a Material Adverse Effect following the date hereof that is continuing.
(d)
Officer’s Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed on behalf of the Seller by an executive officer of the Seller, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
(e)
Insolvency. The Seller is not the subject of a voluntary or involuntary petition for bankruptcy and has not otherwise applied to any court for protection from its creditors.

(f)
Consents. All consents set forth on Section 8.2(f) of the Disclosure Schedule shall have been obtained and remain in full force and effect.
(g)
Electric Transmission Service and Interconnection Plan. All actions and transactions expressly identified in Exhibit G, including entering into and obtaining FERC approval of all contemplated transmission service agreements shall have been completed in all material respects.
(h)
No Wildfire Casualty Event. No Material Wildfire Casualty Event has occurred after the date of this Agreement and is continuing.
(i)
Ancillary Agreements. All Ancillary Agreements shall have been executed and shall be in full force and effect.
8.3
Conditions to the Seller’s Obligation to Close. The Seller’s obligation to effect the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)
Representations and Warranties. (i) The representations and warranties of the Buyer set forth in Article IV (other than those the subject of clause (ii) below) shall be true and correct in all respects, determined without regard to any qualification as to “materiality” or “material adverse effect,” at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except that for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated thereunder; and (ii) the representations and warranties of the Buyer set forth in Section 4.1, Section 4.2, and Section 4.5 shall be true and correct in all respects (other than de minimis inaccuracies), at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, in each case of clauses (i) and (ii) above, that representations and warranties that are made as of a particular date shall be true and correct (in the manner set forth above) only as of such date.
(b)
Covenants and Agreements. The covenants and agreements of the Buyer set forth in this Agreement required to be performed and complied with on or before the Closing Date shall have been performed in all material respects.
(c)
Officer’s Certificate. The Buyer shall have delivered a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an executive officer of the Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
(d)
Ancillary Agreements. All Ancillary Agreements shall have been executed and shall be in full force and effect.

Article IX

TERMINATION
9.1
Termination. This Agreement may be terminated at any time prior to the Closing:
(a)
by mutual written consent of the Seller and the Buyer;
(b)
(i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (B) cannot be or has not been cured by the earlier of (x) thirty (30) days following delivery of written notice of such breach or failure to perform (or three (3) Business Days in connection with any failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder) and (y) the Outside Date and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured by the earlier of (x) thirty (30) days following delivery of written notice of such breach or failure to perform and (y) the Outside Date and (C) has not been waived by the Buyer; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party is then in breach of or has failed to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) if Buyer is the terminating Party, would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, or (B) if Seller is the terminating Party, would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2;
(c)
by either the Seller or the Buyer if the Closing shall not have occurred by the date that is eighteen (18) months following the date hereof (the “Outside Date”); provided, that such date shall be automatically extended for a period of six (6) months in the event that at such date all conditions to the Closing have been satisfied or waived, as applicable, or shall then be capable of being satisfied (other than (x) those conditions that by their nature are to be satisfied at the Closing, each of which is reasonably capable of being satisfied at the Closing, (y) the conditions set forth in Section 8.1(a), or (z) with respect to the Required Regulatory Approvals, the condition set forth in Section 8.1(b)); provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the breach by the Party so requesting termination of any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to the Outside Date;
(d)
(i) by either the Seller or the Buyer in the event that any Governmental Entity shall have issued, entered, enacted or promulgated a Law or Order, or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and the Ancillary Agreements or the Electric Transmission Service and Interconnection Plan and such Law or Order shall have become final and nonappealable (which, for the avoidance of doubt, shall not include any order, decree or ruling with respect to the Holdco Approval) or (ii) by the Buyer in the event that FERC shall have issued an Order or taken any other action prior to the Closing that would impose a Buyer Burdensome Condition on the Buyer with respect to any approval required under Section 203 of the FPA in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and such order, decree or ruling shall have become final and nonappealable;
(e)
by the Buyer in the event that the WUTC shall have issued an Order or taken any other action or failed to take any action prior to the Closing that would impose a Buyer Burdensome Condition on the Buyer as set forth in clauses (b), (c) or (d) of the definition of Buyer Burdensome Condition and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if the breach by the Buyer of its obligations under Section 5.3 shall have been the primary cause of the imposition of such Buyer Burdensome Condition;
(f)
by the Buyer (i) in the event that the Buyer raises a Real Property Objection within three (3) months of the date hereof with respect to any Material Transferred Real Property (other than with respect to a substation) that is not cured by the Seller pursuant to Section 5.21 within sixty (60) days of the Buyer raising such Real Property Objection (the “Initial Title Objection Period”) or (ii) in the event the Buyer raises any other Real Property Objection after the Initial Title Objection Period but prior to the expiration of the Final Title Objection Period that is not cured by the Seller pursuant to Section 5.21 within sixty (60) days of Buyer raising such Real Property Objection;
(g)
by the Seller in the event there has occurred a negative outcome in any of the Seller’s decommissioning proceedings before the WUTC that has resulted, or would reasonably be expected to result, in a Seller Burdensome Condition and such order, decree or ruling shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available if the breach by the Seller of its obligations under Section 5.3 shall have been the primary cause of the imposition of such Seller Burdensome Condition; or
(h)
by the Seller in the event that the Multistate Protocol shall have become final and binding in a manner that has resulted, or would reasonably be expected to result, in a Seller Burdensome Condition and such order, decree or ruling shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(h) shall not be available if the breach by Seller of its obligations under Section 5.3 shall have been the primary cause of the imposition of such Seller Burdensome Condition.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Party.

9.2
Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, other than for Liability for Fraud or Willful Breach of any of such Party’s representations, warranties, covenants or other agreements contained in this Agreement prior to such termination; provided, however, that the provisions of this Section 9.2, Section 9.4 and Article XI (General Provisions) shall survive any termination of this Agreement. The obligations of the Parties under the Confidentiality Agreement shall survive termination of this Agreement.

9.3
Extension; Waiver. The Seller, on the one hand, or the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if permitted under applicable Law and set forth in an instrument in writing signed by the Party granting such extension or waiver.
9.4
Termination Fee.
(a)
Buyer Termination Fee Triggers. In the event this Agreement is terminated as a result of any of the following (each, a “Buyer Termination Fee Trigger”), the Buyer shall pay to the Seller a termination fee in the amount of thirty-five million dollars ($35,000,000) (the “Termination Fee”):
(i)
pursuant to Section 9.1(c) or Section 9.1(d) as a result of either (x) the failure to receive any necessary consents or approvals of applicable Governmental Entities pursuant to any Antitrust Laws or (y) the failure to receive FERC approval (other than in the case of this clause (y), in the event of the imposition of a Burdensome Condition);
(ii)
pursuant to Section 9.1(e);

provided, at the time of such termination, all of the conditions set forth in Section 8.1 (other than, in each case, with respect to (x) FERC, any Antitrust Laws, the Asset Purchase Approval or (y) any other Required Regulatory Approval to the extent that such condition(s) fail to be satisfied as a result of the imposition of a Buyer Burdensome Condition on the Buyer as set forth in clauses (b), (c) or (d) of the definition of Buyer Burdensome Condition) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is reasonably capable of being satisfied at the Closing); or

(iii)
pursuant to Section 9.1(f)(ii).
(b)
Seller Termination Fee Triggers. In the event this Agreement is terminated as a result of any of the following (each, a “Seller Termination Fee Trigger”), the Seller shall pay to the Buyer the Termination Fee:
(i)
pursuant to Section 9.1(c) or Section 9.1(d)(i) as a result of the failure to receive any necessary consents or approvals of IPUC, UPSC, WPSC, WUTC or OPUC (other than (x) the Holdco Approval or the Asset Purchase Approval or (y) in the event of the imposition of a Burdensome Condition (including any Buyer Burdensome Condition that has not been waived) with respect to such consents or approvals);
(ii)
pursuant to Section 9.1(g); or
(iii)
pursuant to Section 9.1(h);

provided, that at the time of such termination, all of the conditions set forth in Section 8.1 (including the Holdco Approval and the Asset Purchase Approval, but other than, in each case, with respect to IPUC, UPSC, WPSC, WUTC or OPUC (other than the Holdco Approval and the Asset Purchase Approval)) and Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is reasonably capable of being satisfied at the Closing).

(c)
Payment Mechanics. The Termination Fee shall be payable in immediately available funds within five Business Days after the occurrence of the applicable trigger event requiring payment. The Parties acknowledge that the Termination Fee is not a penalty but is intended to compensate the non‑breaching Party for the time, effort and resources expended in connection with the transactions contemplated hereby and by the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated under circumstances in which the Buyer or the Seller is obligated to pay the Termination Fee under Section 9.4(a) or Section 9.4(b), as applicable, subject to the payment of the Termination Fee, none of the Seller, the Buyer or the Financing Sources shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, and payment of the Termination Fee shall be the sole and exclusive remedy (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) of the Termination Fee Recipient and its Nonparty Affiliates for any action, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by such Party or any other Person in connection with this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, including for the failure of the Closing to occur for any reason, or any matter forming the basis for such termination, and the Termination Fee Recipient shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). In no event shall any Party be required to pay the Termination Fee more than once.
(d)
Burdensome Condition. For the avoidance of doubt, neither Party shall be required to take any action that would constitute a Burdensome Condition, the Seller shall not be required to take any action that constitute a Seller Burdensome Condition, and the Buyer shall not be required to take any action that would constitute a Buyer Burdensome Condition.
(e)
Nothing in this Section 9.4 shall restrict the entitlement of a Party to seek and obtain specific performance as and to the extent permitted by Section 11.13.
Article X

INDEMNIFICATION
10.1
No Survival of Representations, Warranties and Covenants; Representations and Warranties Insurance.
(a)
None of the representations or warranties in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. None of the covenants and agreements of the Seller and the Buyer contained in this

Agreement or any Ancillary Agreement shall survive the Closing, except for those covenants and agreements that expressly by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect in accordance with their terms.
(b)
The Buyer may, at its sole cost, obtain a buyer‑side representations and warranties insurance policy that includes a customary waiver of subrogation against the Seller and its Representatives, except in the case of Fraud (the “R&W Policy”). Except for Fraud and in respect of Excluded Liabilities, the Buyer’s sole and exclusive monetary remedy for any breach of the Seller’s representations and warranties shall be under the R&W Policy.
10.2
Indemnification for Excluded Liabilities and Assumed Liabilities.
(a)
From and after the Closing, the Seller shall indemnify, reimburse, defend and hold the Buyer, its Affiliates, and its and their respective directors, officers and employees each in their capacity as such (the “Buyer Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Excluded Liabilities. The Seller’s obligations to indemnify the Buyer Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Buyer Indemnified Parties for such Losses (net of Buyer’s and its Affiliates’ reasonable costs of recovery thereof); provided, however, for the avoidance of doubt: (i) the Seller shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Buyer Indemnified Parties for such Losses; (ii) the Buyer Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (iii) any insurance proceeds paid to the applicable Buyer Indemnified Parties for any such defense, indemnification, or settlement costs for such Losses, to the extent previously paid by Seller, shall promptly be remitted to the Seller.
(b)
From and after the Closing, the Buyer shall indemnify, reimburse, defend, and hold the Seller, its Affiliates, and its and their respective directors, officers and employees each in their capacity as such (the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Assumed Liabilities. The Buyer’s obligations to indemnify the Seller Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Seller Indemnified Parties for such Losses (net of the Seller’s and its Affiliates’ reasonable costs of recovery thereof); provided, however, for the avoidance of doubt: (A) the Buyer shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Seller Indemnified Parties for such Losses; (B) Seller Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (C) any insurance proceeds paid to the applicable Seller Indemnified Parties for any such defense, indemnification; or settlement costs for such Losses, to the extent previously paid by Buyer, shall promptly be remitted to the Buyer.
(c)
Each Indemnified Party shall use its reasonable best efforts to mitigate any Loss indemnifiable pursuant to this Section 10.2.

(d)
Except with respect to (i) claims for injunctive relief, specific performance, or other similar equitable remedies pursuant to Section 11.3, (ii) claims related to any breach of or failure to perform any covenant or agreement set forth in this Agreement, which by its express terms are required to be performed after the Closing; (iii) claims under (and pursuant to the terms of) the Ancillary Agreements; and (iv) claims for Fraud (the foregoing, collectively, “Excluded Claims”), following the Closing, indemnification pursuant to this Section 10.2 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) for any Losses related to or arising from the Excluded Liabilities or the Assumed Liabilities, and none of the Buyer or the Seller will have any other rights or remedies in connection therewith, whether based on contract, tort, strict liability, other Laws or otherwise.
(e)
Except for Excluded Claims and claims for indemnification pursuant to this Section 10.2, from and after the Closing, (i) the Buyer releases, remises, and forever discharges Seller and all Seller Indemnified Parties and (ii) the Seller releases, remises, and forever discharges Buyer and all Buyer Indemnified Parties, in each case, from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, might now or subsequently may have, based on, relating to, or arising out of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements, including the ownership, use or operation of the Transferred Assets prior to the Closing, or the condition, quality, status, or nature of the Transferred Assets prior to the Closing.
(f)
The indemnities set forth in this Section 10.2 shall survive the Closing without time limit.
(g)
The Parties hereby acknowledge and agree that any indemnification payments made pursuant to this Section 10.2 shall be treated for Tax purposes as an adjustment to the Final Purchase Price to the maximum extent permitted by applicable Law.
(h)
Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must solely be asserted by and through the Seller or Buyer, as applicable.
Article XI

GENERAL PROVISIONS
11.1
Interpretation; Absence of Presumption.
(a)
The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III, and the disclosures in any section or subsection of the Disclosure Schedules qualify other sections and subsections in Article III only to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement.
(b)
For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”); (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) the Seller and the Buyer have each participated in the negotiation and drafting of this Agreement, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities; (xii) any reference to “days” means calendar days unless Business Days are expressly specified and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof and this Agreement; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; (xvii) the phrases “provided”, “delivered”, or “made available” or words of similar import, when used in this Agreement, shall mean that any such document, information or other materials has been posted in the “data room” (virtual) hosted on Firmex and established by the Seller or its Representatives and to which the Buyer and its Representatives have had access at least 24 hours prior to the date of this Agreement; (xviii) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require; and (xix) the words “true,” “correct,” “complete,” “accurate” and other words of similar import shall be deemed to refer to “true, correct and complete” regardless of which word or combination of words are used.
11.2
Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3
Governing Law; Jurisdiction and Forum.
(a)
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby and by the Ancillary Agreements shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction; provided, that each of the parties agrees that, except as expressly provided in the Debt Commitment Letter and notwithstanding anything in this Agreement to the contrary, all Actions or claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way arising out of or related to this Agreement, the Debt Financing, the Debt Commitment Letter, the transactions contemplated hereby or thereby or the performance of services thereunder or the commitments of such Financing Sources or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.
(b)
Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) in connection with any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that a final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 11.10. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree (i) that any Action of any kind or description, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources or arising out of, or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the transactions contemplated hereby or thereby or the performance of services thereunder or the commitments of such Financing Sources or in respect of any oral representations made or alleged to be made in connection herewith or therewith will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses, if any, provided in the Debt Commitment Letter will be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, and (v) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)
Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.3. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 11.3 will not be fully enforced in all instances.
11.4
Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY(INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OR SERVICES THEREUNDER OR THE COMMITMENTS OF SUCH FINANCING SOURCE OR IN RESPECT OF ANY ORAL REPRESENTATIONS MADE OR ALLEGED TO BE MADE IN CONNECTION HEREWITH OR THEREWITH) OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.
11.5
Entire Agreement. This Agreement, together with the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan, the Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement.
11.6
No Third Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof, it being agreed that the Financing Sources shall be third-party beneficiaries of the Financing Source Protective Provisions, and shall have the right to enforce their rights hereunder and thereunder, to the extent applicable to such Financing Sources. Except as set forth in the immediately preceding sentence, this Agreement shall not provide third parties with any remedy, claim, Liability, reimbursement, cause of Action or other right in excess of those existing without reference to the terms of this Agreement.
11.7
Expenses. Except as otherwise expressly provided in this Agreement, each Party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, and by the Ancillary Agreements, including the fees and expenses of its own counsel, accountants and other experts; provided, for the avoidance of doubt, (i) the costs, premiums, commissions, broker compensation, fees, expenses and Taxes associated with the R&W Policy shall be borne by the Buyer and (ii) the Buyer and the Seller shall each bear 50% of the costs of PricewaterhouseCoopers’ preparation of the Carve‑Out Financials and Quality of Earnings Report (and, to the extent such costs referenced in this clause (ii) borne by the Buyer remain unpaid as of the Closing, the Buyer shall promptly reimburse the Seller for 50% of the same).
11.8
No Setoff. Unless otherwise provided herein to the contrary, all payments to be made under this Agreement shall be made at the time and in the amounts provided for in this Agreement without set-off or deduction.
11.9
Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (i) upon delivery if delivered by hand, (ii) if by email, at the time of transmission (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), (iii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second Business Day following the date of dispatch) or (iv) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:
(a)
If to the Seller:

PacifiCorp
825 N.E. Multnomah Street

Portland, Oregon 97232

Attention: Karen Kruse

Email: Karen.Kruse@pacificorp.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention: Andrew Kaplan; Christopher Lang

E-mail: akaplan@gibsondunn.com; clang@gibsondunn.com

(b)
If to the Buyer:

Gem Sub LLC

121 SW Salmon Street

Portland, Oregon 97204

Attention: Angelica Espinosa

Email: angelica.espinosa@pgn.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson; Michael E. Sullivan
Email: Ryan.Maierson@lw.com; Michael.Sullivan@lw.com

(c)
If to Buyer Parent:

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

Attention: Angelica Espinosa

Email: angelica.espinosa@pgn.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson; Michael E. Sullivan

Email: Ryan.Maierson@lw.com; Michael.Sullivan@lw.com

11.10
Successors and Assigns. Neither Party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party (other than as expressly permitted pursuant to this Section 11.10); provided, however, that the Buyer may, without the prior written consent of the Seller, (a) assign this Agreement or any or all of its rights, interests and benefits hereunder and delegate the performance of any or all of its obligations hereunder, in each case, to an any of its Affiliates, including any newly formed holding company and/or Subsidiary formed for the purpose of acquiring or operating the Business directly or through Buyer, or through a merger or conversion of Buyer to change its corporate form or tax status; and (b) the Buyer and its Affiliates shall be permitted to collaterally assign their rights under this Agreement to any Financing Source pursuant to the terms of the Debt Financing for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that (x) no assignment in the case of either the foregoing clause (a) or the foregoing clause (b) shall relieve the assigning party of any of its obligations hereunder and Buyer Parent shall remain jointly and severally liable with any assignee for the performance of all obligations hereunder, (y) no assignment (including any change in legal form or tax status) shall increase any obligation, liability or burden of the Seller or diminish any right or remedy of the Seller hereunder or under any Ancillary Agreement, or require any consent, approval or other action of the Seller or any third party not otherwise contemplated by this Agreement, and (z) no assignment shall be permitted in the event that such assignment would reasonably be expected to materially delay, impede or impair receipt of any Required Regulatory Approval; and, for the avoidance of doubt, nothing in this Section 11.10 shall limit or impair the obligations of Buyer Parent under Section 11.20. For the avoidance of doubt, the election of Buyer to be treated as a taxable entity, including any conversion to a taxable corporation shall not be considered an assignment hereunder. Any purported assignment or delegation in violation of the foregoing shall be null and void. Any exercise of remedies by any Financing Source with respect to any collateral assignment under this Section 11.10 shall be subject to Section 11.19 and Section 11.21. Any assignment of this Agreement permitted under this Section 11.10 shall be effective automatically without the need for any further action under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each Party and any reference in this Agreement to a Party shall include such Party’s permitted successors and assigns.
11.11
Amendments and Waivers. This Agreement may not be modified, amended or supplemented except by an instrument or instruments in writing signed by the Seller and the Buyer; provided that none of the Financing Source Protective Provisions may be modified, amended or supplemented in a manner that is material to the Financing Sources without the consent of the Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement. Any failure of the Seller or the Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Seller, in the event of any such failure by the Buyer, or by the Buyer, in the event of any such failure by the Seller; provided that none of the Financing Source Protective Provisions may be waived in a manner that is material to the Financing Sources without the consent of the Financing Sources party to the Debt Commitment Letter that have consent rights over waivers to this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement, whether intentional or not, shall not be construed as a waiver of any subsequent breach or any other provision or affect in any way any rights by virtue of any prior or subsequent such breach.
11.12
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby and by the Ancillary Agreements is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the Ancillary Agreements be consummated as originally contemplated to the fullest extent possible.
11.13
Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been terminated in accordance with Article IX, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause the Buyer and the Seller to consummate the transactions contemplated hereunder), in addition to any other remedy to which they are entitled in Law or in equity. Each

Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or Order of specific performance. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order or injunction. The Parties further agree that nothing set forth in this Section 11.13 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination in accordance therewith).
11.14
No Admission. Nothing herein shall be deemed an admission by the Seller or any of its Affiliates, in any Action or investigation involving a third party, that the Seller or such Affiliate or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.
11.15
Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement, the Ancillary Agreements and the Electric Transmission Service and Interconnection Plan and give effect to the transactions contemplated hereby and thereby.
11.16
Counterparts. This Agreement may be executed in multiple counterparts, and any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, by .pdf, .tif or similar attachment to email or by electronic signature (including DocuSign and AdobeSign) shall be as effective as delivery of a manually executed counterpart of this Agreement. No Party will raise the use of a facsimile machine or e-mail delivery of a .pdf, .tif or similar format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a .pdf, .tif or similar format data file as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
11.17
No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledge that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
11.18
Non-Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Seller and the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.

The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Business and other information that they have requested in connection with their investigation of the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby and by the Ancillary Agreements. Neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the Business, except as expressly set forth in this Agreement, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in this Agreement and the Ancillary Agreements. Neither the Seller or any of its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither the Seller, its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the Transferred Assets. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business and the Transferred Assets on an “as is” and “where is” basis, except as expressly set forth in Article III. Nothing in this Section 11.18 is intended to modify or limit any of the representations or warranties of the Seller set forth in Article III.
11.19
Financing Sources. Notwithstanding anything herein to the contrary, no Financing Source shall have any liability of any kind or description whether in law or in equity, whether in tort, contract or otherwise, to the Seller or its Affiliates based on, in respect of, or by reason of, this Agreement, the Debt Financing, the Debt Commitment Letter, the transactions contemplated hereby or thereby or the performance or services thereunder or the commitments of such Financing Source or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event shall the Seller, and the Seller agrees not to and to cause each of its Affiliates not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source in connection with this Agreement or (ii) seek to enforce the commitments against, make any claims for breach of the commitments of such Financing Source against, or seek to recover monetary damages from, or otherwise sue, such Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance or services thereunder or the commitments of such Financing Source or the obligations of such Financing Source thereunder. Nothing in this Section 11.19 shall affect the rights of the Buyer or its Affiliates, or the obligations of any Financing Source, under the Debt Commitment Letter and the Debt Financing Definitive Agreements.

11.20
Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of the Seller’s execution and delivery of this Agreement and the Seller’s agreement to perform the transactions contemplated hereby and by the Ancillary Agreements, and as a material inducement to such execution, delivery and performance, Buyer Parent hereby absolutely and fully guarantees the full payment and performance of all obligations of the Buyer under this Agreement and each other Ancillary Agreement as and when due on or prior to the Closing or following the earlier termination of this Agreement in accordance with the terms of this Agreement (the “Guaranteed Obligations”). Buyer Parent agrees that no waiver or extension, in whole or in part, of the time for performance by the Seller of any of its obligations under this Agreement or any other Ancillary Agreement, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any other Ancillary Agreement shall affect, impair or discharge, in whole or in part, the liability of Buyer Parent hereunder for the full and prompt performance of the Guaranteed Obligations of the Buyer under this Agreement or any other Ancillary Agreement. The obligations of Buyer Parent under this Section 11.20 are primary, shall be enforceable against Buyer Parent to the same extent as if Buyer Parent were the primary obligor (and not merely a surety), and are a guarantee of payment and not of collectability. It shall not be necessary for the Seller (and Buyer Parent hereby waives any rights that Buyer Parent may have to require the Seller), in order to enforce the obligations of the Buyer or, after the Closing, the Business hereunder, first to (a) institute suit or exhaust its remedies against any other Person; (b) join the Buyer, Buyer Parent or any other Person in any action seeking to enforce any such agreement; or (c) resort to any other means of obtaining payment from or enforcement of the payment obligations of the Buyer. Buyer Parent hereby agrees that its obligations under this Section 11.20 shall not be released, diminished, impaired, reduced or adversely affected by (i) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure, ownership or organization of the Buyer or (ii) the adequacy of any other means the Seller may have of obtaining payment related to the Guaranteed Obligations. Upon the Closing and the payment of the Estimated Purchase Price in full in accordance with Section 2.5, the obligations of Buyer Parent under this Section 11.20 shall terminate and be of no further force or effect.
11.21
No Recourse. Except as set forth in the Confidentiality Agreement or Section 11.20, this Agreement may only be enforced against, and any claim, Action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties (each, a “Contracting Party”) and then only with respect to the specific obligations set forth herein with respect to such Party, and no past, present or future incorporator, manager, partner, direct or indirect investors, Affiliate or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns other than Buyer Parent, or if formed, its new holding company and their respective Subsidiaries (collectively, “Nonparty Affiliates”), shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Without limiting the foregoing, to the maximum extent permitted by Law, (a) with respect to disputes under or arising out of this Agreement, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Each of the Nonparty Affiliates is an intended third-party beneficiary of this Section 11.21. Notwithstanding anything to the contrary set forth herein, nothing in this Section 11.21 or elsewhere herein shall limit the rights or remedies in the case of Fraud.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

PACIFICORP

By: /s/ Darin Carroll_______________
 Name: Darin Carroll____________
Title: CEO, PacifiCorp

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

GEM SUB LLC

By: /s/ Angelica Espinosa____________
 Name: Angelica Espinosa____
Title: Authorized Person

PORTLAND GENERAL ELECTRIC COMPANY

By: /s/ Maria Pope__________________
 Name: Maria Pope______________
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]